     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 1999


                                                      REGISTRATION NO. 333-79077
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                PACKETEER, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 7373                                77-0420107
       (STATE OF INCORPORATION)             (PRIMARY STANDARD INDUSTRIAL            (INTERNAL REVENUE SERVICE
                                            CLASSIFICATION CODE NUMBER)          EMPLOYER IDENTIFICATION NUMBER)

                           10495 N. DE ANZA BOULEVARD
                          CUPERTINO, CALIFORNIA 95014
                                 (408) 873-4400
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF THE
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                CRAIG W. ELLIOTT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                PACKETEER, INC.
                           10495 N. DE ANZA BOULEVARD
                          CUPERTINO, CALIFORNIA 95014
                                 (408) 873-4400
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                   WARREN T. LAZAROW                                            NEIL WOLFF
                     ARMANDO CASTRO                                           YOICHIRO TAKU
                   VAHE H. SARRAFIAN                                           JOHN SASAKI
                  ELIZABETH A. R. YEE                                WILSON SONSINI GOODRICH & ROSATI
            BROBECK, PHLEGER & HARRISON LLP                              PROFESSIONAL CORPORATION
                 TWO EMBARCADERO PLACE                                      650 PAGE MILL ROAD
                     2200 GENG ROAD                                    PALO ALTO, CALIFORNIA 94304
              PALO ALTO, CALIFORNIA 94303                                     (650) 493-9300
                     (650) 424-0160

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 21, 1999


                                      LOGO

                                4,000,000 SHARES

                                  COMMON STOCK

     Packeteer, Inc. is offering 4,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. The shares being sold in the offering have been approved for quotation on the Nasdaq National Market under the symbol "PKTR." We anticipate that the initial public offering price will be between $10 and $12 per share.


                         ------------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                         ------------------------------

                                                              PER SHARE      TOTAL
                                                              ----------    --------
Public Offering Price.......................................  $             $
Underwriting Discounts and Commissions......................  $             $
Total Proceeds to Packeteer.................................  $             $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Packeteer has granted the underwriters a 30-day option to purchase up to 600,000 additional shares of our common stock. BancBoston Robertson Stephens Inc. expects to deliver the shares of common stock to purchasers on
             , 1999.

                         ------------------------------

BANCBOSTON ROBERTSON STEPHENS
                         BEAR, STEARNS & CO. INC.

                                             DAIN RAUSCHER WESSELS
                                        A DIVISION OF DAIN RAUSCHER INCORPORATED

              The date of this prospectus is              , 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 21, 1999


                                      LOGO

                                4,000,000 SHARES

                                  COMMON STOCK

     Packeteer, Inc. is offering 4,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. The shares being sold in the offering have been approved for quotation on the Nasdaq National Market under the symbol "PKTR." We anticipate that the initial public offering price will be between $10 and $12 per share.


                         ------------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                         ------------------------------

                                                              PER SHARE      TOTAL
                                                              ----------    --------
Public Offering Price.......................................  $             $
Underwriting Discounts and Commissions......................  $             $
Total Proceeds to Packeteer.................................  $             $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Packeteer has granted the underwriters a 30-day option to purchase up to 600,000 additional shares of our common stock. BancBoston Robertson Stephens Inc. expects to deliver the shares of common stock to purchasers on
             , 1999.

                         ------------------------------

BANCBOSTON ROBERTSON STEPHENS INTERNATIONAL LIMITED
                      BEAR, STEARNS INTERNATIONAL LIMITED
                                                           DAIN RAUSCHER WESSELS
                                                  A DIVISION OF DAIN RAUSCHER
                                  INCORPORATED

              The date of this prospectus is              , 1999.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

     UNTIL              , 1999, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                         ------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    4
Use of Proceeds.............................................   16
Dividend Policy.............................................   16
Capitalization..............................................   17
Dilution....................................................   18
Selected Consolidated Financial Data........................   19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   20
Business....................................................   31
Management..................................................   49
Certain Transactions........................................   59
Principal Stockholders......................................   60
Description of Capital Stock................................   62
Shares Eligible for Future Sale.............................   66
Underwriting................................................   68
Legal Matters...............................................   70
Experts.....................................................   70
Where You Can Find More Information.........................   71
Index to Consolidated Financial Statements..................  F-1

                         ------------------------------

     Packeteer, PacketShaper, PacketWise and our spiral design logo are trademarks of Packeteer. This prospectus also contains other trade names, trademarks of Packeteer and of other companies.

                               PROSPECTUS SUMMARY

     You should read this summary together with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and related notes to financial statements appearing elsewhere in this prospectus. Because this is only a summary, you should read the rest of the prospectus before you invest in our common stock. Read this entire prospectus carefully, especially the risks described under "Risk Factors."

     Unless otherwise indicated, the information in this prospectus assumes the automatic conversion of each outstanding share of preferred stock into one share of common stock and no exercise of the underwriter's option to purchase additional shares.

                                PACKETEER, INC.


     Packeteer is a provider of network software products that enhance mission-critical application performance over enterprise wide area networks and the Internet. An enterprise wide area network, or WAN, is a computer communications network that extends beyond a single location or office. Our application-adaptive bandwidth management solutions give businesses and service providers control of bandwidth at congested WAN access links, the slow-speed bottlenecks that connect high-speed local area networks, or LANs, with wide area backbone networks. Our bandwidth management solutions are application-adaptive because they allow network managers to identify different applications at the WAN access link and to control the bandwidth allocated to each of these applications, enabling them to protect the performance of their most critical applications.


     We deliver comprehensive application-adaptive bandwidth management by discovering and classifying network traffic, analyzing application and network performance, controlling traffic flows and reporting on performance. These four steps are accomplished through our PacketWise software which is embedded in our PacketShaper family of products and in the networking products of our technology partners. Our PacketShaper product family consists of hardware platforms based on Intel compatible microprocessor technologies. Installing a PacketShaper imposes no changes to the existing network's equipment, configuration or software.

     Today, both the Internet and its underlying protocols have grown to positions of prominence in enterprise networking. From its origins as a network connecting academic and government institutions, the Internet has evolved into an interactive communications and commerce platform supporting businesses' daily operations. Electronic commerce extends the confines of the enterprise network across the Internet, making application performance difficult to ensure.

     The rapid emergence of Internet computing has created new challenges for information technology managers. Enterprise users access graphics-intensive web sites, download large files, view streaming media presentations, monitor news and stock quotes and access other non-critical information over the Internet. In enterprise networks that are overwhelmed by increasing amounts of both non-critical and mission-critical traffic, unmanaged congestion at the WAN access link undermines application performance and can result in impaired productivity and lost revenues. Businesses and service providers require bandwidth management solutions to enhance mission-critical application performance, increase network efficiency and enable the convergence of data, voice and video traffic.

     Our application-adaptive bandwidth management solutions enable businesses and service providers to realize the following key benefits:

     - Gain Network Performance Visibility and Insight. We provide valuable historical and real-time information about application performance and network utilization.

     - Ensure Bandwidth to Mission-Critical Applications. Our policy-based bandwidth allocation protects bandwidth for mission-critical applications from less critical traffic.

     - Simplify Deployment. Our solutions require no changes to the existing network infrastructure, install easily and automatically start to discover, classify and analyze network traffic.


     - Enable Interactive Services. We deliver smooth and predictable performance of delay-sensitive multimedia services that require guaranteed bandwidth, such as voice calls over networks based on Internet Protocol and real-time video.


     - Increase Network Efficiency. We improve network efficiency and help delay expensive capacity upgrades by managing non-critical traffic and smoothing the variability in bandwidth utilization.

     - Facilitate E-Commerce. Our solutions optimize response times for critical e-commerce sites such as online retailing or banking by automatically redirecting users with slower network connections to less graphics-intensive web pages.

     Our objective is to be the leading provider of application-adaptive bandwidth management solutions to businesses and service providers. We believe we have established a differentiated market position based on our comprehensive solution that provides the elements for effective bandwidth management, early market leadership and brand awareness. We intend to continue to direct our development and sales and marketing efforts toward addressing the bandwidth management needs of the Internet computing market. We plan to expand our presence in the service provider market by providing solutions that enable service providers to offer higher value-added application-based services. We intend to continue to build our indirect channel and develop additional technology partnerships to enable the worldwide deployment of our technology. Finally, we plan to extend our bandwidth management technology leadership to increase the performance, functionality and modularity of our existing bandwidth management solutions and to develop new leading-edge technologies for emerging markets.

     We have shipped over 2,800 PacketShapers to date and have established a network of over 100 value-added resellers, or VARs, distributors and systems integrators that sell our solutions in over 50 countries. In addition, we have business partners who license our PacketWise software for integration into their networking products and other partners such as Lucent Technologies, Inc., who resell our PacketWise-enabled platforms under their private labels.

     We were incorporated in Delaware on January 25, 1996. Our principal executive offices are located at 10495 North De Anza Boulevard, Cupertino, California 95014, and our telephone number at that address is (408) 873-4400. Information contained on our web site at www.packeteer.com does not constitute part of this prospectus.

                                  THE OFFERING

Common stock offered by Packeteer........      4,000,000 shares
Common stock to be outstanding after this
offering.................................     26,153,884 shares
Use of proceeds..........................     General corporate purposes
                                              including working capital,
                                              repayment of $2.5 million of
                                              indebtedness and potential
                                              acquisitions. See "Use of
                                              Proceeds."

Nasdaq National Market Symbol............     PKTR


     The number of shares of common stock to be outstanding after this offering is based upon shares outstanding as of June 30, 1999. This number excludes, as of June 30, 1999, 1,833,167 shares of common stock reserved for issuance under our equity plans and 2,936,377 shares of common stock issuable upon exercise of outstanding stock options and warrants.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The as adjusted consolidated balance sheets data summarized below reflects the conversion of our preferred stock into 12,391,001 shares of common stock upon the completion of this offering and the application of the net proceeds from the sale of 4,000,000 shares of common stock offered hereby at an assumed offering price of $11.00 per share and after deducting the underwriting discounts and commissions and our estimated offering expenses. Please see Note 1 of Notes to Consolidated Financial Statements for an explanation of the number of shares used in computing per share data.

                                                                             YEARS ENDED         SIX MONTHS
                                                         JAN. 25, 1996      DECEMBER 31,       ENDED JUNE 30,
                                                         (INCEPTION) TO   -----------------   -----------------
                                                         DEC. 31, 1996     1997      1998      1998      1999
                                                         --------------   -------   -------   -------   -------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Total net revenues.....................................     $    --       $ 1,413   $ 7,230   $ 2,917   $ 7,080
Gross profit...........................................          --           956     4,844     1,847     5,153
Total operating expenses...............................       1,312         7,076    13,932     5,611    10,082
Net loss from operations...............................      (1,312)       (6,120)   (9,088)   (3,764)   (5,649)
Net loss...............................................     $(1,237)      $(5,909)  $(8,799)  $(3,629)  $(5,723)
Basic and diluted net loss per share...................     $ (1.28)      $ (1.82)  $ (1.54)  $ (0.72)  $ (0.76)
Shares used in computing basic and diluted net loss per
  share................................................         965         3,253     5,709     5,064     7,565
Pro forma basic and diluted net loss per share.........                             $ (0.49)            $ (0.29)
Shares used in computing pro forma basic and diluted
  net loss per share...................................                              18,100              19,956

                                                                  JUNE 30, 1999
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
CONSOLIDATED BALANCE SHEETS DATA:
Cash, cash equivalents and short-term investments...........  $ 7,774      $47,644
Working capital.............................................    1,786       41,656
Total assets................................................   11,430       51,300
Long-term obligations.......................................    2,498        2,498
Total stockholders' equity..................................      327       40,197

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

OUR LIMITED OPERATING HISTORY AND THE RAPIDLY EVOLVING MARKET WE SERVE MAKES EVALUATING OUR BUSINESS PROSPECTS DIFFICULT

     We were incorporated in January 1996 and began shipping our products commercially in February 1997. Because of our limited operating history and the uncertain nature of the rapidly changing market that we serve, we believe the prediction of future results of operations is difficult. As an investor in our common stock, you should consider the risks and difficulties that we face as an early stage company in a new and rapidly evolving market. Some of the specific risks we face include our ability to:

     - execute our sales and marketing strategy;

     - maintain current and develop new relationships with key VARs, distributors, systems integrators and original equipment manufacturers, or OEMs; and

     - expand our domestic and international sales efforts.

WE HAVE A HISTORY OF LOSSES, EXPECT OUR EXPENDITURES TO INCREASE AND OUR LOSSES TO CONTINUE, AND MAY NEVER ACHIEVE PROFITABILITY

     We have incurred losses since we commenced operations in 1996 and may never achieve profitability. Furthermore, we currently expect that our operating expenditures will continue to increase significantly and we may not generate a sufficient level of revenues to offset these expenditures or be able to adjust spending in a timely manner to respond to any unanticipated decline in revenues. We incurred net losses of $1.2 million in 1996, $5.9 million in 1997, $8.8 million in 1998 and $5.7 million for the six months ended June 30, 1999. As of June 30, 1999, we had an accumulated deficit of $21.7 million. Although our revenues have grown in recent quarters, we cannot be certain when or if we will realize sufficient revenues to achieve profitability. If revenues grow slower than we anticipate or if operating expenditures exceed our expectations or cannot be adjusted accordingly, we may continue to experience significant losses on a quarterly and annual basis. Even if we achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future.

OUR FUTURE OPERATING RESULTS MAY NOT MEET ANALYSTS' EXPECTATIONS AND MAY FLUCTUATE SIGNIFICANTLY, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE

     We believe that period-to-period comparisons of our operating results cannot be relied upon as an indicator of our future performance. Our operating results may be below the expectations of public market analysts or investors in some future quarter. If this occurs, the price of our common stock would likely decrease. Our operating results are likely to fluctuate significantly in the future on both a quarterly and an annual basis due to a number of factors, many of which are outside our control. Factors that could cause our operating results to fluctuate include variations in:

     - the mix of products we sell;

     - the mix of channels through which those products are sold;

     - the average selling prices of our products;

     - the timing and size of orders and shipments of our products;

     - the amount and timing of revenues from OEMs; and

     - the amount and timing of our operating expenses.

     In the past, we have experienced fluctuations in operating results. For example, gross margin decreased from 69.6% for the three months ended December 31, 1997 to 61.8% for the three months ended March 31, 1998, primarily due to variations in the mix of products sold and variations in channels through which products were sold. Research and development expenses have fluctuated due to increased prototype expenses and consulting fees related to the launch of new products, increased personnel expenses and costs associated with a facilities move. Sales and marketing expenses have fluctuated due to increased personnel expenses, expenditures related to trade shows and the launch of new products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our annual and quarterly operating results.

OUR RELIANCE ON SALES OF OUR PRODUCTS BY OTHERS MAKES IT DIFFICULT TO PREDICT OUR REVENUES AND RESULTS OF OPERATIONS

     The timing of our revenues is difficult to predict because of our reliance on indirect sales channels and the variability of our sales cycle. The length of our sales cycle for sales through our indirect channel partners to our end users may vary substantially depending upon the size of the order and the distribution channel through which our products are sold. We expect to have difficulties in predicting revenues from OEMs because we are unable to forecast unit sales of their products which incorporate our technology. Sales from our VARs and systems integrators to end users typically take three to four months to complete. We are dependent on timely and accurate inventory information from our indirect channel partners to enable us to establish channel inventory reserves for indirect channel partners whose inventory exceeds normal stocking levels. If this inventory information is not timely or accurate, we could experience increased levels of sales returns or unforecasted fluctuations in future revenue.

     If revenues forecasted in a particular quarter do not occur in that quarter, our operating results for that quarter could be adversely affected. Furthermore, because our expense levels are based on our expectations as to future revenue and to a large extent are fixed in the short term, a substantial reduction or delay in sales of our products or the loss of any significant indirect channel partner could harm our business.

IF THE BANDWIDTH MANAGEMENT SOLUTIONS MARKET FAILS TO GROW, OUR BUSINESS WILL
FAIL

     The market for bandwidth management solutions is in an early stage of development and its success is not guaranteed. Therefore, we cannot accurately assess the size of the market, the products needed to address the market, the optimal distribution strategy, or the competitive environment that will develop. In order for us to be successful, our potential customers must recognize the value of more sophisticated bandwidth management solutions, decide to invest in the management of their networks and the performance of important business software applications and, in particular, adopt our bandwidth management solutions. The growth of the bandwidth management solutions market also depends upon a number of factors, including the availability of inexpensive bandwidth, especially in international markets, and the growth of wide area networks.

IF WE ARE UNABLE TO DEVELOP AND MAINTAIN STRONG PARTNERING RELATIONSHIPS WITH OUR INDIRECT CHANNEL PARTNERS, OR IF THEIR SALES EFFORTS ON OUR BEHALF ARE NOT SUCCESSFUL, OUR SALES MAY SUFFER AND OUR REVENUES MAY NOT INCREASE

     We rely on an indirect distribution channel consisting of VARs, distributors, systems integrators and OEMs for all of our revenues. Because many of our indirect channel partners also sell competitive products, our success and revenue growth will depend on our ability to develop and maintain strong cooperative relationships with significant indirect channel partners, as well as on the sales efforts and success of those indirect channel partners.

     We cannot assure you that our indirect channel partners will market our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support. In order to support and develop leads for our indirect distribution channels, we plan to expand our field sales and support staff significantly. We cannot assure you that this internal expansion will be successfully completed, that the cost of this expansion will not exceed the revenues generated or that our expanded sales and support staff will be able to compete successfully against the significantly more extensive and well-funded sales and marketing operations of many of our current or potential competitors. In addition, our indirect channel agreements are generally not exclusive and one or more of our channel partners may compete directly with another channel partner for the sale of our products in a particular region or market. This may cause such channel partners to stop or reduce their efforts in marketing our products. Our inability to effectively establish or manage our distribution channels would harm our sales.


DEVELOPING STRONG OEM RELATIONSHIPS WILL BE TIME AND RESOURCE INTENSIVE AND MAY NOT RESULT IN THE SUCCESSFUL DEPLOYMENT OF OUR TECHNOLOGY AND PRODUCTS


     One aspect of our sales strategy is to develop relationships with OEM partners that will license our PacketWise software and incorporate it into their networking products. If we are not successful in entering into suitable OEM relationships, our ability to successfully deploy our PacketWise software and build brand awareness would be harmed. The development of OEM relationships generally involves a considerable amount of management time and company resources as potential OEM partners evaluate the viability of integrating our technology. We cannot assure you that potential OEM partners will enter into a relationship with us after we have expended these efforts and costs. In addition, even if we are successful in entering into an OEM relationship, we cannot assure you that our current or future OEM partners will be able to integrate our technology into commercially viable products on a timely basis. Furthermore, we cannot assure you that our OEM partners will give a high priority to the marketing and sale of products which incorporate our technology or that our OEM partners will not develop competitive products and decide to terminate or minimize their relationship with us. The failure to build and maintain successful OEM relationships would have a negative effect on the deployment of our technology and products.

IF WE ARE NOT ABLE TO MAINTAIN CURRENT AND FUTURE OEM RELATIONSHIPS, OUR BUSINESS WILL BE HARMED

     We may be unable to retain our current or future OEM partners. Generally, OEM relationships can be terminated with little or no notice. Our recent OEM agreements with ADC Telecommunications, Inc. and Adtran, Inc. are not exclusive and are each for an initial term of five years, with no obligation for either ADC or Adtran to renew their respective agreements with us. We expect to enter into similar OEM relationships in the future. If our relationship with any current or future OEM partner is terminated by either party, we may not be successful in replacing such partner on a timely basis or at all with another suitable OEM partner.

OUR RELIANCE ON OEM PARTNERS FOR THE SALE OF OUR PRODUCTS MAKES IT DIFFICULT TO MANAGE AND FORECAST PRODUCTION AND DELIVERY SCHEDULES AND SALES EXPECTATIONS

     Our inability to forecast the level of orders from OEM partners may make it difficult to schedule production, manage our contract manufacturers, and forecast sales. The level and timing of orders placed by OEM partners who purchase hardware from us may vary due to many factors including OEM partners' attempts to balance their inventories, changes in the OEM partners' manufacturing strategies and variation in demand for their products. Due to product life cycles, competitive and economic conditions, these OEM partners generally do not commit to firm production schedules in advance. Anticipated orders from our current or future OEM partners may not materialize or delivery schedules may be deferred as a result of changes in customer's business needs. These order fluctuations and deferrals will harm our business.

THE PACKETSHAPER FAMILY OF PRODUCTS AND PACKETWISE SOFTWARE ARE CURRENTLY OUR ONLY PRODUCTS, AND ALL OF OUR CURRENT REVENUES AND A SIGNIFICANT PORTION OF OUR FUTURE GROWTH DEPENDS ON THEIR COMMERCIAL SUCCESS

     All of our current revenues and a significant portion of our future growth depends on the commercial success of our PacketShaper family of products and PacketWise software, which are the only products that we currently offer. If our target customers do not widely adopt, purchase and successfully deploy the PacketShaper family of products or PacketWise software, our revenues will not grow significantly.

IF OUR INTERNATIONAL SALES EFFORTS ARE UNSUCCESSFUL, OUR BUSINESS WILL FAIL TO GROW

     The failure of our indirect partners to sell our products internationally will harm our business. Sales to customers outside of North America accounted for 54.7% of our total net revenues in 1998 and 55.0% of our total net revenues for the six months ended June 30, 1999. In particular, sales to customers in our Asia Pacific region accounted for 31.0% of our total net revenues in 1998 and 28.7% of our total net revenues for the six months ended June 30, 1999. Our ability to grow will depend in part on the expansion of international sales, which will require success on the part of our VARs, distributors, systems integrators and OEMs in marketing our products.

     We intend to expand operations in our existing international markets and to enter new international markets, which will demand management attention and financial commitment. We may not be able to successfully expand our international operations. In addition, a successful expansion of our international operations and sales in foreign markets will require us to develop relationships with suitable indirect channel partners operating abroad. We may not be able to identify, attract or retain these indirect channel partners.

     Furthermore, to increase revenues in international markets, we will need to continue to establish foreign operations, to hire additional personnel to run these operations and to maintain good relations with our foreign indirect channel partners. To the extent that we are unable to successfully do so, our growth in international sales will be limited.

     Our international sales are currently all U.S. dollar-denominated. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. In the future, we may elect to invoice some of our international customers in local currency. Doing so will subject us to fluctuations in exchange rates between the U.S. dollar and the particular local currency.

SALES TO MACNICA, ADC TELECOMMUNICATIONS OR OUR OTHER LARGE CUSTOMERS WOULD BE DIFFICULT TO REPLACE IF LOST

     A limited number of indirect channel partners have accounted for a large part of our revenues to date and we expect that this trend will continue. Because our expense levels are based on our expectations as to future revenue and to a large extent are fixed in the short term, any significant reduction or delay in sales of our products to any significant indirect channel partner or unexpected returns from these indirect channel partners could harm our business. Sales to Macnica, Inc. accounted for 11.9% of our total net revenues in 1998. For the six months ended June 30, 1999, sales to ADC Telecommunications accounted for 10.6% of total net revenues and sales to Macnica accounted for 10.5% of total net revenues. We expect that our largest customers in the future could be different from our largest customers today. End users can stop purchasing and indirect channel partners can stop marketing our products at any time. We cannot assure you that we will retain these indirect channel partners or that we will be able to obtain additional or replacement partners. The loss of one or more of our key indirect channel partners or the failure to obtain and ship a number of large orders each quarter could harm our operating results.


COMPETITION FOR EXPERIENCED PERSONNEL IS INTENSE AND OUR INABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD SIGNIFICANTLY INTERRUPT OUR BUSINESS OPERATIONS



     Our future success will depend, to a significant extent, on the ability of our management to operate effectively, both individually and as a group. Given our early stage of development, we are dependent on our ability to attract, retain and motivate high caliber key personnel. We have recently expanded our sales force, and we are actively searching for systems engineers, research and development engineers and sales and marketing personnel, all of whom are in short supply. We currently have a small indirect channel partner and end-user service and support organization and will need to increase our staff to support new indirect channel partners and end users and the expanding needs of existing indirect channel partners and end users. Additionally, we rely on qualified systems engineers and service and support personnel to provide pre- and post-sales technical support for our products. Competition for qualified personnel in the networking industry, including systems engineers, sales and service and support personnel, is intense, and we may not be successful in attracting and retaining such personnel. There may be only a limited number of persons with the requisite skills to serve in these key positions and it may become increasingly difficult to hire such persons. Our business will suffer if we encounter delays in hiring these additional personnel.


     Competitors and others have in the past and may in the future attempt to recruit our employees. We do not have employment contracts with any of our personnel. We currently maintain "key person" life insurance on Craig W. Elliott, our chief executive officer, Robert L. Packer, our chief technology officer, and Brett D. Galloway, our vice president of engineering and chief operating officer. The loss of the services of any of our senior management could negatively impact our ability to carry out our business plan.

WE MAY BE UNABLE TO COMPETE EFFECTIVELY WITH OTHER COMPANIES IN OUR MARKET SECTOR WHO ARE SUBSTANTIALLY LARGER AND MORE ESTABLISHED AND WHO HAVE SIGNIFICANTLY GREATER RESOURCES THAN OUR COMPANY


     We compete in a new, rapidly evolving and highly competitive sector of the networking technology market. We expect competition to persist and intensify in the future from a number of different sources. Increased competition could result in reduced prices and gross margins for our products and could require increased spending by us on research and development, sales and marketing and customer support, any of which could harm our business. We compete with Cisco

Systems, Inc. and CheckPoint Software Technologies Ltd., which sell products incorporating competing technologies. We also compete with several small private companies which utilize competing technologies to provide bandwidth management. In addition, our products and technology compete for information technology budget allocations with products that offer monitoring capabilities, such as probes and related software. Lastly, we face indirect competition from companies that offer enterprises and service providers increased bandwidth and infrastructure upgrades that increase the capacity of their networks, which may lessen or delay the need for bandwidth management solutions.


     Many of our competitors are substantially larger than we are and have significantly greater financial, sales and marketing, technical, manufacturing and other resources and more established distribution channels. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. We have encountered, and expect to encounter, customers who are extremely confident in and committed to the product offerings of our competitors. Furthermore, some of our competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to rapidly gain market share by addressing the needs of our prospective customers. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions. Given the market opportunity in the bandwidth management solutions market, we also expect that other companies may enter our market with alternative products and technologies, which could reduce the sales or market acceptance of our products and services, perpetuate intense price competition or make our products obsolete. If any technology that is competing with ours is or becomes more reliable, higher performing, less expensive or has other advantages over our technology, then the demand for our products and services would decrease, which would harm our business.



IF WE DO NOT EXPAND OR ENHANCE OUR PRODUCT OFFERINGS OR RESPOND EFFECTIVELY TO TECHNOLOGICAL CHANGE, OUR BUSINESS MAY NOT GROW


     Our future performance will depend on the successful development, introduction and market acceptance of new and enhanced products that address customer requirements in a cost-effective manner. We cannot assure you that our technological approach will achieve broad market acceptance or that other technologies or solutions will not supplant our approach. The bandwidth management solutions market is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. The introduction of new products, market acceptance of products based on new or alternative technologies, or the emergence of new industry standards, could render our existing products obsolete or make it easier for other products to compete with our products. Developments in router-based queuing schemes could also significantly reduce demand for our product. Alternative technologies, including packet-queuing technology, could achieve widespread market acceptance. Our future success will depend in large part upon our ability to:

     - develop and maintain competitive products;

     - enhance our products by adding innovative features that differentiate our products from those of our competitors;

     - bring products to market on a timely basis at competitive prices;

     - identify and respond to emerging technological trends in the market; and

     - respond effectively to new technological changes or new product announcements by others.

     We have in the past experienced delays in product development which to date have not materially adversely affected us. However, these delays may occur in the future and could result in a loss of customers and market share.


INTRODUCTION OF OUR NEW PRODUCTS MAY CAUSE CUSTOMERS TO DEFER PURCHASES OF OUR EXISTING PRODUCTS WHICH COULD HARM OUR OPERATING RESULTS

     When we announce new products or product enhancements that have the potential to replace or shorten the life cycle of our existing products, customers may defer purchasing our existing products. These actions could harm our operating results by unexpectedly decreasing sales, increasing our inventory levels of older products and exposing us to greater risk of product obsolescence.

IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR GROWTH, WE MAY EXPERIENCE OPERATING INEFFICIENCIES AND HAVE DIFFICULTY MEETING DEMAND FOR OUR PRODUCTS


     We have rapidly and significantly expanded our operations and anticipate that further significant expansion will be required to address potential growth in our customer base and market opportunities. This expansion could place a significant strain on our management, products and support operations, sales and marketing personnel and other resources, which could harm our business.


     In the future, we may experience difficulties meeting the demand for our products and services. The installation and use of our products requires training. If we are unable to provide training and support for our products, the implementation process will be longer and customer satisfaction may be lower. In addition, our management team may not be able to achieve the rapid execution necessary to fully exploit the market for our products and services. We cannot assure you that our systems, procedures or controls will be adequate to support the anticipated growth in our operations.

     We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations.

THE AVERAGE SELLING PRICES OF OUR PRODUCTS COULD DECREASE RAPIDLY WHICH MAY NEGATIVELY IMPACT GROSS MARGINS AND REVENUES

     We may experience substantial period-to-period fluctuations in future operating results due to the erosion of our average selling prices. The average selling prices of our products could decrease in the future in response to competitive pricing pressures, increased sales discounts, new product introductions by us or our competitors or other factors. Therefore, to maintain our gross margins, we must develop and introduce on a timely basis new products and product enhancements and continually reduce our product costs. Our failure to do so would cause our revenue and gross margins to decline.

OUR RELIANCE ON PEMSTAR, INC. AND SANMINA CORPORATION FOR SUBSTANTIALLY ALL OF OUR MANUFACTURING REQUIREMENTS COULD CAUSE US TO LOSE ORDERS IF THESE THIRD PARTY MANUFACTURERS FAIL TO SATISFY OUR COST, QUALITY AND DELIVERY REQUIREMENTS

     We currently contract with PEMSTAR, Inc. and Sanmina Corporation, for the manufacture of all of our current products. Any manufacturing disruption could impair our ability to fulfill orders. Our future success will depend, in significant part, on our ability to have others manufacture our products cost-effectively and in sufficient volumes. We face a number of risks associated with our dependence on third-party manufacturers including:

     - reduced control over delivery schedules;

     - the potential lack of adequate capacity during periods of excess demand;

     - manufacturing yields and costs;

     - quality assurance; and

     - increases in prices and the potential misappropriation of our intellectual property.


     We have no long-term contracts or arrangements with any of our vendors that guarantee product availability, the continuation of particular payment terms or the extension of credit limits. We have experienced in the past, and may experience in the future, problems with our contract manufacturers, such as inferior quality, insufficient quantities and late delivery of product. To date, these problems have not materially adversely affected us. We may not be able to obtain additional volume purchase or manufacturing arrangements on terms that we consider acceptable, if at all. If we enter into a high-volume or long-term supply arrangement and subsequently decide that we cannot use the products or services provided for in the agreement, our business will be harmed. We cannot assure you that we can effectively manage our contract manufacturers or that these manufacturers will meet our future requirements for timely delivery of products of sufficient quality or quantity. Any of these difficulties could harm our relationships with customers and cause us to lose orders.


     In the future, we may seek to use additional contract manufacturers. We may experience difficulty in locating and qualifying suitable manufacturing candidates capable of satisfying our product specifications or quantity requirements. Further, new third-party manufacturers may encounter difficulties in the manufacture of our products resulting in product delivery delays.

MOST OF THE COMPONENTS FOR OUR PRODUCTS COME FROM SINGLE OR LIMITED SOURCES, AND WE COULD LOSE SALES IF THESE SOURCES FAIL TO SATISFY OUR SUPPLY REQUIREMENTS

     Almost all of the components used in our products are obtained from single or limited sources. Our products have been designed to incorporate a particular set of components. As a result, our desire to change the components of our products or our inability to obtain suitable components on a timely basis would require engineering changes to our products before we could incorporate substitute components.

     We do not have any long-term supply contracts to ensure sources of supply. If our contract manufacturers fail to obtain components in sufficient quantities when required, our business could be harmed. Our suppliers also sell products to our competitors. Our suppliers may enter into exclusive arrangements with our competitors, stop selling their products or components to us at commercially reasonable prices or refuse to sell their products or components to us at any price. Our inability to obtain sufficient quantities of sole-sourced or limited-sourced components, or to develop alternative sources for components or products would harm our ability to grow our business.

OUR PRODUCTS MAY HAVE ERRORS OR DEFECTS THAT WE FIND AFTER THE PRODUCTS HAVE BEEN SOLD, WHICH COULD NEGATIVELY AFFECT OUR REVENUES, INCREASE OUR COSTS AND THE MARKET ACCEPTANCE OF OUR PRODUCTS


     Our products are complex and may contain undetected defects, errors or failures in either the hardware or software. In addition, because our products plug into our end users' existing networks between the WAN access router and the enterprise local area network, or LAN, they can directly affect the functionality of the network. We have in the past encountered errors in our products, which in a few instances resulted in complete network failures. To date, these errors have not materially adversely affected us. Additional errors may occur in our products in the future. The occurrence of defects, errors or failures could result in the failure of our customer's network or mission-critical applications, delays in installation, product returns and other losses to us or to our customers or end users. In addition, we would have limited experience responding to new problems that could arise with any new products that we introduce. These occurrences could also result in the loss of or delay in market acceptance of our products, which could harm our business.


     We may also be subject to liability claims for damages related to product errors. While we carry insurance policies covering this type of liability, these policies may not provide sufficient protection should a claim be asserted. A material product liability claim may harm our business.

ANY ACQUISITIONS WE MAKE COULD RESULT IN DILUTION, UNFAVORABLE ACCOUNTING CHARGES AND DIFFICULTIES IN SUCCESSFULLY MANAGING OUR BUSINESS

     We continually evaluate strategic acquisitions of other businesses. If we were to consummate an acquisition, we would be subject to a number of risks, including the following:

     - difficulty in integrating the acquired operations and retaining acquired personnel;

     - limitations on our ability to retain acquired distribution channels and customers;

     - diversion of management's attention and disruption of our ongoing business; and

     - limitations on our ability to successfully incorporate acquired technology and rights into our service offerings and maintain uniform standards, controls, procedures, and policies.

     We may not successfully overcome problems encountered in connection with potential acquisitions. In addition, an acquisition could harm our operating results by diluting our stockholders' equity, causing us to incur additional debt, or requiring us to amortize acquisition expenses and acquired assets.

     Finally, recent and proposed changes by the Financial Accounting Standards Board (FASB) and the SEC in the rules for merger accounting may affect our ability to make acquisitions or be acquired. For example, elimination of the "pooling" method of accounting for mergers increases the amount of goodwill that we would be required to recognize if we acquire another company, which would have an adverse financial impact on our future net loss or net income. The requirement to capitalize in-process research and development costs in connection with an acquisition could result in goodwill which must be amortized over several years, increasing our losses or reducing our net income.

FAILURE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY WOULD RESULT IN SIGNIFICANT HARM TO OUR BUSINESS

     Our success depends significantly upon our proprietary technology and our failure or inability to protect our proprietary technology would result in significant harm to our business. We rely on a combination of patent, copyright and trademark laws, and on trade secrets and confidentiality provisions and other contractual provisions to protect our proprietary rights. These measures afford only limited protection. We currently have one issued U.S. patent and 10 pending patent applications including one for which we have received a notice of allowance. Our means of protecting our proprietary rights in the U.S. or abroad may not be adequate and competitors may independently develop similar technologies. Our future success will depend in part on our ability to protect our proprietary rights and the technologies used in our principal products. Despite our efforts to protect our proprietary rights and technologies unauthorized parties may attempt to copy aspects of our products or to obtain and use trade secrets or other information that we regard as proprietary. Legal proceedings to enforce our intellectual property rights could be burdensome and expensive and could involve a high degree of uncertainty. These legal proceedings may also divert management's attention from growing our business. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the U.S. Issued patents may not preserve our proprietary position. If we do not enforce and protect our intellectual property, our business will suffer substantial harm.

CLAIMS BY OTHERS THAT WE INFRINGE ON THEIR INTELLECTUAL PROPERTY RIGHTS COULD BE COSTLY TO DEFEND AND COULD HARM OUR BUSINESS

     We may be subject to claims by others that our products infringe on their intellectual property rights. These claims, whether or not valid, could require us to spend significant sums in litigation, pay damages, delay product shipments, reengineer our products or acquire licenses to such third-party intellectual property. We may not be able to secure any required licenses on commercially reasonable terms, or at all. We expect that we will increasingly be subject to infringement claims as the number of products and competitors in the bandwidth management solutions market grows and the functionality of products overlaps. Any of these claims or resulting events could harm our business.

IF OUR PRODUCTS DO NOT COMPLY WITH EVOLVING INDUSTRY STANDARDS AND GOVERNMENT REGULATIONS, OUR BUSINESS COULD BE HARMED

     The market for bandwidth management solutions is characterized by the need to support industry standards as these different standards emerge, evolve and achieve acceptance. In the United States, our products must comply with various regulations and standards defined by the Federal Communications Commission and Underwriters Laboratories. Internationally, products that we develop may be required to comply with standards established by telecommunications authorities in various countries as well as with recommendations of the International Telecommunication Union. To remain competitive we must continue to introduce new products and product enhancements that meet these emerging U.S. and International standards. However, in the future we may not be able to effectively address the compatibility and interoperability issues that arise as a result of technological changes and evolving industry standards. Failure to comply with existing or evolving industry standards or to obtain timely domestic or foreign regulatory approvals or certificates could harm our business.

OUR GROWTH AND OPERATING RESULTS WOULD BE IMPAIRED IF WE ARE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS

     We currently anticipate that the proceeds of this offering, together with our existing cash balances and available line of credit will be sufficient to meet our liquidity needs for at least the next 12 months. However, we may need to raise additional funds if our estimates of revenues, working capital or capital expenditure requirements change or prove inaccurate or in order for us to respond to unforeseen technological or marketing hurdles or to take advantage of unanticipated opportunities.


     In addition, we expect to review potential acquisitions that would complement our existing product offerings or enhance our technical capabilities. While we have no current agreements or negotiations underway with respect to any such acquisition, any future transaction of this nature could require potentially significant amounts of capital. These funds may not be available at the time or times needed, or available on terms acceptable to us. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of market opportunities to develop new products or to otherwise respond to competitive pressures.

ADDITIONAL SHARES HELD BY EXISTING STOCKHOLDERS MAY BE SOLD INTO THE PUBLIC MARKET IN THE FUTURE, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE

     Sales of a substantial number of shares of common stock after this offering could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. After completion of this offering, we will have outstanding 26,153,884 shares of common stock, assuming no exercise of outstanding options or warrants after June 30, 1999 and no exercise of the underwriters' over-allotment option. The 4,000,000 shares of common stock sold in this offering, which would be 4,600,000 shares if the underwriters' over-allotment option to purchase additional shares is exercised in full, will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates" as that term is defined in Rule 144. The remaining 22,153,884 shares of common stock outstanding upon completion of this offering will be "restricted securities" as that term is defined in Rule 144.

     All of our stockholders, option holders and warrant holders are subject to agreements that limit their ability so sell their shares of common stock. These securityholders cannot sell or otherwise dispose of any shares of common stock for a period of at least 180 days after the date of this prospectus without the prior written approval of BancBoston Robertson Stephens or us in certain cases. When these agreements expire, these shares and the shares underlying the options will become eligible for sale, in some cases only pursuant to the volume, manner of sale and notice requirements of Rule 144. See "Management -- Employee Benefit Plans," "Shares Eligible for Future Sale" and "Underwriting."

OUR EXECUTIVE OFFICERS AND DIRECTORS WILL BE ABLE TO CONTROL ALL MATTERS REQUIRING STOCKHOLDER APPROVAL INCLUDING DELAYING OR PREVENTING A CHANGE IN OUR CORPORATE CONTROL

     After this offering, our executive officers and directors and their affiliates will together control approximately 54.0% of the outstanding common stock. As a result, these stockholders, if they act together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of Packeteer, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of Packeteer and might affect the market price of our common stock.

CERTAIN PROVISIONS OF OUR CHARTER AND OF DELAWARE LAW MAKE A TAKEOVER OF PACKETEER MORE DIFFICULT, WHICH COULD LOWER THE MARKET PRICE OF THE COMMON STOCK

     Our corporate documents and Section 203 of the Delaware General Corporation Law could discourage, delay or prevent a third party or a significant stockholder from acquiring control of Packeteer. In addition, provisions of our certificate of incorporation may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest involving Packeteer. Any of these anti-takeover provisions could lower the market price of the common stock and could deprive our stockholders of the opportunity to receive a premium for their common stock that they might otherwise receive from the sale of Packeteer.

YOU WILL INCUR SUBSTANTIAL AND IMMEDIATE DILUTION


     You will incur substantial and immediate dilution in the net tangible book value of $9.46 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock then outstanding. To the extent that currently outstanding options and warrants are exercised or converted, there will be further dilution in your shares. See "Dilution."

YEAR 2000 PROBLEMS MAY DISRUPT OUR BUSINESS AND THE COSTS TO CORRECT THESE PROBLEMS MAY BE MATERIAL

     Some computers, software, and other equipment include computer code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities. These problems are widely expected to increase in frequency and severity as the year 2000 approaches, and are commonly referred to as the "year 2000 problem." We have begun to identify measures to address the issues arising from the year 2000 problem. The risks associated with being year 2000 compliant are unknown. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 readiness disclosure."

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES

     This prospectus contains forward-looking statements that are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs and assumptions. Word such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We undertake no obligation to update these statements or publicly release the results of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

     Our net proceeds from the sale and issuance of 4,000,000 shares of common stock are estimated to be approximately $39.9 million (approximately $46.0 million if the underwriters' over-allotment option is exercised in full), at an assumed offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by Packeteer.


     We will use $2.5 million of the net proceeds to repay a subordinated loan which bears interest at a rate of 12.25% per annum. We intend to use the remainder of the proceeds of this offering for working capital and to fund our operations, including to continue expanding and enhancing our sales and marketing operations and to continue expanding our product offerings.



     We may also use a portion of the net proceeds to acquire complementary businesses, products or technologies. From time to time, we evaluate these potential acquisitions and we anticipate continuing to make such evaluations. We have no current plans, agreements or commitments with respect to any such acquisitions. The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development efforts, marketing and sales activities, and the amount of cash generated by our operations and competition. Actual expenditures may vary substantially from these estimates. We may find it necessary or advisable to use portions of the proceeds for other purposes. Pending any of these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities.


                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain future earnings, if any, for use in our business. Our line of credit arrangement prohibits us to pay dividends without the lender's prior consent.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 1999:

     - on an actual basis;

     - on a pro forma basis giving effect to the conversion of all outstanding shares of preferred stock into common stock upon completion of the offering; and

     - as adjusted to reflect the receipt by Packeteer of the estimated net proceeds from the sale of the 4,000,000 shares of common stock offered by Packeteer at an assumed offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses.

                                                               AS OF JUNE 30, 1999
                                                       ------------------------------------
                                                        ACTUAL     PRO FORMA    AS ADJUSTED
                                                       --------    ---------    -----------
                                                                  (IN THOUSANDS)
Current portion of long-term obligations.............  $  3,330    $  3,330      $  3,330
                                                       --------    --------      --------
Long-term obligations................................     2,498       2,498         2,498
                                                       --------    --------      --------
Stockholders' equity:
Preferred stock, $0.001 par value per share;
  13,703,287 shares authorized, actual; 5,000,000
  shares authorized, pro forma and as adjusted;
  12,391,001 shares issued and outstanding, actual;
  no shares issued and outstanding, pro forma and as
  adjusted...........................................        13          --            --
Common stock, $0.001 par value per share; 40,000,000
  shares authorized, actual and pro forma; 85,000,000
  shares authorized, as adjusted; 9,762,883 shares
  issued and outstanding, actual; 22,153,884 shares
  issued and outstanding, pro forma; and 26,153,884
  shares issued and outstanding, as adjusted.........        10          23            26
Additional paid-in capital...........................    26,043      26,043        65,910
Deferred stock-based compensation....................    (3,265)     (3,265)       (3,265)
Notes receivable from stockholders...................      (806)       (806)         (806)
Accumulated deficit..................................   (21,668)    (21,668)      (21,668)
                                                       --------    --------      --------
     Total stockholders' equity......................       327         327        40,197
                                                       --------    --------      --------
          Total capitalization.......................  $  2,825    $  2,825      $ 42,695
                                                       ========    ========      ========

     The outstanding shares shown above exclude, as of June 30, 1999:

     - 2,506,750 shares of common stock issuable upon exercise of stock options outstanding under our 1996 Equity Incentive Plan at a weighted average exercise price of $3.21 per share;

     - 200,628 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $3.67 per share;

     - 1,333,167 shares of common stock reserved for future issuance under our 1999 Stock Incentive Plan;

     - 500,000 shares of common stock reserved for future issuance under our 1999 Employee Stock Purchase Plan; and

     - 228,999 shares of common stock issuable upon exercise of stock options outstanding outside of our equity plans.

     See "Management -- Employee Benefit Plans" and Note 5 of Notes to Consolidated Financial Statements.

                                    DILUTION

     As of June 30, 1999 our net tangible book value was $327,000, or $0.03 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock then outstanding.

     After giving effect to the sale of 4,000,000 shares of common stock offered by Packeteer, at an assumed offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and the estimated expenses related to this offering, our net tangible book value on June 30, 1999 would have been $40.2 million, or approximately $1.54 per share. This represents an immediate increase in net tangible book value of $1.51 per share to existing stockholders and an immediate dilution of $9.46 per share to new investors. The following table illustrates this per share dilution:

Assumed offering price per share............................          $11.00
Net tangible book value per share as of June 30, 1999.......  $0.03
Increase per share attributable to the offering.............   1.51
                                                              -----
Net tangible book value per share after the offering........            1.54
                                                                      ------
Dilution per share to new investors.........................          $ 9.46
                                                                      ======

     The following table summarizes, as of June 30, 1999, on the pro forma basis described above, the difference between the number of shares of common stock purchased from Packeteer, the total consideration paid and the average price per share paid by the existing stockholders and by new public investors purchasing shares from us before deducting underwriting discounts and commissions and estimated offering expenses:

                                 SHARES PURCHASED        TOTAL CONSIDERATION
                               ---------------------    ----------------------    AVERAGE PRICE
                                 NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                               ----------    -------    -----------    -------    -------------
Existing stockholders........  22,153,884      84.7%    $21,068,000      32.4%      $   0.95
New investors................   4,000,000      15.3      44,000,000      67.6          11.00
                               ----------     -----     -----------     -----
          Total..............  26,153,884     100.0%    $65,068,000     100.0%
                               ==========     =====     ===========     =====

     The foregoing computations are based on the number of shares of common stock outstanding as of June 30, 1999 and exclude:

     - 2,506,750 shares of common stock issuable upon exercise of stock options outstanding under Packeteer's 1996 Equity Incentive Plan at a weighted average exercise price of $3.21 per share;

     - 200,628 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $3.67 per share;

     - 1,333,167 shares of common stock reserved for future issuance under our 1999 Stock Incentive Plan;

     - 500,000 shares of common stock reserved for future issuance under our 1999 Employee Stock Purchase Plan; and

     - 228,999 shares of common stock issuable upon exercise of stock options outstanding outside of our equity plans.

     The issuance of common stock in connection with the exercise of these options and warrants will result in further dilution to new investors. See "Capitalization," "Management -- Employee Benefit Plans," "Description of Capital Stock" and Note 5 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. The consolidated statements of operations data for the period from January 25, 1996, the date of inception, to December 31, 1996 and for each of the years in the two-year period ended December 31, 1998, and the consolidated balance sheets data at December 31, 1997 and 1998, are derived from the consolidated financial statements of Packeteer which have been audited by KPMG LLP, independent auditors, and are included in this prospectus. The consolidated balance sheet data at December 31, 1996 is derived from audited consolidated financial statements not included in this prospectus. The selected historical consolidated financial data as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 have been derived from unaudited consolidated financial statements included elsewhere in this prospectus, that include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for fair presentation of our financial position and results of operations for those periods. The historical results are not necessarily indicative of the operating results to be expected in the future.

                                                PERIOD FROM        YEARS ENDED         SIX MONTHS
                                               JAN. 25, 1996      DECEMBER 31,       ENDED JUNE 30,
                                               (INCEPTION) TO   -----------------   -----------------
                                               DEC. 31, 1996     1997      1998      1998      1999
                                               --------------   -------   -------   -------   -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenues:
  Product revenues...........................     $    --       $ 1,413   $ 7,105   $ 2,917   $ 6,330
  Licensing revenues.........................          --            --       125        --       750
                                                  -------       -------   -------   -------   -------
       Total net revenues....................          --         1,413     7,230     2,917     7,080
Cost of revenues.............................          --           457     2,386     1,070     1,927
                                                  -------       -------   -------   -------   -------
Gross profit.................................          --           956     4,844     1,847     5,153
Operating expenses:
  Research and development...................         725         2,932     2,779     1,168     2,220
  Sales and marketing........................         349         3,210     8,866     3,469     5,656
  General and administrative.................         238           934     1,750       746     1,142
  Amortization of stock-based compensation...          --            --       537       228     1,784
                                                  -------       -------   -------   -------   -------
       Total operating expenses..............       1,312         7,076    13,932     5,611    10,802
                                                  -------       -------   -------   -------   -------
Net loss from operations.....................      (1,312)       (6,120)   (9,088)   (3,764)   (5,649)
Other income (expense), net..................          75           211       289       135       (74)
                                                  -------       -------   -------   -------   -------
Net loss.....................................     $(1,237)      $(5,909)  $(8,799)  $(3,629)  $(5,723)
                                                  =======       =======   =======   =======   =======
Basic and diluted net loss per share.........     $ (1.28)      $ (1.82)  $ (1.54)  $ (0.72)  $ (0.76)
                                                  =======       =======   =======   =======   =======
Shares used in computing basic and diluted
  net loss per share.........................         965         3,253     5,709     5,064     7,565
                                                  =======       =======   =======   =======   =======
Pro forma basic net loss per share...........                             $ (0.49)            $ (0.29)
                                                                          =======             =======
Shares used in computing pro forma basic net
  loss per share.............................                              18,100              19,956
                                                                          =======             =======

                                                                  DECEMBER 31,
                                                           --------------------------    JUNE 30,
                                                            1996      1997      1998       1999
                                                           ------    ------    ------    ---------
                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEETS DATA:
Cash, cash equivalents and short-term investments........  $4,255    $2,416    $4,477     $ 7,774
Working capital..........................................   4,077     2,612     3,501       1,786
Total assets.............................................   4,453     4,935     8,570      11,430
Long-term obligations....................................      --       356       739       2,498
Total stockholders' equity...............................   4,251     2,804     3,759         327

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

OVERVIEW

     Packeteer is a leading provider of network software products that enhance mission-critical application performance over WANs and the Internet. We market and distribute our products via a worldwide network of VARs, distributors, systems integrators and OEMs. We have subsidiaries in Hong Kong, Japan and The Netherlands.

     We were incorporated in January 1996. From our inception through January 1997, our operating activities related primarily to establishing a research and development organization, developing and testing prototype designs, establishing a sales and marketing organization and developing customer, vendor and manufacturing relationships. We shipped our first product, the PacketShaper 2000, in February 1997. Since then, we have focused on developing additional products and product enhancements, building our worldwide indirect sales channel and establishing our sales, marketing and customer support organizations. We began shipments of the PacketShaper 1000 and 4000 in October 1997. Since inception, we have incurred significant losses and as of June 30, 1999, had an accumulated deficit of $21.7 million.


     Our revenues consist primarily of product sales and, to a lesser extent, licensing fees from an OEM partner. Our product revenues consist of sales of our PacketShaper family of products. We recognize product revenues once the customer issues a noncancelable purchase order and the product has been shipped to the customer. Maintenance revenue is deferred and amortized over the period of the contract. Service revenue is recognized as the services are performed. Maintenance and service revenues to date have not been material. We routinely analyze and provide, as necessary, reserves at the time of shipment for product returns and allowances. We have estimated these reserves based on our experience since we began shipping. These amounts have not been significant to date. Our ability to estimate these reserves is limited to the short history we have of shipping products. Our licensing revenues currently consist of licensing fees and may in the future include royalty payments from unit sales of OEM products that incorporate our technology. We recognize OEM license fees, which include post-contract customer support, when the software has been shipped to the customer, the fees are fixed and determinable and there is evidence of the fair value of the post-contract customer support. When sufficient evidence of fair value of post-contract customer support is not available, revenues are recognized ratably over the support period. We do not have sufficient evidence of fair value of post-contract customer support for our current OEM license arrangements, and therefore are recognizing the revenues for these arrangements over the support period.


     We sell our products worldwide exclusively through VARs, distributors, systems integrators and OEMs. We use indirect channels to leverage the reach of our sales force to obtain worldwide coverage. Our sales force and marketing efforts are used to develop brand awareness and support our indirect channels.

     Our cost of revenues consists primarily of the cost of finished products purchased from our two turnkey manufacturers, documentation and other overhead costs. We outsource the manufacturing of the PacketShaper 1000 and PacketShaper 2000 to PEMSTAR and the PacketShaper 4000 to Sanmina.

     Research and development expenses consist primarily of salaries and related personnel expenses, consultant fees and prototype expenses related to the design, development, testing and enhancement of the PacketShaper family of products and PacketWise software. As of June 30, 1999, all research and development costs have been expensed as incurred. We believe that continued investment in research and development is critical to attaining our strategic product and cost reduction objectives. We expect these expenses to increase significantly in the future as we continue to develop new products and enhance existing products.

     Sales and marketing expenses consist primarily of salaries, commissions and related personnel expenses for those engaged in the sales, marketing and support of the product as well as related trade show, promotional and public relations expenses. We intend to pursue sales and marketing campaigns aggressively and therefore expect these expenses to increase in the future.

     General and administrative expenses consist primarily of salaries and related personnel expenses for executive, accounting and administrative personnel, professional fees and other general corporate expenses. As we add personnel and incur additional costs related to the growth of our business, we expect that general and administrative expenses will also increase.

     Amortization of stock-based compensation resulted from the granting of stock options to employees and consultants with exercise prices per share determined to be below the deemed fair value per share of our common stock on the dates of grant for financial reporting purposes. The stock-based compensation is being amortized to expense in accordance with FASB Interpretation No. 28 over the vesting period of the individual options, generally four years. We recorded stock-based compensation expense of $537,000 and $1.8 million in 1998 and for the six months ended June 30, 1999, respectively, leaving $3.3 million to be amortized in future periods.

     There was no provision for federal or California state income taxes for any period since we have incurred operating losses since inception. As of December 31, 1998, we had $13.8 million of net loss carryforwards for federal income tax purposes and $12.1 million of net loss carryforwards for California state income tax purposes. Utilization of the net operating loss carryforwards may be subject to annual limitations due to the ownership change limitations contained in the Internal Revenue Code of 1986 and similar state provisions. Annual limitations may result in the expiration of the net operating losses before we can utilize them. The federal net operating loss carryforwards will expire at various dates beginning in 2010 through 2018 if we do not use them. See Note 6 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

     The following table sets forth certain financial data for the periods indicated as a percentage of total net revenues.

                                                        YEARS ENDED         SIX MONTHS
                                                        DECEMBER 31,      ENDED JUNE 30,
                                                      ----------------    ---------------
                                                       1997      1998      1998     1999
                                                      ------    ------    ------    -----
Net revenues:
  Product revenues..................................   100.0%     98.3%    100.0%    89.4%
  Licensing revenues................................      --       1.7        --     10.6
                                                      ------    ------    ------    -----
       Total net revenues...........................   100.0     100.0     100.0    100.0
Cost of revenues....................................    32.3      33.0      36.7     27.2
                                                      ------    ------    ------    -----
Gross margin........................................    67.7      67.0      63.3     72.8
Operating expenses:
  Research and development..........................   207.5      38.4      40.0     31.4
  Sales and marketing...............................   227.2     122.6     118.9     79.9
  General and administrative........................    66.1      24.2      25.6     16.1
  Amortization of stock-based compensation..........      --       7.5       7.8     25.2
                                                      ------    ------    ------    -----
       Total operating expenses.....................   500.8     192.7     192.3    152.6
                                                      ------    ------    ------    -----
Net loss from operations............................  (433.1)   (125.7)   (129.0)   (79.8)
Other income (expense), net.........................    14.9       4.0       4.6     (1.0)
                                                      ------    ------    ------    -----
Net loss............................................  (418.2)%  (121.7)%  (124.4)%  (80.8)%
                                                      ======    ======    ======    =====

Six months ended June 30, 1998 and 1999

     Total net revenues. Our total net revenues increased by $4.2 million from $2.9 million for the six months ended June 30, 1998 to $7.1 million for the six months ended June 30, 1999, an increase of 142.7%. This increase was due to an increased number of units sold relating to channel development and increased product acceptance, and the revenue from the ADC Telecommunications agreement. Product revenues increased by $3.4 million from $2.9 million for the six months ended June 30, 1998, to $6.3 million for the six months ended June 30, 1999, an increase of 117.0%. Product revenues comprised all of total net revenues for the six months ended June 30, 1998, and 89.4% of total net revenues for the six months ended June 30, 1999. Licensing revenues were $750,000, or 10.6% of total net revenues, for the six months ended June 30, 1999, which consisted of revenues from the ADC agreement. We recorded no licensing revenues for the six months ended June 30, 1998.

     Cost of revenues. Our cost of revenues increased by $857,000 from $1.1 million for the six months ended June 30, 1998 to $1.9 million for the six months ended June 30, 1999, an increase of 80.1%. The cost of revenues was 36.7% of total net revenues for the six months ended June 30, 1998 as compared to 27.2% of total net revenues for the six months ended June 30, 1999. The decrease in cost of revenues as a percentage of total net revenues was primarily due to increased economies of scale and, to a lesser extent, reductions in manufacturing costs.

     Research and development. Research and development expenses increased by $1.0 million from $1.2 million for the six months ended June 30, 1998 to $2.2 million for the six months ended June 30, 1999, an increase of 90.1%. The absolute dollar increase was due primarily to increases in staffing and related personnel costs of $606,000 and, to a lesser extent, related overhead and consulting costs. Research and development expenses represented 40.0% of total net revenues for the six months ended June 30, 1998 as compared to 31.4% of total net revenues for the six months ended June 30, 1999. The decrease in research and development expenses as a percentage of total net revenues was due to increased net revenues.

     Sales and marketing. Sales and marketing expenses increased by $2.2 million from $3.5 million for the six months ended June 30, 1998 to $5.7 million for the six months ended June 30, 1999, an increase of 63.0%. The absolute dollar increase was primarily due to increases in staffing, related personnel costs of $1.3 million and, to a lesser extent, increased marketing activities. Sales and marketing expenses were 118.9% of total net revenues for the six months ended June 30, 1998 as compared to 79.9% of total net revenues for the six months ended June 30, 1999. The decrease in sales and marketing expenses as a percentage of total net revenues was due to increased net revenues.

     General and administrative. General and administrative expenses increased by $396,000 from $746,000 for the six months ended June 30, 1998 to $1.1 million for the six months ended June 30, 1999, an increase of 53.1%. The absolute dollar increase was primarily due to increases in staffing and related personnel costs of $247,000 to support our growth and, to a lesser extent, consulting and professional services costs. General and administrative expenses were 25.6% of total net revenues for the six months ended June 30, 1998 as compared to 16.1% of total net revenues for the six months ended June 30, 1999. The decrease in general and administrative expenses as a percentage of total net revenues was due to increased net revenues.

     Other income (expense), net. Other income (expense), net consisted primarily of interest income and interest expense. Other income (expense), net decreased by $209,000 from $135,000 for the six months ended June 30, 1998 to an expense of $74,000 for the six months ended June 30, 1999, a decrease of 154.8%. Interest income earned increased by $39,000 from $159,000 for the six months ended June 30, 1998 to $198,000 for the six months ended June 30, 1999, an increase of 24.5%. This increase was due to increased interest earned on higher average levels of cash. Interest expense increased by $247,000 from $23,000 for the six months ended June 30, 1998 to $270,000 for the six months ended June 30, 1999. This increase was due to increased interest expense related to our financing activities.

Years ended December 31, 1997 and 1998

     Total net revenues. Our total net revenues increased by $5.8 million from $1.4 million in 1997 to $7.2 million in 1998, an increase of 411.7%. Product revenues increased by $5.7 million from $1.4 million in 1997 to $7.1 million in 1998, an increase of 402.8%. This increase was due to increased unit sales as a result of the addition of indirect channel partners and the sales of the PacketShaper 1000 and 4000 for the full year in 1998, as compared to 1997, in which those models were not introduced until the fourth quarter. Licensing revenues were $125,000 in 1998, which consisted of revenues from the OEM licensing agreement with ADC Telecommunications that we signed in December 1998. We recorded no licensing revenues in 1997.

     Cost of revenues. Our cost of revenues increased by $1.9 million from $457,000 in 1997 to $2.4 million in 1998, an increase of 422.1%. The increase in cost of revenues in absolute dollars was due to an increased number of units sold. The cost of revenues was 32.3% of total net revenues in 1997 and 33.0% of total net revenues in 1998.

     Research and development. Research and development expenses decreased by $153,000 from $3.0 million for 1997 to $2.8 million for 1998, a decrease of 5.2%. Decreases in consulting and other nonpersonnel-related costs were offset by $550,000 in personnel related expenses tied to higher headcount. Research and development expenses represented 207.5% of total net revenues in 1997 as compared to 38.4% of total net revenues in 1998. The decrease in research and development expenses as a percentage of total net revenues was due to relatively unchanged expenses coupled with increased net revenues.

     Sales and marketing. Sales and marketing expenses increased by $5.7 million from $3.2 million in 1997 to $8.9 million in 1998, an increase of 176.2%. This increase was primarily due to increased headcount costs and related commissions of approximately $2.3 million, marketing communication programs of approximately $1.0 million and, to a lesser extent, consulting and travel expenses. Sales and marketing expenses represented 227.2% of total net revenues in 1997 as compared to 122.6% of total net revenues in 1998. This decrease in sales and marketing expenses as a percentage of total net revenues was due to increased sales.

     General and administrative. General and administrative expenses increased by $816,000 from $934,000 for 1997 to $1.8 million in 1998, an increase of 87.4%. This absolute dollar increase was primarily due to increases in staffing and related personnel costs of approximately $400,000 and, to a lesser extent, miscellaneous other costs. General and administrative expenses represented 66.1% of total net revenues in 1997 as compared to 24.2% of total net revenues in 1998. This decrease in general and administrative expenses as a percentage of total net revenues was due to increased sales.

     Other income (expense), net. Other income (expense), net increased by $78,000 from $211,000 in 1997 to $289,000 in 1998, an increase of 37.0%. This absolute dollar increase was due to increased interest earned on higher average levels of cash. Interest income increased by $129,000 from $238,000 in 1997 to $367,000 in 1998, an increase of 54.2%. This increase was due to increased interest earned on higher average levels of cash. Interest expense increased by $51,000 from $27,000 in 1997 to $78,000 in 1998, an increase of 188.9%. This increase was due to increased financing costs.

Period from inception through December 31, 1996

     During the period from January 25, 1996, the date of inception, through December 31, 1996, our operating activities related primarily to development of the PacketShaper product, recruitment and training of personnel, raising capital and development of sales channels. We recognized no revenue and incurred operating expenses of $1.3 million during the period. Accordingly, we believe a comparison of operating results for that period with the operating results in 1997 is not meaningful and have therefore omitted that discussion.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited consolidated statements of operations data in dollars and as a percentage of total net revenues for our ten most recent quarters. In management's opinion, this unaudited information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments necessary to fairly present the unaudited quarterly results. These adjustments consist only of normal recurring adjustments. This information should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                 THREE MONTHS ENDED
                              -----------------------------------------------------------------------------------------
                              MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
CONSOLIDATED STATEMENTS OF      1997        1997       1997        1997       1998        1998       1998        1998
OPERATIONS DATA:              ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                   (IN THOUSANDS)
Net revenues:
  Product revenues..........  $     43    $   153     $   424    $   793     $ 1,246    $ 1,671     $ 1,895    $  2,293
  Licensing revenues........        --         --          --         --          --         --          --         125
                              ---------   -------     -------    -------     -------    -------     -------    --------
      Total net revenues....        43        153         424        793       1,246      1,671       1,895       2,418
Cost of revenues............        10         60         146        241         476        594         605         711
                              ---------   -------     -------    -------     -------    -------     -------    --------
Gross profit................        33         93         278        552         770      1,077       1,290       1,707
Operating expenses:
  Research and
    development.............       489        755         827        861         566        602         676         935
  Sales and marketing.......       339        622         614      1,635       1,551      1,918       2,306       3,091
  General and
    administrative..........       174        202         219        339         292        454         453         551
  Amortization of
    stock-based
    compensation............        --         --          --         --          --        228         172         137
                              ---------   -------     -------    -------     -------    -------     -------    --------
      Total operating
        expenses............     1,002      1,579       1,660      2,835       2,409      3,202       3,607       4,714
                              ---------   -------     -------    -------     -------    -------     -------    --------
Net loss from operations....      (969)    (1,486)     (1,382)    (2,283)     (1,639)    (2,125)     (2,317)     (3,007)
                              ---------   -------     -------    -------     -------    -------     -------    --------
Other income (expense),
  net.......................        58         27          74         52          34        101         101          53
                              ---------   -------     -------    -------     -------    -------     -------    --------
Net loss....................  $   (911)   $(1,459)    $(1,308)   $(2,231)    $(1,605)   $(2,024)    $(2,216)   $ (2,954)
                              =========   =======     =======    =======     =======    =======     =======    ========

                               THREE MONTHS ENDED
                              --------------------
                              MARCH 31,   JUNE 30,
CONSOLIDATED STATEMENTS OF      1999        1999
OPERATIONS DATA:              ---------   --------
                                 (IN THOUSANDS)
Net revenues:
  Product revenues..........   $ 2,724    $ 3,606
  Licensing revenues........       375        375
                               -------    -------
      Total net revenues....     3,099      3,981
Cost of revenues............       854      1,073
                               -------    -------
Gross profit................     2,245      2,908
Operating expenses:
  Research and
    development.............       955      1,265
  Sales and marketing.......     2,429      3,227
  General and
    administrative..........       533        609
  Amortization of
    stock-based
    compensation............       865        919
                               -------    -------
      Total operating
        expenses............     4,782      6,020
                               -------    -------
Net loss from operations....    (2,537)    (3,112)
                               -------    -------
Other income (expense),
  net.......................        14        (88)
                               -------    -------
Net loss....................   $(2,523)   $(3,200)
                               =======    =======

                                              AS A PERCENTAGE OF NET REVENUES
                             ------------------------------------------------------------------
                             MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                               1997        1997       1997        1997       1998        1998
                             ---------   --------   ---------   --------   ---------   --------
Net revenues:
  Product revenues.........     100.0%     100.0%      100.0%     100.0%      100.0%      100.0%
  Licensing revenues.......        --         --          --         --          --          --
                             ---------   -------     -------    -------     -------    --------
      Total net revenues...     100.0      100.0       100.0      100.0       100.0       100.0
Cost of revenues...........      23.3       39.2        34.4       30.4        38.2        35.5
                             ---------   -------     -------    -------     -------    --------
Gross margin...............      76.7       60.8        65.6       69.6        61.8        64.5
Operating expenses:
  Research and
    development............   1,137.2      493.5       195.0      108.6        45.4        36.0
  Sales and marketing......     788.4      406.5       144.8      206.2       124.5       114.8
  General and
    administrative.........     404.6      132.0        51.7       42.7        23.4        27.2
  Amortization of
    stock-based
    compensation...........        --         --          --         --          --        13.6
                             ---------   -------     -------    -------     -------    --------
      Total operating
        expenses...........   2,330.2    1,032.0       391.5      357.5       193.3       191.6
                             ---------   -------     -------    -------     -------    --------
Net loss from operations...  (2,253.5)    (971.2)     (325.9)    (287.9)     (131.5)     (127.1)
                             ---------   -------     -------    -------     -------    --------
Other income (expense),
  net......................     134.9       17.6        17.4        6.6         2.7         6.0
                             ---------   -------     -------    -------     -------    --------
Net loss...................  (2,118.6)%   (953.6)%    (308.5)%   (281.3)%    (128.8)%    (121.1)%
                             =========   =======     =======    =======     =======    ========

                                   AS A PERCENTAGE OF NET REVENUES
                             -------------------------------------------
                             SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                               1998        1998       1999        1999
                             ---------   --------   ---------   --------
Net revenues:
  Product revenues.........     100.0%       94.8%     87.9%      90.6%
  Licensing revenues.......        --         5.2      12.1        9.4
                              -------    --------     -----      -----
      Total net revenues...     100.0       100.0     100.0      100.0
Cost of revenues...........      31.9        29.4      27.6       27.0
                              -------    --------     -----      -----
Gross margin...............      68.1        70.6      72.4       73.0
Operating expenses:
  Research and
    development............      35.7        38.7      30.8       31.8
  Sales and marketing......     121.7       127.8      78.4       81.0
  General and
    administrative.........      23.9        22.8      17.2       15.3
  Amortization of
    stock-based
    compensation...........       9.0         5.7      27.9       23.1
                              -------    --------     -----      -----
      Total operating
        expenses...........     190.3       195.0     154.3      151.2
                              -------    --------     -----      -----
Net loss from operations...    (122.2)     (124.4)    (81.9)     (78.2)
                              -------    --------     -----      -----
Other income (expense),
  net......................       5.3         2.2       0.5       (2.2)
                              -------    --------     -----      -----
Net loss...................    (116.9)%    (122.2)%   (81.4)%    (80.4)%
                              =======    ========     =====      =====

     Total net revenues. Total net revenues have increased each quarter since the three months ended March 31, 1997, due to an increased number of units sold resulting from the development of indirect sales channels, marketing the PacketShaper and PacketWise brands and development of new products and feature enhancements to existing products. Our sales strategy is to continue to develop indirect sales channels, to increase marketing of the PacketShaper and PacketWise brands and to develop new products and feature enhancements to existing products.

     Cost of revenues. Our cost of revenues has increased in absolute dollars each quarter since the three months ended March 31, 1997, primarily due to increased sales. Fluctuations in the cost of revenues as a percentage of total net revenues have resulted from variations in the mix of products sold and variations in the channel mix. During the first three quarters of 1997, our units shipped were manufactured by small volume specialty house manufacturers rather than by our current high-volume contract manufacturers. Our gross margin increased in the three months ended December 31, 1997 consistent with our launch of the PacketShaper 4000, which is our highest margin product. Gross margin increased from 68.1% for the three months ended September 30, 1998 to 70.6% for the three months ended December 31, 1998 to 72.4% for the three months ended March 31, 1999 to 73.0% for the three months ended June 30, 1999. The increases, beginning in the three months ended December 31, 1998, were due to the recognition of licensing revenues from our OEM relationship with ADC Telecommunications.

     Research and development. Our research and development expenses have fluctuated in absolute dollars since the three months ended March 31, 1997. Research and development expenses increased in the three months ended June 30, 1997 and September 30, 1997 due to increased prototype expenses and consulting fees related to the launch of the PacketShaper 1000 and 4000 models. Research and development expenses increased in the three months ended December 31, 1997 primarily due to increased personnel expenses and costs associated with a facilities move. Research and development expenses increased in the three months ended December 31, 1998 due to the hiring of additional engineers and increasing consulting fees related to new product development initiatives. Research and development expenses have generally decreased as a percentage of total net revenues, due to increased net revenues.

     Sales and marketing. Our sales and marketing expenses have generally increased in absolute dollars since the three months ended March 31, 1997, primarily due to increased salaries, commissions and related personnel expenses. Marketing expenses generally increased in the second and fourth quarters of 1997 and 1998 due to increased expenditures related to trade shows. Sales and marketing expenses increased for the three months ended December 31, 1997, due to increased expenditures related to the launch of the PacketShaper 1000 and 4000 models. Sales and marketing expenses have generally decreased as a percentage of total net revenues, due to increased net revenues.

     General and administrative. General and administrative expenses have generally increased in absolute dollars since the three months ended March 31, 1997, primarily due to the addition of finance, information technology and administrative personnel. General and administrative expenses increased for the three months ended December 31, 1997, primarily due to the costs associated with a facilities move. General and administrative expenses have generally decreased as a percentage of total net revenues, primarily due to increased net revenues.

LIQUIDITY AND CAPITAL RESOURCES

     We have financed our operations primarily from the sale of preferred stock and other financing activities such as bank credit against accounts receivable, subordinated debt offerings and capital equipment leasing. As of June 30, 1999, we had cash, cash equivalents and short-term investments of $7.7 million which included amounts borrowed under our credit facilities.

     We have a lease to finance the acquisition of computer software and hardware, and furniture. The lease expires on June 30, 1999. We entered into a revolving credit facility against accounts receivable in January 1999 which provides borrowings of up to $3.0 million. Borrowings under this credit facility bear interest at the prime rate, which was 7.75% as of June 30, 1999, and are due upon demand and are secured by substantially all of our assets. As of June 30, 1999, we had an outstanding balance of $1.5 million. The agreement expires on January 10, 2000. We also entered into subordinated loan and security agreements in January and May 1999. Borrowings under these loans were $2.5 million individually, bear interest at a rate of 12.25% and 12.76% per annum, respectively, and are secured by all of our tangible assets.

     Net cash used by operating activities was $3.2 million for the six months ended June 30, 1999. Net cash used by operating activities during the six months ended June 30, 1999 was primarily due to net losses and decreases in deferred revenues and accounts payable, partially offset by a decrease in accounts receivable. Net cash used by operating activities was $7.0 million in 1998 and $6.1 million in 1997. During 1997 and 1998, net cash used by operating activities was primarily due to net losses and increases in accounts receivable, partially offset by increases in deferred revenue and accrued expenses.

     Net cash used in investing activities was $1.6 million for the six months ended June 30, 1999 as a result of net purchases of short-term investments and property and equipment. Net cash used by investing activities was $605,000 in 1997 and $2.6 million in 1998. Cash was used during these periods to acquire property and equipment and purchase investments. There were no short-term investments at December 31, 1997. We currently do not have significant capital spending or short-term purchase commitments, but expect to continue to engage in capital spending in the ordinary course of business. During 1998, we expensed as incurred all software development costs.

     Net cash provided by financing activities was $6.8 million for the six months ended June 30, 1999. The net increase was primarily due to subordinated debt offerings that resulted in proceeds of $5.0 million and a revolving credit facility against accounts receivables that netted $1.5 million. Net cash provided by financing activities in 1997 was $4.9 million and $9.7 million in 1998. Net cash used by financing activities in 1997 and 1998 primarily represented repayment of indebtedness. Net cash provided by financing activities during 1997 and 1998 was primarily due to the issuance of preferred stock.

     We expect to experience growth in our working capital needs for the foreseeable future in order to execute our business plan. We anticipate that operating activities, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or products. We believe that the net proceeds from this offering, together with our current cash and cash equivalents, cash generated from operations and available borrowings under our line of credit, will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures for at least the next 12 months.

DISCLOSURES ABOUT MARKET RISK

     Our exposure to market risk for changes in interest rates relates primarily to our cash equivalents and short-term investments. The short-term investments are available for sale. We do not use derivative financial instruments in our investment portfolio. As stated in our investment policy, we are averse to principal loss and ensure the safety and preservation of our invested funds by limiting default and market risks. We mitigate default risk by investing in only investment-grade securities. The portfolio includes marketable securities with active secondary or resale markets to ensure portfolio liquidity. All short-term investments have a fixed interest rate and are carried at market value, which approximates cost.

     As of December 31, 1998, we had cash equivalents and short-term investments of $4.3 million with a weighted average interest rate of 5.7%. These investments mature in 1999.

     A hypothetical increase or decrease in market interest rates of 10% from the December 31, 1998 rates would cause the fair value of these investments to change by an insignificant amount.

     We invoice all of our foreign customers from the United States in U.S. dollars and all revenues are collected in U.S. dollars. In addition, we do not have significant cash balances denominated in foreign currencies. As a result, we do not believe that we have significant market risks associated with foreign currencies or related to sales and collections.

YEAR 2000 READINESS DISCLOSURE

     Some computers, software, and other equipment include computer code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches, and are commonly referred to as the "year 2000 problem."

     Assessment. The year 2000 problem affects the computers, software and other equipment that we use, operate or maintain for our operations. Accordingly, we have organized a project team responsible for monitoring the assessment and remediation status of our year 2000 projects. This project team is currently assessing the potential effects and costs of remediating the year 2000 problem for our internal systems. To date, we have not obtained verification or validation from any independent third parties of our processes to assess and correct any of our year 2000 problems or the costs associated with these activities.

     Internal infrastructure. We believe that we have identified mission-critical computers, servers and applications, and our business systems and related equipment used in connection with our internal operations that will need to be evaluated to determine if they must be modified, upgraded or replaced to minimize the possibility of a material disruption to our business. Upon completion of such evaluation, which we expect to occur by July 1999, we expect to commence the process of modifying, upgrading and replacing major systems that have been assessed as adversely affected, and expect to complete this process before the occurrence of any material disruption of our business.

     Systems other than information technology systems. In addition to computers and related systems, the operation of office and facilities equipment, such as fax machines, telephone switches, security systems and other common devices may be affected by the year 2000 problem. We are currently assessing the potential effects and costs of remediating the year 2000 problem on our office equipment and our facilities and expect this process to be completed by the end of the calendar year 1999.

     Products. We have tested and intend to continue to test all of our products for year 2000 problems. To date, we have been able to correct any problems with our products relating to the year 2000 problem. We currently do not expect any significant year 2000 problems to arise with our products. We have generally represented to our indirect channel partners and end users that our products are year 2000 compliant, and if that turns out to be untrue, these parties may make claims against us which may result in litigation or contract terminations.

     We estimate the total cost to us of completing any required modifications, upgrades or replacements of our internal systems will not exceed $100,000, almost all of which we believe will be incurred in 1999. Based on the activities described above, we do not believe that the year 2000 problem will have a material adverse effect on our business or operating results. In addition, we have not deferred any material information technology projects as a result of our year 2000 problem activities.

     Suppliers. We are in the process of assessing the readiness of our sole-sourced component suppliers. We expect that we will be able to resolve any significant year 2000 problems with sole-sourced component suppliers; however, we cannot assure you that these suppliers will resolve any or all year 2000 problems before the occurrence of a material disruption to the operation of our business. Any failure of these third parties to timely resolve year 2000 problems with their systems could harm our business.

     Most likely consequences of year 2000 problems. We expect to identify and resolve all year 2000 problems that could adversely affect our business operations. However, we believe that it is not possible to determine with complete certainty that all year 2000 problems affecting us have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, no one can accurately predict how many year 2000 problem-related failures will occur or the severity, duration or financial consequences of these perhaps inevitable failures. As a result, we believe that the following consequences are possible:

     - a significant number of operational inconveniences and inefficiencies for us, our contract manufacturers and our indirect channel partners and end users that will divert management's time and attention and financial and human resources from ordinary business activities;

     - business disputes and claims for pricing adjustments or penalties due to year 2000 problems by our indirect channel partners and end users; and

     - a number of serious business disputes alleging that we failed to comply with the terms of contracts or industry standards of performance, some of which could result in litigation or contract termination.

     Contingency plans. We are currently developing contingency plans to be implemented if our efforts to identify and correct year 2000 problems affecting our internal systems are not effective. We expect to complete our contingency plans by the end of September 1999. Depending on the systems affected, these plans could include:

     - accelerated replacement of affected equipment or software;

     - short to medium-term use of backup equipment and software;

     - increased work hours for our personnel; and

     - use of contract personnel to correct on an accelerated schedule any year 2000 problems that arise or to provide manual workarounds for information systems.

     Our implementation of any of these contingency plans could harm our business.

     The discussion of our efforts and expectations relating to year 2000 compliance are forward-looking statements. Our ability to achieve year 2000 compliance and the level of incremental costs associated with compliance could be adversely affected by, among other things, availability and cost of programming and testing resources, third-party suppliers' ability to modify proprietary software, and unanticipated problems identified in the ongoing compliance review.

     Disclaimer. The discussion of our efforts and expectations relating to year 2000 compliance are forward-looking statements. Our ability to achieve year 2000 compliance and the level of incremental associated cost, could be adversely affected by, among other things, availability and cost of programming and testing resources, third-party suppliers' ability to modify proprietary software and unanticipated problems identified in the ongoing compliance review.

RECENTLY ISSUED ACCOUNTING STANDARD

     In June 1998, the FASB issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. We will adopt SFAS No. 133 for 2000. We believe that this statement will not have a significant impact on our business.

                                    BUSINESS

OVERVIEW


     Packeteer is a provider of network software products that enhance mission-critical application performance over enterprise WANs and the Internet. These application-adaptive bandwidth management solutions give businesses and service providers per-application control of bandwidth at congested WAN access links. Our bandwidth management solutions are application-adaptive because they allow network managers to identify different applications at the WAN access link and to control the bandwidth allocated to each of these applications, enabling them to protect the performance of their most critical applications.


     We deliver comprehensive application-adaptive bandwidth management by discovering and classifying network traffic, analyzing application and network performance, controlling traffic flows and then reporting on performance. These four steps are accomplished through our PacketWise software which is embedded in our PacketShaper family of products and in the networking products of our technology partners. Our PacketShaper product family consists of hardware platforms based on Intel compatible microprocessor technologies. Installing PacketShaper imposes no changes to the existing network's equipment, configuration or software.

     We have shipped over 2,800 PacketShapers and have established a network of over 100 VARs, distributors and systems integrators that sell our solutions in over 50 countries. In addition, we have business partners who license our PacketWise software for integration into their networking products and other partners, such as Lucent Technologies, who resell our products under their private labels.

INDUSTRY BACKGROUND

The Emergence of Internet Computing


     Today, both the Internet and its underlying protocol TCP/IP, have grown to positions of prominence in enterprise networking. Protocols are predefined mechanisms for computers to communicate over networks. From its origins as a network connecting academic and government institutions, the Internet has evolved into an interactive communications and commerce platform supporting businesses' daily operations. Originally intended to accommodate non-interactive traffic such as file transfers and e-mail, the Internet and TCP/IP were designed with the basic goals of connectivity, versatility and bandwidth exploitation. With the evolution towards Internet computing, TCP/IP has become the communications fabric, or as is commonly referred to in the technology industry, the underlying protocol, of mission-critical enterprise networks. The Internet has enabled a new generation of interactive applications to deliver core business functions, including e-commerce, data access and information exchange, to a broad range of users. Leveraging the fundamental attributes of the Internet and TCP/IP, businesses, consumers and suppliers have become better connected. This rapid development of a vast connected economy has given rise to a new innovative business model, the Internet computing model.



     The rapid emergence of Internet computing has had a significant effect on today's enterprise networks and has created new challenges for information technology managers. As more interactive business applications are developed using web-enabled versions of enterprise software platforms, such as SAP R/3, Oracle, PeopleSoft and Baan, the amount of network data is increasing dramatically. E-commerce extends the confines of the enterprise network across the Internet, making application performance difficult to ensure. Enterprise users access graphics-intensive web sites, download large files, view streaming media presentations, monitor news and stock quotes and access other non-critical information over the Internet. The resulting traffic deluge impacts network resources that serve point-of-sale, order processing, enterprise resource planning, supply-chain management and other vital business functions.

     Internet computing relies on TCP/IP as the underlying protocol to support distributed enterprise applications and the delivery of electronic services. The Internet Protocol, or IP, provides for routing of packets across networks that utilize TCP/IP as their underlying protocol. The Transmission Control Protocol, or TCP, provides flow control for, and reliable ordered delivery of, Internet Protocol packets. Unlike early non-interactive applications that did not require real-time responsiveness, today's enterprise and e-commerce applications depend on timely access to data and real-time transaction responses to ensure productivity and a high quality of experience for end users. The shift toward real-time, delay-sensitive data is accelerating as corporations begin to converge database transactions and multimedia traffic onto their enterprise networks. TCP/IP is unable to differentiate between traffic types and is designed so that each transmission attempts to consume all available bandwidth. These characteristics, which make TCP/IP suitable for non-interactive traffic, threaten the performance of today's mission-critical applications.


The Traffic Bottleneck at the WAN Access Link

     In recent years, the adoption of Fast Ethernet and Gigabit Ethernet technologies has reduced network congestion on the LAN. Simultaneously, the deployment of fiber infrastructure in the service provider backbone has also reduced bandwidth contention in that portion of the network. However, the bridge between the two, the WAN access link, has remained the slow, weak link in the chain, forming a bandwidth bottleneck. WAN access link capacity is often constrained, expensive and difficult to upgrade. When faced with bandwidth contention at the bottleneck, TCP/IP provides neither a means to give preferential treatment to select applications nor a good mechanism to effectively control data flows because TCP flow control is handled only by end systems. TCP/IP reacts to network congestion by discarding data packets and sporadically reducing packet transmissions from the host computer. In enterprise networks that are overwhelmed by increasing amounts of both non-critical and mission-critical traffic, unmanaged congestion at the WAN access link undermines application performance and can result in impaired productivity and lost revenues.
                                      LOGO

     Today's enterprise networks require solutions that ensure mission-critical application performance, increase network efficiency, and enable the convergence of data, voice and video traffic. Enterprises are seeking to align their networks with their business priorities by making them adaptive to the unique requirements of the growing mix of mission-critical applications. At the same time, they seek to leverage investments in application software and proactively control recurring network costs by optimizing bandwidth utilization.

     Many existing and newly emerging telecommunications service providers are also seeking to address the needs of enterprises that are adopting Internet computing. Service providers have traditionally functioned as WAN bandwidth suppliers, leasing data lines and selling Internet access to businesses and consumers. In the face of heightened competition, service providers are seeking to differentiate themselves by offering tiered services in order to attract and retain customers and increase profitability. These offerings include web hosting, application outsourcing and managed network services. To deliver these services, service providers must be able to ensure network and application performance and better manage and allocate network resources.

Limitations of Existing Approaches

     Businesses and service providers currently employ several approaches in an attempt to alleviate network congestion at the WAN access link. These approaches include the following:

     Adding bandwidth and infrastructure to over-provision the network. This approach requires expensive upgrades to WAN access links and associated network equipment. Moreover, incremental increases in bandwidth only temporarily alleviate network congestion, leaving the following problems unresolved:

     - Over-provisioning results in under-utilization of the network during non-peak periods;

     - Increases in bandwidth tend to be consumed quickly by latent demand within LAN and backbone infrastructure;

     - Deployment costs and increases in recurring service charges can be prohibitively expensive, especially for networks with many remote sites and for international networks; and

     - There is no application performance visibility to enable effective capacity planning.


     Implementing queuing-based features. Queuing technologies provide some degree of prioritization and are frequently incorporated in routers, which are devices that forward data packets from one LAN or WAN to another. These implementations engage only after queues form, and attempt to provide quality of service, or QoS, by reordering packets and then discarding packets when the queues overflow. Router-based approaches typically identify and prioritize traffic based on rudimentary characteristics such as port number, a simplistic mechanism to coordinate the transmission of application data, IP address or protocol type. While these approaches can alleviate some of the bandwidth contention problems, they are inadequate to handle an increasingly complex mix of interactive and real-time mission-critical applications. These limitations include:


     - Queuing-based approaches are reactive in nature and can only address congestion after the fact, rather than preventing it from occurring;

     - Congested queues result in packet loss, retransmissions and delays that waste bandwidth and undermine application response times;

     - Limited traffic classification capabilities inadequately distinguish between different types of applications, resulting in sub-optimal prioritization of traffic;

     - Queuing does not directly control end-to-end application performance; and

     - Queuing-based approaches do not control inbound traffic flowing from the WAN to the LAN.

     Installing network-management tools. Several vendors provide software that analyzes and monitors network traffic. While these products enable network administrators to determine how bandwidth is being utilized, thereby identifying where bandwidth management is required, they do not comprise a complete solution for the following reasons:

     - These products only monitor and report application performance and bandwidth utilization, offering no means of fixing or resolving performance problems; and

     - Products that detect problems once they occur are reactive and don't proactively prevent similar problems in the future.

The Bandwidth Management Opportunity

     As Internet computing is more widely adopted, both businesses and service providers are seeking ways to cost-effectively manage bandwidth, ensure application performance and increase network efficiency. As mission-critical applications compete with bandwidth-hungry non-critical traffic for limited network resources, enterprises require a solution that not only monitors and reports on application performance problems, but also provides the means to fix such problems. As the complexity of their network infrastructures increases, enterprises seek solutions that integrate easily into the existing network and are cost-effective to deploy and maintain. In response to growing competition, service providers are looking to create new revenue streams by offering differentiated network and application-based services that meet the needs of enterprise customers. Whether the solution is implemented by the enterprise or purchased from a service provider, effectively managing the performance of mission-critical applications is essential to businesses relying on Internet computing.

THE PACKETEER SOLUTION

     Packeteer provides application-adaptive bandwidth management solutions that enhance the performance of mission-critical applications over enterprise WANs and the Internet. Addressing the needs of both enterprises and service providers, our products incorporate innovative technology for discovery, classification, analysis, control and management of disparate traffic flows on congestion-prone WAN access links.

     PacketWise software is at the core of our bandwidth management solutions and is embedded in Packeteer-manufactured products and OEM-manufactured products. Our PacketShaper family of products consists of hardware platforms based on Intel compatible microprocessor technologies that run various configurations of our PacketWise software. Our PacketShaper products provide customers with a solution designed to be deployed easily and cost-effectively without additional investment in or impact to network equipment, software or infrastructure. In addition, by working with OEM partners to embed PacketWise technology into their networking products, we are able to address new market opportunities that are outside of the scope of our PacketShaper family of products.

     As the enterprise network increasingly extends to include the Internet, network managers are challenged with managing the dynamic growth in critical and non-critical traffic. Each particular application and type of traffic -- such as transactions, file transfers, voice or streaming multimedia -- requires a tailored management strategy to ensure optimal performance. Our solutions are based on a comprehensive four-step methodology that provides the elements for effective bandwidth management:

     I. Discover and Classify Traffic. Currently, PacketShaper automatically detects and identifies over 150 types of traffic. Network managers can refine traffic categories based on application, protocol, web page, addresses, users and host names. In addition, managers can define criteria to recognize proprietary applications so that PacketShaper automatically classifies the associated traffic. Sophisticated traffic classification enables network managers to understand network congestion and to precisely target bandwidth-allocation policies.

     II. Analyze Performance. PacketShaper provides detailed analysis and evaluation of network resources and application performance. PacketShaper tracks traffic levels and trends, measures response times and calculates network efficiency. Network managers can analyze all traffic traversing a particular WAN access link or can focus on an individual application, client, server or traffic type.

     III. Control Traffic. PacketShaper allows network managers to control application performance and network resources by defining precise bandwidth-allocation policies. Policies can protect important traffic, cap bandwidth-intensive traffic and guarantee service levels. Network managers can tailor management strategies and bandwidth allocation to suit the requirements of particular applications or traffic, such as voice, video or data. PacketShaper paces both inbound and outbound traffic over the WAN access link to optimize performance and control end-to-end QoS. Our control technology can also prohibit specific applications, such as web-based entertainment or leisure applications, from utilizing any enterprise resources.

     IV. Report Performance. PacketShaper provides reports describing current and historical network performance. Comprehensive reports, graphs and tables enable network managers to refine bandwidth management policies, evaluate efficiency and plan capacity. PacketShaper automatically measures per-transaction response times for each application. Managers can set, enforce and monitor service-level agreements, which quantify desired QoS for a particular application or customer.

     Our dynamic four-step approach to application-adaptive bandwidth management enables businesses and service providers to realize the following key benefits:

     - Gain Network Performance Visibility and Insight. PacketShaper provides valuable historical and real-time information about application performance and network utilization through an easy-to-use browser interface. Network managers gain a better understanding of the nature of traffic running on their networks and the problems and inefficiencies associated with that traffic.


     - Ensure Bandwidth to Mission-Critical Applications. Policy-based bandwidth allocation protects bandwidth for mission-critical applications such as SAP R/3, Oracle and Baan, preventing disruptions from bandwidth-hungry but less urgent applications such as file transfers or casual web browsing.


     - Simplify Deployment. PacketShaper installs easily and automatically starts to discover, classify and analyze network traffic and suggests policies to optimize performance. It complements the existing network infrastructure, requires no router reconfiguration or desktop changes and is designed not to disrupt network connectivity in the event of software or hardware failure.

     - Enable Interactive Services. VoIP, real-time video and other streaming media require guaranteed bandwidth in order to achieve minimum quality requirements. By using PacketShaper to set minimum bandwidth guarantees and explicit delay bounds, network managers and service providers can deliver smooth and predictable performance of these delay-sensitive multimedia services.

     - Increase Network Efficiency. PacketShaper improves network efficiency and helps delay expensive capacity upgrades by managing non-critical traffic to reduce retransmission overhead and smooth the variability in bandwidth utilization.

     - Facilitate E-Commerce. PacketShaper can reserve bandwidth for individual web site customers on a shared WAN connection. PacketShaper can also optimize response time for certain web pages, such as product order and home pages, and redirect users with slower connections to less data-intensive web pages.

STRATEGY

     Our objective is to be the leading provider of application-adaptive bandwidth management solutions. Key elements of our strategy include:

     Focus on Bandwidth Management Needs of Enterprises. We are focused on providing high performance, easy-to-use and cost-effective bandwidth management solutions to enterprises whose businesses are based on Internet computing. For these businesses, managing mission-critical application performance and optimizing the value of the network will continue to be competitive requirements. As the Internet proliferates and new Internet-based applications and services emerge, we believe businesses will continue to adopt Internet computing business models at a rapid rate and that effective bandwidth management will become an increasingly important requirement for maintaining an efficient enterprise network. We believe we have established a differentiated market position based on our comprehensive solution that provides for effective bandwidth management, early market leadership and brand awareness. We intend to continue to direct our development, sales and marketing efforts toward addressing the bandwidth management needs of the Internet computing market.

     Expand Presence in Telecommunications Service Provider Market. We are actively pursuing opportunities in the service provider market and currently have numerous service provider customers, including: BIGLOBE, a wholly owned subsidiary of NEC Corporation; CLEAR Communications Ltd.; NTT Corporation; SONERA Technologies; Telefonica de Espana; and Verio Inc. We believe service providers are under increasing pressure to attract new subscribers, reduce subscriber turnover, improve operating margins and develop new revenue streams. Specifically, service providers seek to differentiate themselves through value-added service offerings, such as web hosting, application outsourcing and application service-level management. We believe our PacketShaper and PacketWise solutions enable service providers to deliver these higher value services by enhancing network and application performance and better managing and allocating network resources. We intend to increase demand for our solutions with service providers by leveraging our strong enterprise presence.


     Continue to Build Indirect Distribution Channels. We believe we have built a significant worldwide distribution channel. We currently have over 100 VARs, distributors, systems integrators and OEMs, that sell our products in over 50 countries. These relationships include: Syncordia Solutions, a division of British Telecommunications PLC; Datacraft Asia Ltd.; Fujitsu Limited; Macnica; Nissho Electronics Corporation; Persetel PQ Client Computing, a subsidiary of Comparex Holdings; Unisys Corp.; and Williams Communications Solutions, LLC. Recently, we entered into an agreement with Alcatel Business Systems to distribute our products globally. We intend to continue to develop and support new VAR and distribution relationships, as well as to establish additional indirect channels with service providers, systems integrators and OEMs. We believe this strategy will enable us to increase the worldwide deployment of our products.



     Develop OEM Relationships to Broaden PacketWise Deployment. We have designed our PacketWise software in distinct modules to integrate with network hardware platforms offered by other vendors. This integration brings Packeteer's unique capabilities into markets where QoS is required but is beyond the scope of the PacketShaper offering. We currently have two software OEM relationships. ADC Telecommunications has licensed portions of our PacketWise software to incorporate in its networking products. Adtran has licensed PacketWise technology to enable classification and partitioning in managed network services products. In addition, Lucent Technologies, Memorex Telex and NEC sell PacketShaper with PacketWise software under their own labels. These private label relationships allow our products to reach consumers and markets that we would have difficulty reaching alone. With Memorex Telex and NEC we have partners in Asia that provide local account management. Lucent Technologies provides us a worldwide partnership with a leader in the convergence of data and voice. We intend to pursue additional OEM relationships in order to drive the proliferation of our technology in enterprise and service provider networks.


     Extend Bandwidth Management Technology Leadership. Our technological leadership is based on our sophisticated traffic classification, flexible policy-setting capabilities, precise rate control expertise and ability to measure response time and network performance. We intend to invest our research and development resources to increase performance by handling higher speed WAN connections, functionality by identifying and managing additional applications or traffic types, and modularity by taking individual components of Packetwise together or on a stand-alone basis of our existing bandwidth management solutions and to develop new leading-edge technologies for emerging markets. This includes extending our bandwidth management solutions to incorporate in-depth application-management techniques that will improve performance over the Internet and reduce bandwidth requirements. We plan to extend our current portfolio by offering PacketWise-defined solutions that target the specific needs of three primary market opportunities: application service-level management, enterprise bandwidth management and service provider bandwidth management.


PRODUCTS

     We provide application-adaptive bandwidth management solutions to address the needs of both businesses and service providers. Our products incorporate innovative technology for discovery, classification, analysis, control and management of disparate traffic flows in congestion-prone TCP/IP WAN access links. Our PacketWise software is at the core of our bandwidth management solutions and is embedded in our PacketShaper family of products. PacketShaper products consist of Intel compatible microprocessor technology running various configurations of PacketWise. We also license our PacketWise software to OEM partners for incorporation in their networking products.

     PacketShaper is available in three models to fit a broad range of network environments, including corporate and service providers' data centers, enterprise networks, branch offices and remote sites, as well as a wide variety of additional network environments. Our PacketShaper products support multiple WAN access link speeds. In addition, our solution supports thousands of simultaneous sessions involving a wide range of protocols. Each of our PacketShaper models is described below:

PacketShaper 1000  PacketShaper 1000 targets the needs of branch offices and remote sites. It connects to 10 megabits per second, or Mbps, Ethernet LANs and manages WAN access links with speeds up to 384 Kbps.
PacketShaper 2000  PacketShaper 2000 targets the requirements of enterprise network administrators and Internet service providers. It connects to 10 Mbps LANs and manages WAN access links with speeds up to 8 Mbps, or two T1/E1 lines.
PacketShaper 4000  PacketShaper 4000 targets corporate data centers, Fast
                   Ethernet LAN, or 100 Mbps, environments and Internet service providers. It connects to 10 or 100 Mbps LANs and controls
                   WAN access links with speeds up to 45 Mbps, or a T3 line.
                   This model also has redundant power supplies and cooling fans, which are important features in service provider environments. Even if one of the fans or power supplies fails, PacketShaper still operates.

     PacketShapers are designed to be deployed easily and cost-effectively in an existing network configuration. PacketShaper does not require any new protocols, standards, router reconfiguration or desktop changes. Additionally, each PacketShaper features a passive connector that maintains network connectivity if a PacketShaper is turned off or shuts down due to a hardware or software failure. PacketShapers are typically deployed between the LAN and the WAN access router in order to manage bandwidth at the WAN access link where traffic needs to be controlled to avoid a bottleneck. The diagram below depicts examples of how PacketShapers are deployed on customer networks.

LOGO

TECHNOLOGY

     We differentiate our solution by combining our knowledge of enterprise applications with our expertise in underlying network protocols. We have invested heavily in developing valuable, proprietary software and related technologies. In particular, we have developed expertise and technology in these major areas: sophisticated traffic discovery and classification, flexible policy definition and enforcement, precise rate control, application-based response-time measurement, high-performance packet engines and scaleable configuration. We have tied together these technologies with an easy-to-use, web browser interface in order to insulate the end user from the sophistication of the underlying technology and to allow them to derive the benefits of the technology with minimal effort.

Sophisticated Traffic Discovery and Classification

     The ability to automatically detect and classify an extensive collection of applications and protocols differentiates PacketShaper from other bandwidth management technologies. Sophisticated traffic classification is crucial to understand network congestion and to target appropriate bandwidth-allocation policies. Network software or devices that claim QoS features typically offer rudimentary solutions because they can identify traffic based only on protocol type or port numbers. This approach limits application-specific QoS capabilities because these products do not recognize the detailed information required to make intelligent classification decisions. PacketShaper discovers and classifies traffic by focusing on content and applications where value to the end user lies.


     Relying only on more basic protocols to classify traffic prevents network managers from discovering important traffic trends and limits policy-setting. Sophisticated traffic types such as VoIP, Oracle 8, TN3270, Citrix, and Microsoft DCOM cannot be identified using rudimentary traffic classification schemes. PacketShaper identifies traffic markers, detects dynamic port assignments and tracks transactions with migrating port assignments. This sophisticated traffic classification allows network managers to set policies and control the traffic related to an individual application, session, client, server or traffic type. PacketShaper permits a network manager to isolate each published application running within a Citrix-based environment and can also differentiate among various applications using the same port. For example, web browsing, traffic from mission-critical web sites, PointCast and PeopleSoft e7.5 are all assigned to the same TCP port number but can be individually classified using PacketShaper.

     PacketShaper needs no assistance from network managers to automatically detect and identify over 150 traffic types. Without a sophisticated identification and classification capability, managers are usually unaware of the diversity of their own network traffic. In addition, managers can define proprietary applications so that their traffic can be recognized and reported. Our PacketShaper technology is differentiated by its ability to recognize older enterprise protocols, such as AppleTalk, DECnet, IPX and SNA. We continuously enhance PacketShaper's classification capability to include new traffic types. Any traffic category can be made even more specific by adding more detailed criteria -- for example, Oracle traffic to or from a particular database. The PacketShaper automatically classifies over 150 different traffic types, some of which are listed below. The traffic types are named either with their associated protocol or application and are grouped according to the class of application which generated that traffic. Each traffic type has an associated protocol which allows it to be recognized on the network.


CLIENT/SERVER   DIRECTORY       E-MAIL    FILE         INTERNET    LEGACY LAN
CORBA           SERVICES        cc:MAIL   SERVER       ActiveX     AND NON-IP
FileMaker Pro   CRS             IMAP      Lockd        FTP         AppleTalk
FIX             DHCP            MS DCOM   NetBIOS-IP   Gopher      DECnet
LotusNotes      DNS             (MS       NFS          HTTP        IPX
MS DCOM         DPA              Exchange              IP          SNA
MS SQL          Finger          MSSQ      GAMING       IPv6        FNA
Oracle          Ident           POP3      SYSTEMS      IRC         LAT
SunRPC          Kerberos        SMTP      Doom         NNTP        NetBEUI
                LDAP                      Kali         SSH         AFP
                RADIUS                    Quake        SSL
                TACACS                    Quake II     TCP
                Whois                                  TFTP
                                                       UDP
                                                       UUCP

NETWORK         PRINT           ROUTING   SESSION      TUNNELING   VOICE OVER
MANAGEMENT      LPR             AURP      Citrix       PROTOCOL    IP
PROTOCOL        TN3287          BGP       RDP          DLS         CUSeeMe
Cisco           TN5250p         CBT       Telnet       GRE         H.323
Discovery                       DRP       Timbuktu     IPSEC       I-Phone
ICMP            PUSH            EGP       TN3270       L2TP        Micom VIP
NTP             Backweb         EIGRP     TN5250       PPTP        RTCP
SNMP            Marimba         IGMP      Xwindows                 RTP
SYSLOG          PointCast       OSPF                               T.120
                                PIM       STREAMING                VDOPhone
                                RARP      MEDIA
                                RIP       MPEG
                                Spanning  NetShow
                                Tree      RealAudio
                                          RTSP
                                          ST2
                                          Streamworks

Flexible Policy Definition and Enforcement

     PacketShaper provides network managers flexible tools to tailor solutions for different applications or traffic types. Unlike queuing-based approaches, PacketShaper allows network managers to do more than just prioritize one traffic type over another. Our policy features offer the flexibility required to tune bandwidth to specific applications and dynamically utilize available bandwidth. Our policy features may be used individually or in conjunction with each other. PacketShaper policy features include:

     - Per-session rate policies. These policies enable network managers to limit or guarantee bandwidth to each individual session of an application's traffic. Per-session policies allocate each session an appropriate amount of bandwidth and prevent one large session from inappropriately impacting others. Network managers specify a minimum-guaranteed rate and allow the session scaled access to additional available bandwidth. For example, a bandwidth cap for traffic prevents web browsers from competing for bandwidth required by mission-critical applications. Likewise, a guaranteed rate for audio or video streams ensures that they are not interrupted by traffic that tends to consume any available bandwidth.

     - Partitions. Partitions allow the creation of a separate, exclusive channel within a WAN access link. Partitions represent aggregate bandwidth minimums or maximums governing how much of the network can be used by a single application or traffic category. Partitions can be fixed, creating dedicated virtual circuits, or burstable, creating virtual circuits whose unused bandwidth can be shared.

     - Priority policies. Priorities may be assigned to each application or traffic category. Eight priority levels are available. Priority policies are ideal for traffic that does not burst, non-IP traffic and traffic characterized by small, high-priority flows.

     - Admission-control policies. Admission control determines the response if a bandwidth guarantee cannot be satisfied. Network managers may choose to deny access, accommodate an additional user with less than guaranteed performance, or, for web requests, redirect the request to another server. For example, if an online streaming-video service suffers a high-demand period and all available bandwidth is consumed, an admission-control policy could present a web page explaining that resources are busy. This allows a maximum number of users to receive a targeted service quality without degradation as new users seek to access the service.

     - Discard and never-admit policies. These policies intentionally block traffic. Discard policies toss packets without sending feedback to the sender. Never-admit policies are similar to discard policies except that the policy informs the sender that service is blocked.

Precise Rate Control

     One of TCP/IP's primary weaknesses is an inability to guarantee QoS. Unlike systems network architecture, or SNA, and asynchronous transfer mode, or ATM, protocols, which have an embedded concept of rate, TCP/IP's attempts to consume all available bandwidth conflict with the goal of predictable, consistent, mission-critical application performance. PacketShaper's standards-based TCP rate control technology overcomes TCP/IP's shortcomings by proactively preventing congestion on both inbound and outbound flows and increasing overall network throughput. Rather than discarding packets from a congested queue, TCP rate control paces packet delivery to prevent congestion. Rate control uses the remote user's access speed and real-time network latency to calculate the optimal transmission speed. Evenly paced packet transmissions, instead of packet bursts which consume all available bandwidth, yield significant efficiency gains in the network. TCP rate control is a proactive and precise way to increase network efficiency by avoiding retransmissions and packet loss and creates a smooth, even flow rate that maximizes throughput. By employing TCP rate control, PacketShaper manages the majority of traffic at the access link before network congestion occurs.

     For non-TCP based traffic, such as UDP, alternative rate-based management techniques must be implemented. Typically UDP does not rely on acknowledgments to signal successful receipt of data, and it therefore offers no means for flow control. By directly controlling other TCP flows, however, PacketShaper effectively makes bandwidth available for UDP flows. The combination of per flow rate scheduling and explicit delay bounds removes latency and variability, or jitter, for the UDP flows traversing the WAN access link.

     For example, VoIP is a UDP-based application that is particularly latency-sensitive, requiring packets to be evenly spaced to eliminate jitter. PacketShaper enhances VoIP performance in two ways. First, PacketShaper manages competing traffic by using rate control to constrain bursty TCP traffic. In addition, a rate policy for VoIP gives a minimum bandwidth guarantee to each flow, ensuring that each voice stream gets the bandwidth it needs for predictable performance. When there is a lull in the conversation, any unused bandwidth is re-allocated to other traffic.

Application-Based Response-Time Measurement

     PacketShaper's position in the enterprise network -- monitoring and controlling all the traffic that passes -- gives it an opportunity to provide accurate response-time measurements. Because it already handles and classifies every packet, PacketShaper can easily calculate the time traffic spends traveling between a client and a server and the time used by the server itself.

     PacketShaper breaks each response-time measurement into network delay, the time spent in transit, and server delay, the time the server used to process the request. It can highlight clients and servers with the slowest performance. PacketShaper allows network managers to set acceptability standards and then track whether performance adheres to the standards.

High-Performance Packet Engines

     Sophisticated classification and control of high-speed traffic must be accomplished in an efficient manner. Adding significant delay in the process of managing traffic flows would negate the resulting performance improvements. Packeteer has developed expertise in the development of high-speed, software-based packet engines running on real-time operating systems that can efficiently process thousands of simultaneous high-speed connections with minimal delay. This core-engine software technology scales to take advantage of ever-increasing microprocessor performance to manage faster access links.

Scaleable Configuration


     Large deployments require tools to ease the process of updating tens or hundreds of PacketShapers that are distributed throughout the network. To address these requirements, PacketShaper offers its own features, aligns with industry standards and integrates with third-party tools.



     For example, PacketShaper's Group Configuration Service is a feature in the form of a web-based tool that network managers use to configure and deploy large PacketShaper installations. As another example, PacketShaper can access a lightweight directory access protocol, or LDAP, which is a networking industry standard, to enable centralized management of data such as lists of IP addresses. Finally, PacketShaper is accessible from within HP OpenView, a

Hewlett-Packard developed tool for network management.

CUSTOMERS

     We sell all of our products through indirect channel partners. The following is a representative list of our indirect channel partners by geographic region:


                                            EUROPE, AFRICA
    NORTH AND SOUTH AMERICA              AND THE MIDDLE EAST                        ASIA
--------------------------------   --------------------------------   --------------------------------
AmeriNet, Inc.                     Activis, Ltd.                      AsiaSoft HK Ltd.
Bay Data Consultants               ADAnet IIS                         Datacraft Asia Ltd.
Data Transit                       Alcatel                            Kanematsu USA, Inc.
DTM Corporation                    Antea Consulting                   Lan Systems Pty Ltd.
M-13                               Data Construction                  Macnica, Inc.
MicroVisions                       Iperformances                      Nissho Electronics Corporation
NCA (Network                       Logical Networks Plc               Teledata (Singapore) Ltd.
  Computing Architects, Inc.)      ME Networks AG                     Unitech Computer Systems Limited
NETPLEX Systems, Inc.              MIEL
NETsource                          Persetel PQ Client Computing
Ocean Systems Engineer/ITI         Telemation AG & Co Netzwerke
(OSEC)                             Wang Holdings Netherlands B.V.
SE Technologies, Inc.
Solunet, Inc.
ThinApse Corp
Trivalent LAN Concepts, Inc.
Unisys Corp. through LACD


     The following is a representative list of end users that have deployed multiple PacketShapers:

                            ENTERPRISES                                      SERVICE PROVIDERS
-------------------------------------------------------------------   --------------------------------
American Bottling Company          Mitchell International, Inc.       BIGLOBE
Autodesk, Inc.                     Motorola, Inc.                     British Telecommunications PLC
Borden Chemical Inc.               Northwestern Mutual Life           CLEAR Communications Ltd.
Boy Scouts of America              Insurance Company                  Cypress Communications
Cytec Industries Inc.              Sony Pictures Entertainment        NTT Corporation
Domino's Pizza, Inc.               Staley/Tate & Lyle North America   SONERA Technologies
Grant Thornton International       Standard & Poor's                  Telefonica de Espana
Hoechst Marion Roussel AG          Transamerica Corporation           Verio Inc.
Hewlett-Packard Company            Unilever N.V.
Lucent Technologies Inc.

     In 1998, sales to Macnica accounted for 11.9% of total net revenues. For the six months ended June 30, 1999, sales to ADC Telecommunications accounted for 10.6% of total net revenues and sales to Macnica accounted for 10.5% of total net revenues. In 1998, sales to the top 10 indirect channel partners accounted for 45.0% of total net revenues and for the six months ended June 30 1999, sales to the top 10 indirect channel partners accounted for 46.2% of total net revenues.

     In 1998, sales to customers outside of North America constituted 54.7% of total net revenues and in the six months ended June 30, 1999, revenues attributable to sales to customers outside of North America constituted 55.0% of total net revenues.

     The following representative case studies of three of our current customers illustrate how some of our customers have deployed our products:

     Autodesk. Autodesk is a leading supplier of PC design software and multimedia tools used for a wide range of design, engineering, mapping and design-visualization purposes. Autodesk sought to reduce spending on expensive international WAN connections to its worldwide offices, as well as to ensure predictable performance for mission-critical applications such as SAP, Citrix WinFrame and Microsoft Outlook. Before installing PacketShaper, Autodesk required two permanent virtual circuits, or PVCs, for each of its hub locations: one for mission-critical applications and another for secondary traffic such as file transfers. Using PacketShaper, Autodesk was able to consolidate its network traffic, simplify its network management, reduce its PVC requirements by half, and realize cost savings and efficiency by not maintaining additional network infrastructure.

     Domino's Pizza. Domino's Pizza is a leader in pizza delivery. When Domino's purchased a new order-processing application from PeopleSoft, it sought to ensure that appropriate bandwidth would be available on its corporate network while preserving performance for other important traffic such as IPX, which is used for access to network directory services. Using PacketShaper, Domino's was able to identify the different types of traffic on its network, including traffic types it had not previously known were consuming bandwidth. Network managers defined bandwidth-allocation policies to enable PeopleSoft performance, protect other mission-critical applications, and reduce bandwidth for non-urgent traffic during times of contention.

     Hoechst Marion Roussel. Hoechst Marion Roussel, or HMR, is a leading pharmaceutical company with operations worldwide. When HMR began deploying SAP R/3 in its Latin American operations to support mission-critical financial management, manufacturing and sales functions, they found SAP R/3 competed for network bandwidth with Microsoft Exchange. Adding more bandwidth was not an effective solution because TCP/IP applications, such as Microsoft Exchange, attempt to consume all of the available bandwidth on a network, leaving other applications with inadequate bandwidth to perform properly. WAN bandwidth is also very expensive in Latin America. Packeteer's TCP rate control technology enabled HMR to manage their Microsoft Exchange traffic by setting appropriate bandwidth policies for several applications and enabling SAP R/3 to perform even during heavy network congestion. The easily deployable nature and remote management capabilities of Packeteer's solution enabled HMR to deploy PacketShapers in multiple sites where technical resources were scarce.

MANUFACTURING

     We outsource our manufacturing, including warranty repair, to two contract manufacturers. PEMSTAR, located in San Jose, California, manufactures our PacketShaper 1000 and 2000, and Sanmina, located in San Jose, California, manufactures our PacketShaper 4000. The manufacturing processes and procedures for both of these manufacturers are ISO 9002 certified. Outsourcing our manufacturing enables us to reduce fixed costs and to provide flexibility in meeting market demand.

     We design and develop the key components of our products, including printed circuit boards and software. In addition, we determine the components that are incorporated in our products and select the appropriate suppliers of these components. Product testing and burn-in is performed by our contract manufacturers using tests and automated testing equipment that we specify. We also use inspection testing and statistical process controls to assure the quality and reliability of our products.

     We use a rolling seven-month forecast based on anticipated product orders to determine our material requirements. Lead times for the materials and components we order vary significantly and depend on factors such as specific supplier, contract terms and demand for a component at a given time. We submit purchase orders for quantities requested within 90 days. PEMSTAR, Sanmina or Packeteer may terminate the contract without cause at any time. At that time the terminating party must honor all open purchase orders.

MARKETING AND SALES

     We target our marketing and sales efforts at enterprises and service providers. Marketing and sales activities focus on reaching the corporate application network managers responsible for the performance of mission-critical applications in the enterprise. They also focus on reaching service providers that provide valued-added service offerings, such as web hosting, application outsourcing and application service-level management.

     Our marketing programs support the sale and distribution of our products and educate existing and potential enterprise and service provider customers about the benefits of our application-adaptive bandwidth management solutions. Our marketing efforts include the following:

     - publication of technical and educational articles in industry magazines;

     - public speaking opportunities;

     - web site-based communication and promotion;

     - industry tradeshows, technical conferences and technology seminars; and

     - advertising, direct mail and public relations.

     We classify our distribution channels in the following three categories:

     - Solution Partners. We have established a network of over 100 VARs, distributors and systems integrators that sell our solutions in over 50 countries. These solution partners sell PacketShapers and other products that are complementary to our application-adaptive bandwidth management solution.

     - Technology Partners. Technology partners are OEMs and companies with whom we have established joint development relationships. For example, we established a joint development relationship with Hewlett-Packard so that PacketShapers can be viewed and managed through OpenView.

     - Alliance Partners. We have developed a marketing alliance program to establish new marketing relationships, as well as enhance existing relationships, with hardware, software and systems vendors. We believe that we can build brand awareness by working with alliance partners to target the needs of specific customer environments. For example, we formed an alliance with Citrix to enhance the performance of individual applications within the Citrix MetaFrame and WinFrame environments and an alliance with Clarent Corporation to enhance the quality of their VoIP applications. We work with alliance partners on various joint marketing initiatives, including product literature, direct mailings and seminars.

     As of June 30, 1999, our worldwide sales and marketing organization consisted of 51 individuals, including managers, sales representatives and technical and administrative support personnel. We have ten domestic sales offices located in Bedminster, New Jersey; Chicago, Illinois; Cupertino and San Diego, California; Dallas and Houston, Texas; Fall River, Massachusetts; Littleton, Colorado; Duluth, Georgia; and Tacoma, Washington. In addition, we have four international sales offices located in Hong Kong; Sydney, Australia; Tokyo, Japan; and Waddinxveen, The Netherlands.

     We believe there is a strong international market for our bandwidth management solutions. Our international sales are conducted primarily through our overseas offices. Sales to customers outside of North America accounted for 54.7% of our total net revenues in 1998 and 55.0% of our total net revenues for the six months ended June 30, 1999. In addition, sales to Asia Pacific accounted for 31.0% of our total net revenues in 1998 and 28.7% of our total net revenues for the six months ended June 30, 1999.

RESEARCH AND DEVELOPMENT

     As of June 30, 1999, our research and development organization consisted of 26 employees, each with expertise in a different area of our software: core engineering, classification, configuration and reporting management, user interface and platform engineering. Since inception, we have focused our research and development efforts on developing and enhancing our application-adaptive bandwidth management solutions. To date, we have released the following products and enhancements:

--------------------------------------------------------------------------------

  QUARTER             PRODUCT OR
 INTRODUCED           ENHANCEMENT                            DESCRIPTION
-------------------------------------------------------------------------------------------------
  Q1 1997      PacketShaper 2000          - First product introduced, a T1
               PacketWise v1.1            bandwidth-capacity hardware model
-------------------------------------------------------------------------------------------------
  Q2 1997      PacketWise v2.0            - Policy Console, which provides management of
                                            PacketShaper from a web browser
                                          - Multi-protocol support (non-IP traffic types)
-------------------------------------------------------------------------------------------------
  Q3 1997      PacketWise v2.1            - First add-on policy modules for classifying and
                                            suggesting policies for applications
-------------------------------------------------------------------------------------------------
  Q4 1997      PacketShaper 4000          - T3 bandwidth-capacity hardware model introduced
               ----------------------------------------------------------------------------------
               PacketShaper 1000          - Fractional-T1 bandwidth-capacity hardware model
                                            introduced
               ----------------------------------------------------------------------------------
               PacketWise v3.0            - Integrated measurement engine for recording and
                                            reporting usage and performance data
                                          - Built-in application traffic discovery and
                                          suggested policies
-------------------------------------------------------------------------------------------------
  Q2 1998      PacketWise v3.1            - Policy-based management
                                          -- Dynamic domain name servers, or DNS, software
                                             that lets users locate computers on the
                                             Internet by domain name, to permit traffic to
                                             be classified by dynamic DNS name and not
                                             static IP address
                                          -- Fail-over to lower-capacity backup link, to
                                          permit different policies to be applied where
                                             lower bandwidth capacity is available
                                          -- Group configuration services, for sharing
                                             configurations between multiple PacketShapers
                                          - Support for classifying and managing VoIP
                                            traffic
                                          - Support for classifying and managing thin-client
                                            traffic
                                          - HP OpenView network management support
-------------------------------------------------------------------------------------------------
  Q3 1998      Memorex Telex              - First private label PacketShaper introduced
               Bandwidth Manager
-------------------------------------------------------------------------------------------------
  Q4 1998      PacketWise v3.1-ADC        - First commercial OEM software product license
-------------------------------------------------------------------------------------------------
  Q1 1999      PacketWise v4.0            - Support for measurement and reporting of
                                          response times
                                          - Deep application classification of Oracle (e.g.
                                          database name) and of Citrix (e.g. published
                                            application name)
                                          - Microsoft Exchange classification
-------------------------------------------------------------------------------------------------
  Q2 1999      PacketWise v4.1-Adtran     - OEM software product license
               ----------------------------------------------------------------------------------
               Lucent bandwidth manager   - Private label PacketShaper
-------------------------------------------------------------------------------------------------

CUSTOMER SERVICE AND TECHNICAL SUPPORT

     Our customer service and support organization provides both product maintenance and technical support services. Our technical support staff is strategically located in four regional service centers: California, Hong Kong, Japan and The Netherlands. Our indirect channel partners offer similar support services for all of our products they sell. These services are typically sold as a one-year contract to our resellers and end users. These services are not provided without a maintenance contract. Our two maintenance programs are described as follows:

     Packeteer Partner ProSupport. This service is designed for our indirect channel partners. Our partners purchase this program so that they can offer support services to their customers. These services include:

     - an extended warranty period beyond the standard one-year warranty;

     - a software subscription service allowing access to all software upgrades and updates; and

     - current technical bulletins, advanced white papers and other technical support materials.

     Packeteer Premium ProSupport. This service is designed for end users who receive support services directly from us and includes:

     - an extended warranty with advance replacement of defective units within two business days of notification;

     - a software subscription service allowing access to all software upgrades and updates;

     - unlimited telephone and e-mail support; and

     - current technical bulletins, advanced white papers and other technical support materials.

COMPETITION


     We compete in a new, rapidly evolving and highly competitive sector of the bandwidth management solutions market. We expect competition to persist and intensify in the future from a number of different sources. Increased competition could result in reduced prices and gross margins for our products and could require increased spending by us on research and development, any of which could harm our business. We compete with Cisco, CheckPoint and several small private companies which sell products that utilize competing technologies to provide bandwidth management. In addition, our products and technology compete for information technology budget allocations with products that offer monitoring technologies, such as probes and related software. Lastly, we face indirect competition from companies that offer enterprises and service providers increased bandwidth and infrastructure upgrades that increase the capacity of their networks, and thereby may lessen or delay the need for bandwidth management.


     We believe the principal competitive factors in the bandwidth management solutions market are:

     - expertise and in-depth knowledge of applications;

     - timeliness of new product introductions;

     - ability to integrate in the existing network architecture without requiring network reconfigurations or desktop changes;

     - ability to ensure end-user performance in addition to aggregate performance of the WAN access link;

     - compatibility with industry standards;

     - products that do not increase latency and packet loss;

     - size and scope of distribution network;

     - brand name; and

     - access to customers and size of installed customer base.

INTELLECTUAL PROPERTY

     We rely on a combination of patent, copyright and trademark laws, and on trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights. These measures afford only limited protection. We currently have one issued U.S. patent and 10 pending patent applications, including one for which we have received a notice of allowance. We cannot assure you that our means of protecting our proprietary rights in the U.S. or abroad will be adequate or that competitors will not independently develop similar technologies. Our future success depends in part on our ability to protect our proprietary rights to the technologies used in our principal products. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use trade secrets or other information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the U.S. We cannot assure you that any issued patent will preserve our proprietary position, or that competitors or others will not develop technologies similar to or superior to our technology. Our failure to enforce and protect our intellectual property rights could harm our business, operating results and financial condition.

     From time to time, third parties, including our competitors, have asserted patent, copyright and other intellectual property rights to technologies that are important to us. We expect that we will increasingly be subject to infringement claims as the number of products and competitors in the application-adaptive bandwidth management market grows and the functionality of products overlaps. The results of any litigation matter are inherently uncertain. In the event of an adverse result in any litigation with third parties that could arise in the future, we could be required to pay substantial damages, including treble damages if we are held to have willfully infringed, to cease the manufacture, use and sale of infringing products, to expend significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. Licenses may not be available from any third party that asserts intellectual property claims against us on commercially reasonable terms, or at all. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if we ultimately prevail.

EMPLOYEES

     As of June 30, 1999, Packeteer employed a total of 90 full-time employees. Of the total number of employees, 26 were in research and development, 40 in sales and customer service, 11 in marketing, three in operations and 10 in administration. Our employees are not represented by any collective bargaining agreement with respect to their employment by Packeteer.

FACILITIES

     We lease approximately 27,000 square feet of administrative and research and development facilities in Cupertino, California. We believe our current facilities will be sufficient to handle our operations for at least the next 12 months. We believe that future growth can be accommodated by obtaining the necessary additional space. Packeteer leases sales offices in the following locations: Duluth, Georgia; Bedminster, New Jersey; Dallas, Texas; Tacoma, Washington; Sydney, Australia; Hong Kong; Tokyo, Japan; and Waddinxveen, The Netherlands.

LEGAL PROCEEDINGS

     We have no material legal proceedings threatened or pending.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors and their ages as of June 30, 1999 are as follows:

          NAME            AGE                          POSITION
          ----            ---                          --------
Craig W. Elliott........  38     President, Chief Executive Officer and Director
Brett D. Galloway.......  35     Vice President, Engineering, Chief Operating Officer
                                 and Director
Robert L. Packer........  39     Chief Technical Officer and Director
William E. Klaus........  39     Vice President, Business Development
Todd J. Krautkremer.....  38     Vice President, Marketing
Neil A. Sundstrom.......  46     Vice President, Worldwide Sales
David C. Yntema.........  54     Chief Financial Officer and Secretary
Steven J. Campbell(2)...  57     Chairman of the Board of Directors
Joseph A.                 55     Director
  Graziano(1)(2)........
Peter T. Morris(1)(2)...  43     Director
William R. Stensrud.....  48     Director

-------------------------
(1) Member of audit committee
(2) Member of compensation committee

     Craig W. Elliott has served as President, Chief Executive Officer and a Director of Packeteer since April 1996. From January 1991 to March 1996, Mr. Elliott served as International General Manager of Apple Computer, Inc.'s Online Internet Division, where he managed Apple's Internet and online business in more than 80 countries. From November 1987 to May 1991, Mr. Elliott served as Apple's Product Business Manager in charge of Networking and Communication Products. Mr. Elliott holds a B.S. in animal science from Iowa State University.

     Brett D. Galloway, a co-founder of Packeteer, has served as Chief Operating Officer, Vice President, Engineering and a Director of Packeteer since its inception. Mr. Galloway also served as Chief Financial Officer of Packeteer from its inception in 1996 to January 1999. Prior to founding Packeteer, Mr. Galloway served as Director of Engineering at Metricom, Inc., a wireless Internet networking company, from November 1994 through February 1996 and as Director of Software Engineering at Metricom from October 1990 to November 1994. Mr. Galloway holds a B.S. and an M.S. in electrical engineering from Stanford University.

     Robert L. Packer, a co-founder of Packeteer, has served as Chief Technical Officer and a Director of Packeteer since its inception. From 1987 to January 1996, Mr. Packer was an independent consultant, developing telecommunications and networking technologies, including protocols for the Ricochet microcellular wireless network for Metricom, Inc., a wireless Internet networking company, OSI protocols for IBM Corporation and a high-performance packet switch for British Telecom North America, a telecommunications company. Mr. Packer holds a B.A. in philosophy and political science from Swarthmore College.

     William E. Klaus has served as Vice President, Business Development for Packeteer since June 1998. From October 1996 to May 1998, Mr. Klaus served as Vice President of Sales and Business Development for Packeteer. From March 1996 to October 1996, Mr. Klaus served as Director of Products and Channels for Eagle River Interactive, an Internet development company. From October 1988 to March 1996, Mr. Klaus held various positions at Apple Computer, Inc., including Senior Manager of Business Development. Mr. Klaus was a founding member of KPMG Peat

Marwick/ExIS, a joint effort of KPMG and Apple Computer, and also held positions with Racore, Inc., a networking company, and Motorola, an electronic equipment manufacturer. Mr. Klaus holds a B.S. in finance from San Jose State University.

     Todd J. Krautkremer has served as Vice President, Marketing for Packeteer since January 1999. From October 1990 through December 1998, Mr. Krautkremer held various positions at Sync Research, a networking company, with his most recent position being Vice President of Strategic Marketing. Mr. Krautkremer holds a B.S. in computer science from St. Cloud State University.

     Neil A. Sundstrom has served as Vice President, Sales for Packeteer since June 1998. From September 1997 to May 1998 Mr. Sundstrom served as Vice President of International Sales for Packeteer. From October 1994 to September 1997, Mr. Sundstrom served as Vice President of 3Com Corporation's Network Service Provider Division (known as Primary Access prior to its 1995 acquisition by 3Com). From January 1990 to September 1994 Mr. Sundstrom served as Intercontinental Area Manager for SynOptics Communications, Inc., a networking company. Mr. Sundstrom serves as a Director of Perle Systems, a publicly held company. Mr. Sundstrom holds a B.A. in psychology from Simon Fraser University, British Columbia.

     David C. Yntema has served as Chief Financial Officer and Secretary of Packeteer since January 1999. From May 1994 through August 1998, Mr. Yntema served as Chief Financial Officer and Vice President, Finance and Administration of VIVUS , Inc., a pharmaceutical company. Prior to joining VIVUS, Mr. Yntema served as Chief Financial Officer for EO, Inc., a handheld computer company, MasPar Computer Corporation, a massively parallel computer company, and System Industries, a storage subsystem company and has held a variety of other financial management positions. Mr. Yntema also serves as a Director of Virologic, Inc., a biotechnology company. Mr. Yntema holds a B.A. in economics and business administration from Hope College and an M.B.A. from the University of Michigan.

     Steven J. Campbell has served as Chairman of the Board of Directors of Packeteer since its inception and served as Packeteer's Chief Executive Officer from January 1996 through April 1996. Mr. Campbell was a founder of StrataCom, Inc., a network switching equipment company which was acquired by Cisco Systems in July 1996, where he was employed from 1986 through 1991 initially as Chief Executive Officer and then as Vice President of Engineering and finally as Vice President of Operations. He headed the PBX development at Rolm Communications, Inc., a telecommunications company, from 1978 through 1983. He is a Director of Air Flash, Inc., a wireless portal company. Mr. Campbell holds a B.S. in electrical engineering from Oregon State University and an M.S. in electrical engineering from Santa Clara University.

     Joseph A. Graziano has served as a Director of Packeteer since February 1996. From June 1989 to December 1995, Mr. Graziano was the Executive Vice President and Chief Financial Officer of Apple Computer, Inc. and was a member of the Board of Directors of Apple Computer, Inc. from June 1993 until October 1995. Prior to this, Mr. Graziano held a variety of positions, including Chief Financial Officer of Sun Microsystems, Inc. and Chief Financial Officer of Apple Computer, Inc. In addition, he has held accounting positions with Rolm Communications, Inc., Intel Corporation and various other technology companies in the Silicon Valley. Mr. Graziano serves as a Director of Carrier Access Corporation and Pixar, Inc., both publicly held companies. He is also a Director of Talk City, Inc. Mr. Graziano holds a B.S. in accounting from Merrimack College and is a certified public accountant.

     Peter T. Morris has served as a Director of Packeteer since September 1996. Mr. Morris is a general partner at New Enterprise Associates where he has been employed since 1992. Prior to joining New Enterprise Associates, Mr. Morris held positions at Telebit Corp., a networking company, Montgomery Securities, an investment bank, and Bain and Company, an international strategy consulting firm. Mr. Morris serves as a Director of Accelerated Networks, Inc., America's Funding Source Corporation, AUNET, Gadzoox Networks, Inc., Invox Technology, LuxN, Mayan Networks Corporation, Packetcom Inc., Tiara Networks, Inc. and Virata Ltd. Mr. Morris received a B.S. in electrical engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

     William R. Stensrud has served as a Director of Packeteer since July 1997. Mr. Stensrud has been a general partner at the venture capital investment firm of Enterprise Partners since January 1997. Previously, from February 1992 to March 1996, Mr. Stensrud served as President and Chief Executive Officer of Primary Access Corporation which was acquired by 3Com Corporation. Mr. Stensrud is a director of several public and privately held companies, including RhythmsNet Connections, Paradyne and Juniper Networks, Inc. Mr. Stensrud holds a B.S. in electrical engineering and computer science from the Massachusetts Institute of Technology.

     We have authorized seven directors. Following this offering, the board will consist of seven directors divided into three classes, with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed the directors whose terms are expiring. Messrs. Morris and Packer are Class I directors whose terms will expire in 2000, Messrs. Galloway and Stensrud are Class II directors whose terms will expire in 2001, and Messrs. Campbell, Elliott and Graziano are Class III directors whose terms will expire in 2002. The executive officers serve at the discretion of the board of directors. There are no family relationships among any of Packeteer's directors or executive officers.

BOARD COMMITTEES

     Compensation committee. The compensation committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. The committee also administers Packeteer's incentive compensation plans. The committee currently consists of three directors, Mr. Campbell, Mr. Graziano and Mr. Morris.

     Audit committee. The audit committee is primarily responsible for approving the services performed by our independent auditors and reviewing the auditor's reports regarding our accounting practices and systems of internal accounting controls. The committee currently consists of two directors, Mr. Graziano and Mr. Morris.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the compensation committee of our board of directors are Mr. Campbell, Mr. Graziano and Mr. Morris. None of our executive officers serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of Packeteer's board of directors or compensation committee.

DIRECTOR COMPENSATION

     We currently do not compensate any member of our board of directors. Members of the board are eligible to receive discretionary option grants and stock issuances under the 1999 Stock Incentive Plan.

EXECUTIVE COMPENSATION

     The following table sets forth compensation information with respect to the compensation received for services rendered to Packeteer by its current Chief Executive Officer and each of the four other most highly compensated executive officers for the year ended December 31, 1998, whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                   ------------
                                                     ANNUAL                         SECURITIES
                                                  COMPENSATION                      UNDERLYING
                                               ------------------   OTHER ANNUAL     OPTIONS
         NAME AND PRINCIPAL POSITION            SALARY     BONUS    COMPENSATION    GRANTED(#)
         ---------------------------           --------   -------   ------------   ------------
Craig W. Elliott.............................  $150,033   $    --      $   --             --
  President and Chief Executive Officer
Brett D. Galloway............................   120,783        --          --             --
  Vice President, Engineering, Chief
  Operating Officer and Former Chief
  Financial Officer(1)
William E. Klaus.............................   143,783    69,912(2)    50,000        50,000
  Vice President, Business Development
Robert L. Packer.............................   120,789        --          --             --
  Chief Technical Officer
Neil A. Sundstrom............................   100,058   117,377(2)        --            --
  Vice President, Worldwide Sales

-------------------------
(1) Mr. Galloway resigned as Chief Financial Officer in January 1999.
(2) Represents commissions paid.

                       OPTION GRANTS IN FISCAL YEAR 1998

     The following table sets forth option grants for the year ended December 31, 1998 to Packeteer's Chief Executive Officer and each of the four other most highly compensated executive officers for the year ended December 31, 1998, whose salary and bonus exceeded $100,000.

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                         ANNUAL RATES OF
                                            PERCENT OF                                     STOCK PRICE           VALUE OF
                           NUMBER OF      TOTAL OPTIONS                                   APPRECIATION         OPTION GRANT
                            SHARES          GRANTED TO                                 FOR OPTION TERM(3)       AT ASSUMED
                          UNDERLYING       EMPLOYEES IN     EXERCISE     EXPIRATION   ---------------------      INITIAL
         NAME           OPTIONS GRANTED   FISCAL YEAR(1)    PRICE(2)        DATE         5%          10%      OFFERING PRICE
         ----           ---------------   --------------    --------     ----------   ---------   ---------   --------------
Craig W. Elliott......           --              --              --            --           --          --             --
Brett D. Galloway.....           --              --              --            --           --          --             --
William E. Klaus......       50,000(4)          3.3%          $3.50       8/19/08     $110,000    $278,905       $550,000
Robert L. Packer......           --              --              --            --           --          --             --
Neil A. Sundstrom.....           --              --              --            --           --          --             --

-------------------------
(1) Based on an aggregate of 1,501,000 options granted to employees, consultants and directors during the year ended December 31, 1998.
(2) The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the board of directors after consideration of a number of factors, including, but not limited to, Packeteer's financial performance, market conditions, the price and preferred rights and privileges of shares of equity securities sold to or purchased by outside investors and third-party appraisals.
(3) The potential realizable value is calculated based on the term of the option at its time of grant, which is ten years. It is calculated assuming that the fair market value of Packeteer's common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.
(4) Mr. Klaus' 50,000-share option grant vests as follows: 50% vested on December 17, 1998, and the balance upon the earlier of the closing of at least two OEM agreements, as a result of Mr. Klaus' efforts or August 19, 2005. The date of Mr. Klaus' 50,000-share option grant was August 19, 1998. The option has a maximum term of 10 years, subject to earlier termination in the event of his cessation of service to Packeteer.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998
                     AND FISCAL YEAR-END 1998 OPTION VALUES

     The following table sets forth information concerning option exercises and option holdings for the year ended December 31, 1998 with respect to the Chief Executive Officer and each of the four other most highly compensated executive officers for the year ended December 31, 1998, whose salary and bonus exceeded $100,000. Except as set forth below, no options or stock appreciation rights were exercised by any such individual during such year, and no stock appreciation rights were outstanding on December 31, 1998.

                                                      NUMBER OF SECURITIES                                        VALUE OF
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED         UNDERLYING
                                                        OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS         UNEXERCISED
                         SHARES                             YEAR-END                AT FISCAL YEAR-END(4)        OPTIONS AT
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------   ASSUMED INITIAL
        NAME            EXERCISE     REALIZED(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   OFFERING PRICE
        ----           -----------   -----------   -----------   -------------   -----------   -------------   ---------------
Craig W. Elliott.....        --             --           --             --             --             --                --
Brett D. Galloway....        --             --           --             --             --             --                --
William E. Klaus.....    40,000(1)     $50,000(2)    25,000(3)      25,000(3)      $6,000         $6,000          $550,000
Robert L. Packer.....        --             --           --             --             --             --                --
Neil A. Sundstrom....        --             --           --             --             --             --                --

-------------------------
(1) As of December 31, 1998, Mr. Klaus was vested in 12,500 of the shares exercised.
(2) Based on the fair market value of the purchased option shares at the time of exercise, as determined by the board of directors, less the option exercise price paid for those shares.
(3) Mr. Klaus' 50,000-share option grant vests as follows: 50% vested on December 17, 1998, and the balance upon the earlier of the closing of at least two OEM agreements, as a result of Mr. Klaus' efforts or August 19, 2005. The date of Mr. Klaus' 50,000-share option grant was August 19, 1998. The option has a maximum term of 10 years, subject to earlier termination in the event of his cessation of service to Packeteer.
(4) Based on the fair market value of the option shares on December 31, 1998, which was $3.74 per share, as determined by the board, less the option exercise price payable for those shares.

EMPLOYEE BENEFIT PLANS

     1999 Stock Incentive Plan. The 1999 Stock Incentive Plan is intended to serve as the successor program to our 1996 Equity Incentive Plan. The 1999 Stock Incentive Plan was adopted by the board in May 1999, subject to stockholder approval. The 1999 Stock Incentive Plan will become effective when the underwriting agreement for this offering is signed. At that time, all outstanding options under our existing 1996 Equity Incentive Plan will then be transferred to the 1999 Stock Incentive Plan, and no further option grants will be made under the 1996 Equity Incentive Plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee decides to extend one or more features of the 1999 Stock Incentive Plan to those options. Except as described below, the transferred options have substantially the same term as will be in effect for grants made under the discretionary option grant program of our 1999 Stock Incentive Plan.


     Share Reserve. 3,836,167 shares of our common stock have been authorized for issuance under the 1999 Stock Incentive Plan. This share reserve consists of the number of shares we estimate will be carried over from the 1996 Equity Incentive Plan plus an additional increase of 900,000 shares. The share reserve under our 1999 Stock Incentive Plan will automatically increase on the first trading day in January each year, beginning with calendar year 2000, by an amount equal to 5% of the total number of shares of our common stock outstanding on the last trading day of December in the prior year, but in no event will this annual increase exceed 3,000,000 shares. In addition, no participant in the 1999 Stock Incentive Plan may be granted stock options or direct stock issuances for more than 1,000,000 shares of common stock in total in any calendar year.


     Programs. Our 1999 Stock Incentive Plan has three separate programs:

     - the discretionary option grant program, under which eligible individuals in our employ may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;

     - the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones or upon the completion of a period of service or as a bonus for past services;

     - the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date;

     - the salary investment option grant program, which may, at the plan administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other key executives selected by the plan administrator the opportunity to apply a portion of their base salary each year to the acquisition of special below-market stock option grants; and

     - the director fee option grant program, which may, in the plan administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee board members the opportunity to apply all or a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

     Eligibility. The individuals eligible to participate in our 1999 Stock Incentive Plan include our officers and other employees, our board members and any consultants we hire.

     Administration. The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is put into effect for one or more calendar years.

     Plan Features. Our 1999 Stock Incentive Plan will include the following features:

     - The exercise price for any options granted under the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

     - The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our 1996 Equity Incentive Plan, in return for the grant of new options for the same or for a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

     - Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock. None of the options under our 1996 Equity Incentive Plan have any stock appreciation rights.

     Change in Control. The 1999 Stock Incentive Plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

     In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

     - The compensation committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under our 1999 Stock Incentive Plan may be accelerated upon similar terms and conditions.

     - The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

     - Most of the options currently outstanding under our 1996 Equity Incentive Plan will immediately vest as if they had been held for two times the length of time they had actually been held in the event of a change of control. In the event we are acquired, all options which are not exercised will terminate unless the acquired company assumes the options.

     Automatic Option Grant Program. Each individual who is serving as a non-employee board member when the underwriting agreement for this offering is signed will automatically be granted an option to purchase 3,000 shares of common stock. Each individual who first becomes a non-employee board member at any time after the effective date of this offering will receive an option grant for

12,000 shares of common stock on the date such individual joins the board. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 3,000 shares of common stock, provided such individual has served on the board for at least six months.

     Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time the optionee no longer serves on the board. The shares subject to each 3,000-share automatic grant will be fully-vested when granted. The shares subject to each initial 12,000-share automatic option grant will vest in a series of six successive equal semi-annual installments upon the optionee's completion of each six months of board service over the 36 month period measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

     Additional Program Features. Our 1999 Stock Incentive Plan will also have the following features:

     - Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

     - Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

     - The board may amend or modify the 1999 Stock Incentive Plan at any time, subject to any required stockholder approval. The 1999 Stock Incentive Plan will terminate no later than May 18, 2009.

     1999 Employee Stock Purchase Plan. Our 1999 Employee Stock Purchase Plan was adopted by the board in May 1999, subject to stockholder approval. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

     Share Reserve. 500,000 shares of our common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January each year, beginning in calendar year 2000, by an amount equal to 2% of the total number of outstanding shares of our common stock on the last trading day in December in the prior year. In no event will any such annual increase exceed 1,000,000 shares.

     Offering Periods. The plan will have a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period may have a maximum duration of up to 27 months. The initial offering period will start on the date the underwriting agreement for the offering covered is signed and will end on the last business day in July 2001. The next offering period will start on the first business day in August 2001, and subsequent offering periods will set by our compensation committee.

     Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of February and August each year beginning on February 1, 2000. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

     Payroll Deductions. A participant may contribute up to 15%, or such lesser amount as may be designated by the plan administrator prior to the beginning of a six month purchase period of his or her total cash compensation through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of July and January each year except the initial purchase date will occur on January 31, 2000. In no event, however, may any participant purchase more than 1,000 shares on any purchase date, and not more than 200,000 shares may be purchased in total by all participants on any purchase date.

     Reset Feature. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

     Change in Control. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

     Plan Provisions. The following provisions will also be in effect under the plan:

     - The plan will terminate no later than the last business day of July 2009; and

     - The board may at any time amend, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     We do not presently have any employment contracts in effect with the Chief Executive Officer or any of the four other most highly compensated executive officers for the year ended December 31, 1998, whose salary and bonus exceeded $100,000. We provide incentives such as salary, benefits and option grants to attract and retain qualified employees.

     In the event of a change of control, Mr. Yntema, our Chief Financial Officer, and Mr. Krautkremer, our Vice President, Marketing, will each receive his base salary and bonus for one year.

     In the event that Packeteer is acquired by merger or asset sale, the compensation committee will have the authority to grant options which will immediately vest upon an acquisition of Packeteer, whether or not those options are assumed by the successor corporation. The compensation committee is also authorized under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in control of Packeteer. This accelerated vesting shall take place whether that change of control is by merger or asset sale, or successful tender offer for more than 50% of the outstanding voting stock or a change in the majority of the board by reason of one or more contested elections for board membership. This vesting shall occur either at the time of such change in control or upon the subsequent termination of the individual's service within a designated period following such change in control. This designated period shall not exceed 18 months. Some of the options incorporated from the Predecessor Plan will immediately vest upon an acquisition of Packeteer by merger or asset sale, as if they had been held for two times the length of the time they had actually been held by the optionee, and the options will terminate unless assumed by, and Packeteer's repurchase rights are assigned to, the successor entity. In addition, certain options granted to executive officers provide that if the options are assumed in an acquisition and the optionee's service is involuntarily terminated within eighteen months following such acquisition the option shares will vest in full and Packeteer's repurchase rights will lapse. The compensation committee will have the discretion to extend the acceleration provisions of the 1999 Stock Incentive Plan to options outstanding under the Predecessor Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits our directors' liability for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief or recission.

     Our bylaws provide that we shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. We have entered into indemnification agreements with its officers and directors containing provisions that may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

     At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification is required or permitted.

                              CERTAIN TRANSACTIONS

     Certain stock option grants to our directors and executive officers are described in this prospectus under the caption "Management--Executive Compensation."

PRIVATE PLACEMENT TRANSACTIONS

     Since inception, we have raised capital primarily through the sale of our convertible preferred stock in private placement transactions. Pursuant to these private placements, we have issued the following:

                                                                                     PRICE       AGGREGATE
            DATE OF ISSUANCE                    SERIES          NUMBER OF SHARES   PER SHARE   CONSIDERATION
            ----------------              -------------------   ----------------   ---------   -------------
February and April 1996.................   Series A Preferred      2,800,000         $0.25      $   700,000
September and October 1996..............   Series B Preferred      4,821,860          1.00        4,821,860
June and July 1997......................   Series C Preferred      2,216,320          2.00        4,432,640
April and July 1998.....................   Series D Preferred      2,552,821          3.94       10,058,115

     The following table summarizes purchases, valued in excess of $60,000, of shares of common stock and preferred stock purchased by executive officers, directors, 5% stockholders and persons associated with them since our inception. All share numbers reflect the number of shares purchased by the respective party on an as-converted basis.

                                            SERIES A          SERIES B          SERIES C          SERIES D
                INVESTOR                 PREFERRED STOCK   PREFERRED STOCK   PREFERRED STOCK   PREFERRED STOCK
                --------                 ---------------   ---------------   ---------------   ---------------
New Enterprise Associates(1)............     400,000          3,080,000           287,400                --
BG Services Limited.....................          --                 --                --         2,538,071
Enterprise Partners(2)..................          --                 --         1,618,128                --
Onset Enterprise Associates II, L.P.....          --          1,000,000           112,600                --
Steven Campbell(3)......................     400,000            212,880            77,168                --
Joseph A. Graziano......................     300,000            159,660            57,996                --
Peter Morris............................     100,000             53,200                --                --

-------------------------
(1) Represents 75,000 shares held by NEA Presidents Fund, L.P., 5,000 shares held by NEA Ventures 1996, L.P. and 3,687,400 shares held by New Enterprise Associates VII, Limited Partnership. Mr. Morris, a director of Packeteer, is a general partner of New Enterprise Associates VII.
(2) Represents 129,448 shares held by Enterprise Partners III Associates and 1,488,680 shares held by Enterprise Partners III, L.P. Mr. Stensrud, a director of Packeteer, is a general partner of both of these entities.
(3) Represents 690,048 shares held by the Campbell 1984 Revocable Trust U/A 2/12/84 UTD 10/12/92, of which Mr. Campbell is Trustee.

     We have entered into indemnification agreements with each of our directors and officers. See "Description of Capital Stock -- Limitation of liability and indemnification matters."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of June 30, 1999, except as noted in the footnotes below by:

     - all persons who are beneficial owners of 5% or more of our common stock;

     - each director;

     - our Chief Executive Officer and the four other most highly compensated executive officers for the year ended December 31, 1998, whose salary and bonus exceeded $100,000; and

     - all directors and executive officers as a group.

     Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                                          PERCENT BENEFICIALLY
                                                                                  OWNED
                                                                         -----------------------
                                                          NUMBER         BEFORE THE    AFTER THE
                                                        OF SHARES         OFFERING     OFFERING
                                                     ----------------    ----------    ---------
Peter T. Morris....................................      4,520,620          20.4%        17.3%
  New Enterprise Associates(1)
  2490 Sand Hill Road
  Menlo Park, CA 94025
BG Services Limited................................      2,538,071          11.5          9.7
  6 Minden Place
  St. Helier
  Channel Islands, JE 24WQ
William R. Stensrud................................      1,618,128           7.3          6.2
  Enterprise Partners(2)
  7979 Ivanhoe Avenue, Suite 550
  La Jolla, CA 92037
Onset Enterprise Associates II, L.P................      1,312,600           5.9          5.0
  2490 Sand Hill Road
  Menlo Park, CA 94025
Craig W. Elliott(3)................................      1,250,000           5.6          4.7
Brett D. Galloway(4)...............................      2,271,300          10.2          8.7
Robert L. Packer(5)................................      2,071,300           9.3          7.9
William E. Klaus(6)................................        250,000           1.1          1.0
Neil A. Sundstrom(7)...............................        262,500           1.2          1.0
Steven J. Campbell(8)..............................      1,238,620           5.6          4.7
Joseph A. Graziano(9)..............................        617,656           2.8          2.4
All directors and officers as a group (11
  persons)(10).....................................     14,700,124          63.3         54.0

-------------------------
  *  Less than 1%.

     Except as otherwise noted below, the address of each person listed on the table is c/o Packeteer, Inc., 10495 N. De Anza Boulevard, Cupertino, California 95014.

     The number of shares beneficially owned and the percentage of shares beneficially owned prior to the offering are based on 22,153,884 shares outstanding as of June 30, 1999. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to such shares. All shares of common stock subject to options currently exercisable or exercisable within 60 days after June 30, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

 (1) Includes 75,000 shares held by NEA Presidents Fund, L.P., 5,000 shares held by NEA Ventures 1996, L.P. and 4,287,400 shares held by New Enterprise Associates VII, Limited Partnership. Also includes 153,220 shares held by Mr. Morris. Voting and dispositive power over the shares is held by all of the general partners of New Enterprise Associates. Mr. Morris is a general partner at New Enterprise Associates, and as such he may be deemed to share voting and investment power with respect to such shares. However, Mr. Morris disclaims beneficial ownership of all such shares.

 (2) Represents 129,448 shares held by Enterprise Partners III Associates and 1,488,680 shares held by Enterprise Partners III, L.P. Voting and dispositive power over the shares is held by all of the general partners of Enterprise Partners. Mr. Stensrud is a general partner at Enterprise Partners, and as such he may be deemed to share voting and investment power with respect to such shares. However, Mr. Stensrud disclaims beneficial ownership of all such shares.

 (3) Includes 250,000 shares of common stock issuable upon exercise of immediately exercisable options. Also includes 166,676 shares of common stock subject to Packeteer's right of repurchase. Includes 100,000 shares held by Elliott Children's Trust, of which Mr. Elliott is Trustee.

 (4) Includes 62,500 shares of common stock issuable upon exercise of immediately exercisable options.

 (5) Includes 62,500 shares of common stock issuable upon exercise of immediately exercisable options.

 (6) Includes 50,000 shares of common stock issuable upon exercise of immediately exercisable options. Also includes 70,843 shares of common stock subject to Packeteer's right of repurchase.

 (7) Includes 46,875 shares of common stock issuable upon exercise of immediately exercisable options. Also includes 119,788 shares of common stock subject to Packeteer's right of repurchase. Includes 3,000 shares held by Neil Sundstrom, as Custodian under the California Uniform Minor Act, for the benefit of Eric John Sundstrom and Lee Roland Sundstrom until age 18.

 (8) Includes 1,238,620 shares held by the Campbell 1984 Revocable Trust U/A 2/12/84 UT, of which Mr. Campbell is Trustee.

 (9) Includes 22,925 shares of common stock subject to Packeteer's right of repurchase.

(10) Includes 1,071,875 shares of common stock issuable upon exercise of immediately exercisable options. Also includes 380,232 shares of common stock subject to Packeteer's right of repurchase.

                          DESCRIPTION OF CAPITAL STOCK

     After this offering, the authorized capital stock of Packeteer consists of 85,000,000 shares of common stock, $0.001 par value per share and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share. As of June 30, 1999, there were an aggregate 22,153,884 shares of common stock outstanding held of record by 78 stockholders and after giving effect to this offering, there will be an aggregate of 26,153,884 shares of common stock issued and outstanding and approximately 2,735,749 shares of common stock issuable upon exercise of outstanding options. There will be no shares of preferred stock issued or outstanding.

     The following description of our capital stock does not purport to be complete and is subject to and qualified by our amended and restated certificate of incorporation and bylaws and by the provisions of the applicable Delaware law.

COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock that may come into existence, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board out of funds legally available for dividends. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     The board of directors has the authority to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by our stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by the stockholders and may adversely affect the market price, and the voting and other rights, of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no current plans to issue any shares of preferred stock.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     Under the terms of a registration rights agreement, subject to certain exceptions, if we propose to register any of our shares of common stock under the Securities Act, either for our own account or the account of any stockholder, in any public offering, certain investors holding an aggregate of 12,391,001 shares of our preferred stock as of June 30, 1999 are entitled to notice of such registration and are entitled, upon conversion of their registrable securities to include those registrable securities. In addition, the holder or holders of an aggregate of at least 50% of the then outstanding registrable securities shall have the right to require us to file a registration statement on a form, other than

Form S-3 under the Securities Act, in order to register the registrable securities then held by such holder or holders, provided that:

     - at least one year has passed since our initial public offering of shares of common stock under a registration statement;

     - the anticipated aggregate offering price to the public is at least $3,000,000; and

     - we shall not be required to file more than two such registration statements.

Further, a holder or holders may require us to use all reasonable efforts to file additional registration statements on Form S-3, provided that:

     - the anticipated aggregate offering price to the public is at least $500,000 and

     - we shall not be required to file more than two such registration statements.

The right to include any of the above described registrable securities in any registration is subject to certain limitations and conditions, including the underwriters' right to limit the number of shares being registered by all holders. We are required to indemnify holders of registrable securities and the underwriters, if any, for these holders under certain circumstances. In general, we are required to bear the expenses of two demand and all piggyback registrations, except for the selling stockholders' pro rata portion of the underwriting discounts and commissions.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

     Certificate of Incorporation and Bylaws. Our certificate of incorporation and bylaws contain certain provisions that, together with the ownership position of the officers, directors and their affiliates, could discourage potential takeover attempts and make more difficult, attempts by stockholders to change management, which could adversely affect the market price of our common stock. Furthermore, our board of directors has the authority to impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. Any vacancy on the board of directors may be filled only by vote of the majority of directors then in office.

     Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock.

     Section 203 of the Delaware General Corporation Law. We are subject to
Section 203 of the Delaware General Corporation Law which imposes restrictions on business combinations, which include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with interested stockholders. An interested stockholder is any person who acquired 15% or more of our outstanding voting stock. In general, we are prohibited from engaging in business combinations with an interested stockholder, unless:

     - before such person became an interested stockholder, the board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, which excludes for purposes of determining the number of shares outstanding stock held by directors who are also officers and by employee stock plans that do not provide employees with the rights to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - at or subsequent to the time which such person became an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving Packeteer and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the board of directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who are directors prior to any person becoming an interested stockholder during the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors. By restricting our ability to engage in business combinations with an interested person, the application of
Section 203 to Packeteer may provide a barrier to hostile or unwanted takeovers.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Pursuant to the provisions of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation that provide that our directors shall not be personally liable for monetary damages to us or our stockholders for a breach of fiduciary duty as a director, except for liability as a result of:

     - a breach of the director's duty of loyalty to us or our stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - an act related to an unlawful stock repurchase or payment of a dividend under Section 174 of the Delaware General Corporation Law; or

     - transactions from which the director derived an improper personal benefit.

     This limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Nevertheless, this charter provision may have the effect of reducing the likelihood of derivative litigation being instituted against members of the board. Furthermore, it may discourage or deter our stockholders or management from bringing a lawsuit against board members for breaches of fiduciary duty, even though such an action, if successful, might benefit us and our stockholders.

     Our bylaws require us to indemnify our officers and directors and permit us to indemnify our other agents, by agreement or otherwise, to the fullest extent permitted under Delaware law. We have entered into separate indemnification agreements with our directors and officers that may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify the officers and directors against certain liabilities, other than liabilities arising from willful misconduct of a culpable nature, that may arise by reason of their status or service as directors or officers. These agreements also may require us to advance the expenses incurred by the officers and directors as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the company, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WARRANTS

     At June 30, 1999, there were warrants to purchase 200,628 shares of common stock at a weighted average exercise price of $3.67.

LISTING


     Our common stock has been approved for quotation on The Nasdaq National Market under the symbol PKTR.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of the common stock is EquiServe.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of shares of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale, as described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price.

     After this offering, 26,153,884 shares of common stock will be outstanding, assuming the issuance of an aggregate of 4,000,000 shares of common stock. The number of shares outstanding after this offering is based on the number of shares outstanding as of June 30, 1999, and assumes no exercise of outstanding options or warrants. The 4,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act. The remaining 22,153,884 shares of common stock outstanding upon completion of the offering are restricted securities in that they may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act or Rules 144, 144(k) or 701 of the Securities Act. In addition, all outstanding shares are subject to a 180 day market standoff either directly with Packeteer or as described below.


     All of the officers and directors, who hold an aggregate of 13,628,249 shares of common stock, and stockholders of Packeteer holding an aggregate of 8,429,966 shares of common stock have entered into lock-up agreements generally providing that they will not offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares of common stock or any securities convertible into, or exercisable or exchangeable for, common stock owned by them, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of BancBoston Robertson Stephens Inc. Transfers may be made earlier:


     - as a bona fide gift or gifts, provided the donee or donees agree in writing to be bound by this restriction;

     - as a transfer to members of the undersigned's immediate family or to trusts for the benefit of members of the undersigned's immediate family, provided that the transferees agree in writing to be bound by the terms of this restriction;

     - as a distribution to partners, stockholders or beneficiaries of the transferor, provided that the distributees agree in writing to be bound by the terms of this restriction;

     - with respect to dispositions of common stock acquired on the open market;

     - with respect to sales or purchases of common stock acquired on the open market; or

     - with the prior written consent of BancBoston Robertson Stephens Inc.

BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, BancBoston Robertson Stephens Inc. will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Following the expiration of the 180 day lock-up period, additional shares of common stock will be available for sale in the public market subject to compliance with Rule 144 or Rule 701.

     In general, under Rule 144 as currently in effect, an affiliate of Packeteer or a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three months ended a number of shares that does not exceed the greater of 1% of the then outstanding shares of Packeteer common stock or the average weekly trading volume of Packeteer common stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about Packeteer. Any person, or persons whose shares are aggregated, who is not deemed to have been an affiliate of Packeteer at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years including any period of ownership of preceding non-affiliated holders, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Bear, Stearns & Co. Inc. and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, have severally agreed with us, subject to the terms and conditions set forth in the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
BancBoston Robertson Stephens Inc. .........................
Bear, Stearns & Co. Inc. ...................................
Dain Rauscher Wessels.......................................
                                                              --------
          Total.............................................
                                                              ========

     We have been advised by the representatives that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at
such price less a concession of not in excess of $     per share, of which
$          may be reallowed to their dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Over-allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 600,000 additional shares of common stock at the same price per share as we will receive for the 4,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 4,000,000 shares offered in this offering. If purchased, such additional shares will be sold by the underwriters on the same terms as those on which the 4,000,000 shares are being sold. We will be obligated, according to the option, to sell shares to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering. If this option is exercised in full, the total public offering price of the 4,600,000 shares we sell to the underwriters, underwriting discounts and commissions on such shares and total proceeds to us from the sale of these
shares will be $          , $          and $          , respectively.

     The following table summarizes the compensation to be paid to the underwriters by us:

                                                                              Total
                                                                      ----------------------
                                                                       Without       With
                                                                        Over-        Over-
                                                         Per Share    allotment    allotment
                                                         ---------    ---------    ---------
     Underwriting discounts and commissions payable
  by us..............................................    $            $            $

     We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be
approximately $          .

     Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Lock-up Agreements. With the exception of holders of 95,667 shares of outstanding common stock and holders of options and warrants to purchase 490,128 shares of common stock, each of our executive officers, directors, stockholders of record, optionholders and warrantholders has agreed with the representatives, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or, with certain exceptions, thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares prior to the expiration of the period of 180 days after this prospectus.

     Future Sales. In addition, we have agreed that during the period of 180 days after this prospectus, we will not, subject to certain exceptions, without the prior written consent of BancBoston Robertson Stephens Inc.:

     - Consent to the disposition of any shares held by stockholders prior to the expiration of the period of 180 days after this prospectus; or

     - Issue, sell, contract to sell or otherwise dispose of any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than (1) the sale of shares in this offering, (2) the issuance of common stock upon the exercise or conversion of outstanding options, warrants or convertible securities,
       (3) our issuance of stock options under existing stock option plans and
       (4) our issuance of common stock under the Employee Stock Purchase Plan.

See "Shares Eligible for Future Sale."


     Listing. We have been approved for quotation on the Nasdaq National Market under the symbol PKTR.


     No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered hereby was determined through negotiations between us and the representatives. Among the factors considered in such negotiations were prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believed to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

     Stabilization. The representatives have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, include stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     Directed Share Program. At our request, the underwriters have reserved up to 240,000 shares of common stock to be issued by us and offered hereby for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of Packeteer. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

                                 LEGAL MATTERS

     The legality of the common stock we are offering will be passed upon for Packeteer by Brobeck, Phleger & Harrison LLP, Palo Alto, California, and for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements and schedule of Packeteer, Inc. as of December 31, 1997 and 1998, and for the period from January 25, 1996 (inception) to December 31, 1996, and for each of the years in the two-year period ended December 31, 1998 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, appearing elsewhere herein and in the registration statement, and upon authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC, Washington, D.C. 20549, under the Securities Act a registration statement on Form S-1 relating to the common stock offered. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to Packeteer and the shares we are offering pursuant to this prospectus you should refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other document filed as an exhibit to the registration statement or any other document. You may inspect a copy of the registration statement without charge at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's regional offices at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. The SEC maintains an Internet site that contains reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The SEC's world wide web address is www.sec.gov.

     We intend to furnish holders of our common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year. We intend to furnish these other reports as we may determine or as may be required by law.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Bear, Stearns & Co. Inc. and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, have severally agreed with us, subject to the terms and conditions set forth in the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
BancBoston Robertson Stephens Inc. .........................
Bear, Stearns & Co. Inc. ...................................
Dain Rauscher Wessels.......................................
                                                              --------

                 INTERNATIONAL UNDERWRITER
                 -------------------------
BancBoston Robertson Stephens International Limited.........
Bear, Stearns International Limited.........................
Dain Rauscher Wessels.......................................
                                                              --------
          Total.............................................
                                                              ========

     We have been advised by the representatives that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at
such price less a concession of not in excess of $     per share, of which
$          may be reallowed to their dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Over-allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 600,000 additional shares of common stock at the same price per share as we will receive for the 4,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 4,000,000 shares offered in this offering. If purchased, such additional shares will be sold by the underwriters on the same terms as those on which the 4,000,000 shares are being sold. We will be obligated, according to the option, to sell shares to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering. If this option is exercised in full, the total public offering price of the 4,600,000 shares we sell to the underwriters, underwriting discounts and commissions on such shares and total proceeds to us from the sale of these
shares will be $          , $          and $          , respectively.

     The following table summarizes the compensation to be paid to the underwriters by us:

                                                                              Total
                                                                      ----------------------
                                                                       Without       With
                                                                        Over-        Over-
                                                         Per Share    allotment    allotment
                                                         ---------    ---------    ---------
     Underwriting discounts and commissions payable
  by us..............................................    $            $            $

     We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be
approximately $          .

     Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Lock-up Agreements. With the exception of holders of warrants to purchase 200,628 shares of common stock, each of our executive officers, directors, stockholders of record, optionholders and warrantholders has agreed with the representatives, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or, with certain exceptions, thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares prior to the expiration of the period of 180 days after this prospectus.

     Future Sales. In addition, we have agreed that during the period of 180 days after this prospectus, we will not, subject to certain exceptions, without the prior written consent of BancBoston Robertson Stephens Inc.:

     - Consent to the disposition of any shares held by stockholders prior to the expiration of the period of 180 days after this prospectus; or

     - Issue, sell, contract to sell or otherwise dispose of any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than (1) the sale of shares in this offering, (2) the issuance of common stock upon the exercise or conversion of outstanding options, warrants or convertible securities,
       (3) our issuance of stock options under existing stock option plans and
       (4) our issuance of common stock under the Employee Stock Purchase Plan.

See "Shares Eligible for Future Sale."

     Listing. We have applied for quotation on the Nasdaq National Market under the symbol PKTR.

     No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered hereby was determined through negotiations between us and the representatives. Among the factors considered in such negotiations were prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believed to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

     Stabilization. The representatives have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, include stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     Directed Share Program. At our request, the underwriters have reserved up to 240,000 shares of common stock to be issued by us and offered hereby for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of Packeteer. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

                                 LEGAL MATTERS

     The legality of the common stock we are offering will be passed upon for Packeteer by Brobeck, Phleger & Harrison LLP, Palo Alto, California, and for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements and schedule of Packeteer, Inc. as of December 31, 1997 and 1998, and for the period from January 25, 1996 (inception) to December 31, 1996, and for each of the years in the two-year period ended December 31, 1998 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, appearing elsewhere herein and in the registration statement, and upon authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC, Washington, D.C. 20549, under the Securities Act a registration statement on Form S-1 relating to the common stock offered. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to Packeteer and the shares we are offering pursuant to this prospectus you should refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other document filed as an exhibit to the registration statement or any other document. You may inspect a copy of the registration statement without charge at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's regional offices at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. The SEC maintains an Internet site that contains reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The SEC's world wide web address is www.sec.gov.

     We intend to furnish holders of our common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year. We intend to furnish these other reports as we may determine or as may be required by law.

                                PACKETEER, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and June 30, 1999 (unaudited).............................  F-3
Consolidated Statements of Operations for the period from
  January 25, 1996 (inception) to December 31, 1996, for the years ended December 31, 1997 and 1998 and for the six
  months ended June 30, 1998 and 1999 (unaudited)...........  F-4
Consolidated Statements of Stockholders' Equity for the
  period from January 25, 1996 (inception) to December 31,
  1996, for the years ended December 31, 1997 and 1998 and
  for the six months ended June 30, 1999 (unaudited)........  F-5
Consolidated Statements of Cash Flows for the period from
  January 25, 1996 (inception) to December 31, 1996, for the years ended December 31, 1997 and 1998 and for the six
  months ended June 30, 1998 and 1999 (unaudited)...........  F-6
Notes to Consolidated Financial Statements..................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of PACKETEER, INC.:

     We have audited the accompanying consolidated balance sheets of Packeteer, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from January 25, 1996 (inception) to December 31, 1996, and for each of the years in the two-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Packeteer, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from January 25, 1996 (inception) to December 31, 1996, and for each of the years in the two-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                      /s/ KPMG LLP

Mountain View, California
March 3, 1999, except as to
Note 9, which is as of
May 19, 1999

                                PACKETEER, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                                PRO FORMA
                                                                 DECEMBER 31,      JUNE 30,   STOCKHOLDERS'
                                                              ------------------   --------     EQUITY AT
                                                               1997       1998       1999     JUNE 30, 1999
                                                              -------   --------   --------   -------------
                                                                                         (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $ 2,416   $  2,550   $  4,569
  Short-term investments....................................       --      1,927      3,205
  Accounts receivable, less allowance for doubtful accounts
    of $37, $293, and $211 as of December 31, 1997 and 1998,
    and June 30, 1999.......................................      721      2,745      1,955
  Other receivables.........................................      764         39         50
  Inventories...............................................      362        188        202
  Prepaids and other current assets.........................      124        124        410
                                                              -------   --------   --------
      Total current assets..................................    4,387      7,573     10,391
Property and equipment, net.................................      404        794        849
Other assets................................................      144        203        190
                                                              -------   --------   --------
      Total assets..........................................  $ 4,935   $  8,570   $ 11,430
                                                              =======   ========   ========
                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit............................................  $    --   $     --   $  1,532
  Current portion of capital lease obligations..............       36        215        286
  Current portion of note payable...........................       67         71      3,044
  Accounts payable..........................................    1,334      1,015        726
  Accrued compensation......................................       85        253        452
  Other accrued liabilities.................................      211      1,011      1,561
  Deferred revenue..........................................       42      1,507      1,004
                                                              -------   --------   --------
      Total current liabilities.............................    1,775      4,072      8,605
Capital lease obligations, less current portion.............      116        570        643
Note payable, less current portion..........................      222        151      1,837
Other long-term liabilities.................................       18         18         18
                                                              -------   --------   --------
      Total liabilities.....................................  $ 2,131   $  4,811   $ 11,103
                                                              -------   --------   --------
Commitments
Stockholders' equity:
  Preferred stock, $0.001 par value; 13,703,287 shares
    authorized; actual -- 9,838,180, 12,391,001 and
    12,391,001 shares, issued and outstanding as of December
    31, 1997 and 1998 and June 30, 1999; liquidation
    preference of $9,955, $20,013 and $20,013 in aggregate
    as of December 31, 1997 and 1998, and June 30, 1999; pro
    forma -- no shares issued and outstanding...............       10         13         13     $     --
  Common stock, $0.001 par value; 40,000,000 shares
    authorized; actual -- 8,981,300, 9,722,842 and 9,762,883
    shares issued and outstanding as of December 31, 1997
    and 1998, and June 30, 1999, respectively; pro
    forma -- 22,153,884 shares issued and outstanding as of
    June 30, 1999...........................................        9         10         10           23
Additional paid-in capital..................................   10,145     20,924     26,043       26,043
Deferred stock-based compensation...........................       --       (514)    (3,265)      (3,265)
Notes receivable from stockholders..........................     (214)      (729)      (806)        (806)
Accumulated deficit.........................................   (7,146)   (15,945)   (21,668)     (21,668)
                                                              -------   --------   --------     --------
      Total stockholders' equity............................    2,804      3,759        327     $    327
                                                              -------   --------   --------     ========
      Total liabilities and stockholders' equity............  $ 4,935   $  8,570   $ 11,430
                                                              =======   ========   ========

          See accompanying notes to consolidated financial statements.

                                PACKETEER, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                PERIOD FROM        YEARS ENDED      SIX MONTHS ENDED
                                               JAN. 25, 1996      DECEMBER 31,          JUNE 30,
                                               (INCEPTION) TO   -----------------   -----------------
                                               DEC. 31, 1996     1997      1998      1998      1999
                                               --------------   -------   -------   -------   -------
                                                                                       (UNAUDITED)
Net revenues:
  Product revenues...........................     $    --       $ 1,413   $ 7,105   $ 2,917   $ 6,330
  Licensing revenues.........................          --            --       125        --       750
                                                  -------       -------   -------   -------   -------
       Total net revenues....................          --         1,413     7,230     2,917     7,080
Cost of revenues.............................          --           457     2,386     1,070     1,927
                                                  -------       -------   -------   -------   -------
Gross profit.................................          --           956     4,844     1,847     5,153
Operating expenses:
  Research and development...................         725         2,932     2,779     1,168     2,220
  Sales and marketing........................         349         3,210     8,866     3,469     5,656
  General and administrative.................         238           934     1,750       746     1,142
  Amortization of stock-based compensation...          --            --       537       228     1,784
                                                  -------       -------   -------   -------   -------
       Total operating expenses..............       1,312         7,076    13,932     5,611    10,802
                                                  -------       -------   -------   -------   -------
Net loss from operations.....................      (1,312)       (6,120)   (9,088)   (3,764)   (5,649)
Other income (expense), net..................          75           211       289       135       (74)
                                                  -------       -------   -------   -------   -------
Net loss.....................................     $(1,237)      $(5,909)  $(8,799)  $(3,629)  $(5,723)
                                                  =======       =======   =======   =======   =======
Basic and diluted net loss per share.........     $ (1.28)      $ (1.82)  $ (1.54)  $ (0.72)  $ (0.76)
                                                  =======       =======   =======   =======   =======
Shares used in computing basic and diluted
  net loss per share.........................         965         3,253     5,709     5,064     7,565
                                                  =======       =======   =======   =======   =======

          See accompanying notes to consolidated financial statements.

                                PACKETEER, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
         PERIOD FROM JANUARY 25, 1996 (INCEPTION) TO DECEMBER 31, 1996
          AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998, AND FOR
                 THE SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                       PREFERRED STOCK
                                            ---------------------------------------------------------------------
                                               SERIES A          SERIES B          SERIES C          SERIES D        COMMON STOCK
                                            ---------------   ---------------   ---------------   ---------------   ---------------
                                            SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT
                                            ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Issuance of common stock for cash.........     --     $--        --     $--        --     $--        --     $--       640     $--
Issuance of common stock for personal
  property................................     --      --        --      --        --      --        --      --     5,120       5
Issuance of Series A preferred stock, net
  of issuance costs of $7.................  2,800       3        --      --        --      --        --      --        --      --
Issuance of common stock upon exercise of
  stock options...........................     --      --        --      --        --      --        --      --     1,759       2
Issuance of Series B preferred stock, net
  of issuance costs of $43................     --      --     4,822       5        --      --        --      --        --      --
Repurchase of common stock................     --      --        --      --        --      --        --      --      (160)     --
Net loss..................................     --      --        --      --        --      --        --      --        --      --
                                            -----     ---     -----     ---     -----     ---     -----     ---     -----     ---
Balances as of December 31, 1996..........  2,800       3     4,822       5        --      --        --      --     7,359       7
Issuance of Series C preferred stock, net
  of issuance costs of $41................     --      --        --      --     2,216       2        --      --        --      --
Issuance of common stock upon exercise of
  stock options...........................     --      --        --      --        --      --        --      --     1,940       2
Repurchase of common stock................     --      --        --      --        --      --        --      --      (318)     --
Issuance of warrants for Series B
  preferred stock.........................     --      --        --      --        --      --        --      --        --      --
Net loss..................................     --      --        --      --        --      --        --      --        --      --
                                            -----     ---     -----     ---     -----     ---     -----     ---     -----     ---
Balances as of December 31, 1997..........  2,800       3     4,822       5     2,216       2        --      --     8,981       9
Issuance of Series D preferred stock, net
  of issuance costs of $950...............     --      --        --      --        --      --     2,553       3        --      --
Issuance of common stock upon exercise of
  stock options...........................     --      --        --      --        --      --        --      --     1,042       1
Stock-based compensation to
  non-employees...........................     --      --        --      --        --      --        --      --        --      --
Issuance of common stock upon exercise of
  stock purchase rights...................     --      --        --      --        --      --        --      --         6      --
Repurchase of common stock................     --      --        --      --        --      --        --      --      (306)     --
Issuance of warrants for Series D
  preferred stock.........................     --      --        --      --        --      --        --      --        --      --
Repayment of notes receivable from
  stockholders............................     --      --        --      --        --      --        --      --        --      --
Deferred compensation related to stock
  option grants...........................     --      --        --      --        --      --        --      --        --      --
Amortization of stock-based
  compensation............................     --      --        --      --        --      --        --      --        --      --
Net loss..................................     --      --        --      --        --      --        --      --        --      --
                                            -----     ---     -----     ---     -----     ---     -----     ---     -----     ---
Balances as of December 31, 1998..........  2,800       3     4,822       5     2,216       2     2,553       3     9,723      10
Stock-based compensation to
  non-employees...........................     --      --        --      --        --      --        --      --        --      --
Stock options granted to new employees....     --      --        --      --        --      --        --      --        --      --
Issuance of common stock upon exercise of
  stock options...........................     --      --        --      --        --      --        --      --        57      --
Repurchase of common stock................     --      --        --      --        --      --        --      --       (17)     --
Issuance of warrants for Series D
  preferred stock.........................     --      --        --      --        --      --        --      --        --      --
Repayments of notes receivable from
  stockholders............................     --      --        --      --        --      --        --      --        --      --
Deferred compensation related to stock
  option grants...........................     --      --        --      --        --      --        --      --        --      --
Amortization of stock-based
  compensation............................     --      --        --      --        --      --        --      --        --      --
Net loss..................................     --      --        --      --        --      --        --      --        --      --
                                            -----     ---     -----     ---     -----     ---     -----     ---     -----     ---
Balances as of June 30, 1999
  (unaudited).............................  2,800     $ 3     4,822     $ 5     2,216     $ 2     2,553     $ 3     9,763     $10
                                            =====     ===     =====     ===     =====     ===     =====     ===     =====     ===


                                                                           NOTES
                                            ADDITIONAL     DEFERRED      RECEIVABLE                      TOTAL
                                             PAID-IN     STOCK-BASED        FROM       ACCUMULATED   STOCKHOLDERS'
                                             CAPITAL     COMPENSATION   STOCKHOLDERS     DEFICIT         EQUITY
                                            ----------   ------------   ------------   -----------   --------------
Issuance of common stock for cash.........   $    --       $    --         $  --        $     --        $    --
Issuance of common stock for personal
  property................................        (4)           --            --              --              1
Issuance of Series A preferred stock, net
  of issuance costs of $7.................       690            --            --              --            693
Issuance of common stock upon exercise of
  stock options...........................        42            --           (29)             --             15
Issuance of Series B preferred stock, net
  of issuance costs of $43................     4,774            --            --              --          4,779
Repurchase of common stock................        (4)           --             4              --             --
Net loss..................................        --            --            --          (1,237)        (1,237)
                                             -------       -------         -----        --------        -------
Balances as of December 31, 1996..........     5,498            --           (25)         (1,237)         4,251
Issuance of Series C preferred stock, net
  of issuance costs of $41................     4,389            --            --              --          4,391
Issuance of common stock upon exercise of
  stock options...........................       242            --          (195)             --             49
Repurchase of common stock................       (10)           --             6              --             (4)
Issuance of warrants for Series B
  preferred stock.........................        26            --            --              --             26
Net loss..................................        --            --            --          (5,909)        (5,909)
                                             -------       -------         -----        --------        -------
Balances as of December 31, 1997..........    10,145            --          (214)         (7,146)         2,804
Issuance of Series D preferred stock, net
  of issuance costs of $950...............     9,105            --            --              --          9,108
Issuance of common stock upon exercise of
  stock options...........................       619            --          (568)             --             52
Stock-based compensation to
  non-employees...........................       269            --            --              --            269
Issuance of common stock upon exercise of
  stock purchase rights...................         1            --            --              --              1
Repurchase of common stock................       (40)           --            52              --             12
Issuance of warrants for Series D
  preferred stock.........................        38            --            --              --             38
Repayment of notes receivable from
  stockholders............................        --            --             1              --              1
Deferred compensation related to stock
  option grants...........................       787          (787)           --              --             --
Amortization of stock-based
  compensation............................        --           273            --              --            273
Net loss..................................        --            --            --          (8,799)        (8,799)
                                             -------       -------         -----        --------        -------
Balances as of December 31, 1998..........    20,924          (514)         (729)        (15,945)         3,759
Stock-based compensation to
  non-employees...........................       621            --            --              --            621
Stock options granted to new employees....        16            --            --              --             16
Issuance of common stock upon exercise of
  stock options...........................       216            --          (182)             --             34
Repurchase of common stock................       (16)           --            17              --              1
Issuance of warrants for Series D
  preferred stock.........................       368            --            --              --            368
Repayments of notes receivable from
  stockholders............................        --            --            88              --             88
Deferred compensation related to stock
  option grants...........................     3,914        (3,914)           --              --             --
Amortization of stock-based
  compensation............................        --         1,163            --              --          1,163
Net loss..................................        --            --            --          (5,723)        (5,723)
                                             -------       -------         -----        --------        -------
Balances as of June 30, 1999
  (unaudited).............................   $26,043       $(3,265)        $(806)       $(21,668)       $   327
                                             =======       =======         =====        ========        =======

          See accompanying notes to consolidated financial statements.

                                PACKETEER, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                        PERIOD FROM         YEARS ENDED        SIX MONTHS ENDED
                                                     JANUARY 25, 1996      DECEMBER 31,            JUNE 30,
                                                      (INCEPTION) TO     -----------------   --------------------
                                                     DECEMBER 31, 1996    1997      1998      1998         1999
                                                     -----------------   -------   -------   -------      -------
                                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net loss..........................................      $(1,237)       $(5,909)  $(8,799)  $(3,629)     $(5,723)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization...................           68            261       215        68          250
    Allowance for doubtful accounts.................           --             37       305       105          (82)
    Amortization of deferred stock-based
      compensation..................................           --             --       542       228        1,784
    Issuance of stock purchase rights...............           --             26        38        38           16
    Amortization of deferred interest...............           --             --        --        --           61
    Changes in operating assets and liabilities:
      Accounts receivable...........................           --           (758)   (2,329)     (488)         872
      Other receivables.............................           --           (764)      724       745          (11)
      Inventories...................................           (6)          (356)      175      (122)         (14)
      Prepaids and other current assets.............          (18)          (106)       --      (131)        (286)
      Accounts payable..............................          149          1,185      (318)      204         (289)
      Accrued compensation..........................           25             60       168        97          199
      Other accrued liabilities.....................           28            184       800       145          550
      Deferred revenue..............................           --             42     1,464        47         (503)
                                                          -------        -------   -------   -------      -------
        Net cash used in operating activities.......         (991)        (6,098)   (7,015)   (2,693)      (3,176)
                                                          -------        -------   -------   -------      -------
Cash flows from investing activities:
  Purchases of property and equipment...............         (241)          (492)     (605)     (242)        (305)
  Purchase of short-term investments................           --             --    (1,927)       --       (3,205)
  Proceeds from sale of short-term investments......           --             --        --        --        1,927
  Other assets......................................           --           (113)      (59)      (35)          13
                                                          -------        -------   -------   -------      -------
        Net cash used in investing activities.......         (241)          (605)   (2,591)     (277)      (1,570)
                                                          -------        -------   -------   -------      -------
Cash flows from financing activities:
  Net proceeds from issuance of preferred stock.....        5,472          4,391     9,108     9,050           --
  Net proceeds from issuance of common stock........           15             49        53        50           34
  Proceeds from stockholders' note receivable.......           --             --         1        --           88
  Repurchase of common stock........................           --             (4)       12        (1)           1
  Borrowings under line of credit...................           --             --        --        --        1,892
  Repayments of line of credit......................           --             --        --        --         (360)
  Proceeds from note payable........................           --            287        --        --        5,000
  Payments of note payable..........................           --            (29)      (67)      (33)         (34)
  Proceeds from lease financing.....................           --            165       749       292          267
  Principal payments of capital lease obligations...           --            (13)     (116)      (44)        (123)
  Proceeds from other long-term liabilities.........           --             18        --        --           --
                                                          -------        -------   -------   -------      -------
        Net cash provided by financing activities...        5,487          4,864     9,740     9,314        6,765
                                                          -------        -------   -------   -------      -------
Net increase (decrease) in cash and cash
  equivalents.......................................        4,255         (1,839)      134     6,344        2,019
Cash and cash equivalents at beginning of year......           --          4,255     2,416     2,416        2,550
                                                          -------        -------   -------   -------      -------
Cash and cash equivalents at end of year............      $ 4,255        $ 2,416   $ 2,550   $ 8,760      $ 4,569
                                                          =======        =======   =======   =======      =======
Supplemental disclosures of cash flow information:
  Cash paid during year for interest................      $    --        $    --   $    48   $    17      $   172
                                                          =======        =======   =======   =======      =======
  Noncash investing and financing activities:
    Issuance of common stock in exchange for
      equipment and technology......................      $     1        $    --   $    --   $    --      $    --
                                                          =======        =======   =======   =======      =======
    Issuance of common stock upon exercise of
      options in exchange for notes receivable......      $    25        $   195   $   568   $   444      $   182
                                                          =======        =======   =======   =======      =======
    Repurchase of common stock in exchange for
      cancellation of notes receivable..............      $    --        $     6   $    52   $     4      $    17
                                                          =======        =======   =======   =======      =======

          See accompanying notes to consolidated financial statements.

                                PACKETEER, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Organization

     Packeteer, Inc. (the Company) was incorporated on January 25, 1996, to provide application-adaptive bandwidth management solutions that enhance mission-critical application performance over enterprise WANs and the Internet. The Company's solutions enable businesses and service providers to manage proactively bandwidth contention at WAN access links, protect important application traffic and increase network efficiency. The Company markets and distributes its products via a worldwide network of VARs, distributors, systems integrators and OEMs. The Company commenced principal operations in 1997. The Company is headquartered in Cupertino, California, and has wholly owned subsidiaries in Japan, Hong Kong and The Netherlands.

(b) Principles of Consolidation

     The accompanying consolidated financial statements include the financial statements of the Company and its three wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(c) Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) Unaudited Interim Consolidated Financial Statements

     The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the accompanying unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements, and including all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position as of June 30, 1999 and the results of its operations and its cash flows for the six months ended June 30, 1998 and 1999.

(e) Revenue Recognition

     The Company recognizes product revenues, with provision made for estimated returns, after the following events have occurred: the customer issues a noncancelable purchase order; a product has been shipped to the customer; and collection of the sales price is probable.

     Maintenance revenue on product sales is recognized ratably over the term of the maintenance period.

                                PACKETEER, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) For software transactions entered into after January 1, 1998, the Company adopted the American Institute of Certified Public Accountants' (AICPA) Statement of Position (SOP) 97-2, "Software Revenue Recognition" as modified by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 97-2 generally requires revenue earned on software arrangements involving multiple-elements to be allocated to each element based on its relative fair value. The fair value of the element must be based on objective evidence that is specific to the vendor. If a vendor does not have objective evidence of the fair value of all elements in a multiple-element arrangement, all revenue from the arrangement must be deferred until such evidence exists or until all elements have been delivered, unless the only undelivered element is post-contract customer support, in which case, the entire fee is recognized over the support period.


     Licensing revenues relate to OEM arrangements. We recognize OEM license fees, which include post-contract customer support, when the software has been shipped to the customer, the fees are fixed and determinable and there is evidence of the fair value of the post-contract customer support. When sufficient evidence of fair value of post-contract customer support is not available, revenues are recognized ratably over the support period. We do not have sufficient evidence of fair value of post-contract customer support for our current OEM license arrangements, and therefore are recognizing the revenues for these arrangements over the support period.


     Service revenue is recognized as the services are performed. To date, these amounts have not been significant.

(f) Cost of Revenues

     Cost of revenues consists primarily of costs of product sales. Costs of licensing revenues, including product packaging, documentation and reproduction have not been significant. The Company provides reserves for warranty costs expected to be incurred. To date the Company has not incurred significant warranty costs.

(g) Cash, Cash Equivalents and Short-Term Investments

     The Company considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents. Cash and cash equivalents consist primarily of cash on deposit with banks, money market instruments, and investments in commercial paper. As of December 31, 1997 and 1998, cash equivalents total approximately $2,141 and $2,389, respectively.

     Management determines the appropriate classification of investment securities at the time of purchase and reevaluates such designation as of each balance sheet date. As of December 31, 1997 and 1998, all investment securities are designated as "available-for-sale." Available-for-sale securities are carried at fair value based on quoted market prices, which approximates cost. The cost of securities sold is determined based on the specific identification method.

                                PACKETEER, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
(h) Inventories

     Inventories are stated at the lower of cost (on a first-in, first-out basis) or market. Inventory balances represent completed products available-for-sale.

(i) Property and Equipment

     Property and equipment, including leasehold improvements and equipment acquired under capital lease, are recorded at cost. Depreciation and amortization are provided using a straight-line method over the shorter of the estimated useful lives of the assets or the lease terms, generally one to four years.

     The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparison of its carrying amount to future net cash flows the property and equipment are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property and equipment exceeds its fair market value. To date, the Company has made no adjustments to the carrying amount of its property and equipment due to impairment.

(j) Research and Development Costs

     Development costs incurred in the research and development of new products and enhancements to existing products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, software developments have been completed concurrent with the establishment of technological feasibility, and, accordingly, no costs have been capitalized.

(k) Business and Concentrations of Credit Risk

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents, short-term investments and accounts receivable. The Company's cash, cash equivalents and short-term investments are maintained with highly accredited financial institutions. The Company's cash equivalents are primarily in highly liquid money market funds. The Company believes no significant concentration of credit risk exists with respect to these financial instruments. Concentrations of credit risk with respect to trade receivables are limited as the Company performs ongoing credit evaluations of its customers. Based on management's evaluation of potential credit losses, the Company believes its allowances for doubtful accounts are adequate.

     The Company's products, which are sold worldwide, are targeted to organizations utilizing wide area networks. Accordingly, the Company's future success depends upon the capital spending patterns of such customers and the continued demand by such customers for the Company's product. The networking industry is characterized by rapidly changing technology, evolving industry standards, changes in end-user requirements and frequent new product introductions and enhancements.

                                PACKETEER, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) The Company's continued success will depend upon its ability to enhance existing products and to develop and introduce, on a timely basis, new products and features that keep pace with technology developments and emerging industry standards. Furthermore, as a result of its international sales, the Company's operations are subject to risks of doing business abroad, including, but not limited to, export duties, changes to import and export regulations, longer payment cycles, and greater difficulty in collecting accounts receivable. While, to date, these factors have not had an adverse material impact on the Company's consolidated results of operations, there can be no assurance that there will not be such an impact in the future.

(l) Income Taxes

     The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

(m) Stock-Based Compensation

     For employee stock-based compensation plans, the Company uses the intrinsic value-based method of accounting. Deferred compensation expense associated with stock-based compensation is being amortized on an accelerated basis over the vesting period of the individual award consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

     For non-employees, the Company computes the fair value of the stock based compensation in accordance with SFAS 123 "Accounting for Stock Based Compensation" and Emerging Issues Task Force (EITF) 96-18 "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

(n) Foreign Currency Transactions

     The Company's sales to international customers are U.S. dollar-denominated. As a result, there are no foreign currency gains or losses related to these transactions.

     The functional currency for the Company's foreign subsidiaries is the U.S. dollar. Accordingly, the entities remeasure monetary assets and liabilities at period-end exchange rates, while nonmonetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during the year, except for depreciation which is remeasured at historical rates.

                                PACKETEER, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Remeasurement adjustments and transaction gains and losses are recognized in income in the year of occurrence. To date, the effect of such amounts on net income has not been material.

(o) Other Comprehensive Income

     The Company has no material components of other comprehensive income.

(p) Net Loss Per Share

     Basic net loss per share is computed using the weighted-average number of vested outstanding shares of common stock. Diluted net loss per share is computed using the weighted-average number of shares of vested common stock outstanding and, when dilutive, potential common shares. Potential common shares include unvested common stock outstanding and potential common shares from options and warrants to purchase common stock using the treasury stock method, and convertible preferred stock on the as-if converted basis. All potential shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would be antidilutive. Pursuant to the SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of the initial public offering, or IPO, are included in the calculation of basic and diluted net loss per share as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration. Diluted net loss per share does not include the effects of the following potential common shares:

                                                          PERIOD FROM         YEARS ENDED
                                                       JANUARY 25, 1996      DECEMBER 31,
                                                        (INCEPTION) TO      ---------------
                                                       DECEMBER 31, 1996    1997      1998
                                                       -----------------    -----    ------
Shares issuable under stock options..................          704            900     1,073
Shares of unvested stock subject to repurchase.......        5,177          4,571     2,757
Shares issuable pursuant to warrants to purchase
  convertible preferred..............................           --             42        58
Shares issuable related to convertible preferred
  stock on an "as-if-converted" basis................        7,622          9,838    12,391

     The weighted-average exercise price of stock options outstanding was $0.22 and $1.90 as of December 31, 1997 and 1998, respectively. The weighted average purchase price of unvested stock was $0.10 and $0.34 as of December 31, 1997 and 1998, respectively. The weighted average exercise price of warrants was $1.00 and $1.81 as of December 31, 1997 and 1998, respectively.

(q) Financial Instruments

     The carrying value of cash, cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses approximates their estimated fair value due to the relative

                                PACKETEER, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) short maturity of these instruments. The carrying value of long-term debt and capital lease obligations approximates carrying value based on the market interest rates available to the Company for debt of similar risk and maturities.

(r) Recent Accounting Pronouncements

     The FASB recently issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. The Company must adopt SFAS No. 133 by January 1, 2000. Management does not believe the adoption of SFAS No. 133 will have a material effect on the financial position or results of operations of the Company.

2. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following as of December 31, 1997 and 1998:

                                                              1997     1998
                                                              ----    ------
Computers and equipment.....................................  $262    $  262
Equipment under capital lease...............................   415     1,021
Furniture and fixtures......................................    39        39
Leasehold improvements......................................    17        17
                                                              ----    ------
                                                               733     1,339
Less accumulated depreciation and amortization..............   329       545
                                                              ----    ------
                                                              $404    $  794
                                                              ====    ======

     Accumulated depreciation and amortization includes amortization of approximately $31 and $226 on equipment under capital lease as of December 31, 1997 and 1998, respectively.

                                PACKETEER, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

3. LEASE COMMITMENTS

     The Company leases its facility and certain equipment under noncancelable lease agreements, which expire at various dates through 2002. As of December 31, 1998, the future minimum rental payments under capital and operating leases are as follows:

                        YEARS ENDING                          CAPITAL     OPERATING
                        DECEMBER 31,                           LEASE        LEASE
                        ------------                          --------    ---------
   1999.....................................................    $262       $  699
   2000.....................................................     262          734
   2001.....................................................     248          770
   2002.....................................................     114          773
                                                                ----       ------
Total future minimum lease payments.........................     886       $2,976
                                                                           ======
Less imputed interest.......................................     101
                                                                ----
Present value of future minimum lease payments under capital
  lease.....................................................     785
Less current portion........................................     215
                                                                ----
Long-term portion...........................................    $570
                                                                ====

     Rent expense for the period from January 25, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, was $32, $138 and $616, respectively.

4. NOTE PAYABLE

     The note payable, which totaled $287 at inception, has a stated interest rate of 6.75% and is payable in 48 monthly installments of $7 with a final balloon payment of $34 due on June 1, 2001. The note is secured by the Company's property and equipment. The note has been discounted for warrants valued at approximately $26 issued in connection with the note (see Note 5). The Company estimates the fair value of its fixed rate debt using discounted cash flow analysis based on the Company's current borrowing rates for similar debt.

                                PACKETEER, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

5. STOCKHOLDERS' EQUITY

(a) Preferred Stock

     As of December 31, 1998, the Company has 13,703 shares of preferred stock authorized. As of December 31, 1997 and 1998 and June 30, 1999, the Company had designated and issued preferred stock as follows:

                                                          OUTSTANDING SHARES
                                                      --------------------------
                                                       DECEMBER 31,
                                        DESIGNATED    --------------   JUNE 30,    LIQUIDATION
                                          SHARES      1997     1998      1999      PREFERENCE
                                        ----------    -----   ------   ---------   -----------
Series A..............................     2,800      2,800    2,800     2,800        $0.25
Series B..............................     4,864      4,822    4,822     4,822         1.00
Series C..............................     2,216      2,216    2,216     2,216         2.00
Series D..............................     3,823         --    2,553     2,553         3.94
                                          ------      -----   ------    ------
                                          13,703      9,838   12,391    12,391
                                          ======      =====   ======    ======

     In February and April 1996, the Company issued 2,800 shares of Series A preferred stock for cash of $0.25 per share. A total of $693 was raised, net of issuance costs.

     In September and October 1996, the Company raised an additional $4,779, net of issuance costs, through the issuance of 4,822 shares of Series B preferred stock for cash of $1.00 per share.

     During 1997, the Company issued 2,216 shares of Series C preferred stock for cash of $2.00 per share. A total of $4,391 was raised, net of issuance costs.

     In 1998, the Company completed another round of private financing. A total of 2,553 shares of Series D preferred stock were issued for cash of $3.94 per share. A total of $9,108 was raised, net of issuance costs.

     The rights, preferences, and privileges of the holders of Series A, B, C, and D preferred stock are as follows:

     - The holders of Series A, B, C, and D preferred stock are entitled to receive dividends at the rate of $0.02, $0.08, $0.16, and $0.32 per share, respectively, per annum, payable when and as declared by the Company's Board of Directors, in preference and priority to any payments of dividends to holders of the Company's common stock. The dividend rights are not cumulative.

     - Shares of Series A, B, C, and D preferred stock have a liquidation preference of $0.25, $1.00, $2.00, and $3.94 per share, respectively, plus any declared but unpaid dividends.

     - Each holder of preferred stock has voting rights equal to common stock on an "as if converted" basis.

     - Each share of preferred stock is convertible at any time into one share of common stock at the option of the holder, subject to adjustment. Each share of preferred stock automatically converts upon the closing of the sale of the Company's common stock in a public offering in

                                PACKETEER, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

5. STOCKHOLDERS' EQUITY -- (CONTINUED)
       which the gross proceeds exceed $15,000 and the offering price equals or exceeds $3.75 per share for Series A, B, and C preferred stock, and $7.39 per share for Series D preferred stock.

(b) Common Stock

     The Company is authorized to issue 40,000 shares of common stock.

     In January 1996, the Company issued 640 shares in exchange for cash. In January 1996, the Company also issued 5,120 shares of common stock in exchange for certain personal property, which was recorded at estimated fair value of the property and is included in property and equipment on the accompanying balance sheets. As of December 31, 1998, 747 of these shares were subject to repurchase.

     In July and August 1996, the Company issued 1,759 shares of common stock upon the exercise of stock options granted under the Company's 1996 Equity Incentive Plan (the Plan). Shares issued under the Plan are subject to repurchase as described below. Of the 1,759 shares issued upon the exercise of stock options, 1,280 shares were issued in conjunction with full recourse, promissory notes secured by the shares. Of the total purchase price, 10% was paid at the time of purchase. The remaining principal, which bears interest at 6.74%, is due annually in equal installments, plus interest, through 2006.

     In December 1996, the Company repurchased 160 shares of common stock at $0.10 per share from a terminated employee in exchange for cash and forgiveness of a $4 promissory note.

     During 1997, the Company issued 1,940 shares of common stock upon the exercise of stock options granted under the Company's 1996 Equity Incentive Plan (the Plan). Shares issued under the Plan are subject to repurchase as described below under Note (5)(c). Of the 1,940 shares issued upon the exercise of stock options in 1997, 1,840 shares were issued in conjunction with full recourse, promissory notes secured by the shares. Of the total purchase price, 10% was paid at the time of purchase. The remaining principal, which bears interest at 5.6% to 6.8%, is due in annual installments, plus interest, through 2002.

     In October 1997, the Company repurchased 278 shares of common stock at $0.25 per share from two terminated employees in exchange for $4 in cash and forgiveness of a $3 promissory note.

     In December 1997, the Company repurchased 40 shares of common stock at $0.10 per share from a terminated employee in exchange for cash and forgiveness of a $3 promissory note.

     During 1998, the Company issued 1,048 shares of common stock upon the exercise of stock options and stock purchase rights. Of the 1,048 shares issued upon the exercise of stock options, 1,042 shares were issued in conjunction with full recourse, promissory notes secured by the shares. Of the total purchase price, 10% was paid at the time of purchase. The remaining principal, which bears interest at 5.5% to 6.5%, is due in annual installments, plus interest, through 2003.

                                PACKETEER, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

5. STOCKHOLDERS' EQUITY -- (CONTINUED)
     During 1998, the Company granted rights to purchase 202 shares of common stock. These rights, which were not granted under the Plan, have exercise prices ranging from $0.25 to $3.50 per share. At the date of grant, the Company estimated the fair value of the rights to be $5 using the Black-Scholes model with the following assumptions: risk free interest rate of 4.5%; an expected life of four years; expected volatility of 50%; and no dividend.

     During 1998, the Company repurchased 306 shares of common stock at $0.10 to $0.50 per share from terminated employees in exchange for $12 in cash and forgiveness of $52 in promissory notes.

(c) Equity Incentive Plan

     The Company has adopted the Plan in order to provide selected employees, directors, and consultants of the Company an opportunity to acquire the Company's common stock. The Plan provides for granting of incentive stock options, nonstatutory stock options, stock bonuses, and restricted stock purchase rights. The Plan is administered by the Board of Directors, which sets the terms and conditions of the options. Nonstatutory stock options and incentive stock options are exercisable at prices not less than 85% and 100%, respectively, of the fair value on the date of grant. The options become 25% vested one year after the date of grant with 1/48 per month vesting thereafter and expire at the end of 10 years from date of grant or sooner if terminated by the Board of Directors. The options may include a provision whereby the option holder may elect at any time to exercise the option prior to the full vesting of the option. Unvested shares so purchased shall be subject to a repurchase right by the Company at the original purchase price. Such right shall lapse at a rate equivalent to the vesting period of the original option. As of December 31, 1998, 2,010 shares were subject to repurchase. During 1997, the Board of Directors reserved 953 shares for issuance under the Plan, and 318 shares were made available through the repurchase of certain shares. In 1998, the Board of Directors reserved an additional 2,025 shares for issuance under the Plan, and 306 shares were made available through the repurchase of certain shares, as noted above.

                                PACKETEER, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

5. STOCKHOLDERS' EQUITY -- (CONTINUED)
     A summary of stock option activity follows:

                                                                      OPTIONS OUTSTANDING
                                                                 -----------------------------
                                                    AVAILABLE    NUMBER OF    WEIGHTED-AVERAGE
                                                    FOR GRANT     SHARES       EXERCISE PRICE
                                                    ---------    ---------    ----------------
  Shares made available for grant.................    3,440           --           $  --
  Repurchased.....................................      160           --              --
  Granted.........................................   (2,463)       2,463            0.05
  Exercised.......................................       --       (1,759)           0.03
                                                     ------       ------
Balances as of December 31, 1996..................    1,137          704            0.10
  Shares made available for grant.................      953           --              --
  Repurchased.....................................      318           --              --
  Granted.........................................   (2,480)       2,480            0.17
  Exercised.......................................       --       (1,940)           0.13
  Canceled........................................      344         (344)           0.16
                                                     ------       ------
Balances as of December 31, 1997..................      272          900            0.22
  Shares made available for grant.................    2,025           --              --
  Repurchased.....................................      306           --              --
  Granted.........................................   (1,300)       1,300            1.96
  Exercised.......................................       --       (1,042)           0.59
  Canceled........................................       85          (85)           1.02
                                                     ------       ------
Balances as of December 31, 1998..................    1,388        1,073            1.90
  Shares made available for grant (unaudited).....      515           --              --
  Repurchased (unaudited).........................       17           --              --
  Granted (unaudited).............................   (1,503)       1,503            4.18
  Exercised (unaudited)...........................       --          (53)           3.99
  Cancelled (unaudited)...........................       16          (16)           3.23
                                                     ------       ------
Balances as of June 30, 1999......................      433        2,507           $3.21
                                                     ======       ======

     The per share weighted-average fair value of stock options granted during 1996, 1997 and 1998 was $0.01, $0.04 and $0.90, respectively, on the date of grant using the minimum value method with the following weighted-average assumptions: risk free interest rate of 6.8%, 6.5% and 4.5% in 1996, 1997 and 1998, respectively; an expected life of four years; and no dividends.

                                PACKETEER, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

5. STOCKHOLDERS' EQUITY -- (CONTINUED)
     The following table summarizes information about stock options outstanding under the Plan as of December 31, 1998:

                             OPTIONS OUTSTANDING
                    -------------------------------------
                                         WEIGHTED-AVERAGE
                                            REMAINING
RANGE OF EXERCISE                          CONTRACTUAL
     PRICES         NUMBER OUTSTANDING     LIFE (YEARS)     NUMBER VESTED
-----------------   ------------------   ----------------   -------------
$0.10......                 128                7.94               57
0.25.......                 182                8.73               48
0.50.......                  77                9.15               --
1.50.......                 148                9.36               --
2.50.......                 163                9.54               --
3.50.......                 375                9.77               --
                          -----                                  ---
                          1,073                                  105
                          =====                                  ===

     As of December 31, 1998, 105 options with a weighted-average exercise price of $0.17 were vested.

     The weighted-average fair value of stock options granted during 1996, 1997 and 1998 with an exercise price equal to the fair value of the Company's common stock on the date of grant was $0.05, $0.17 and $0.73 per share. Stock options granted during 1998 with an exercise price below the deemed fair value of the Company's common stock on the date of grant had a weighted-average exercise price of $2.65 per share and a weighted-average fair value of $3.61 per share. In connection with options granted in fiscal year 1998 and during the six months ended June 30, 1999, the Company has recorded deferred stock-based compensation of $787 and $3,914 (unaudited), respectively, representing the difference between the exercise price and the fair value of the Company's common stock at the date of grant. The amount is being amortized over the vesting period for the individual options. Amortization of stock-based compensation of $273 was recognized during the year ended December 31, 1998 and was $1,163 (unaudited) during the six months ended June 30, 1999.

     Pursuant to SFAS No. 123, the Company is required to disclose the pro forma effects on the operating results of the Company as if the Company has elected to use the fair value approach to account for all its stock-based employee compensation plans. Had compensation costs for the Company's Plans been determined consistent with the fair value approach enumerated in SFAS

                                PACKETEER, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

5. STOCKHOLDERS' EQUITY -- (CONTINUED)
No. 123, net losses for the period from January 25, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 would have been as follows:

                                                                         YEARS ENDED DECEMBER 31,
                                             PERIOD FROM JANUARY 25,     ------------------------
                                            1996 TO DECEMBER 31, 1996      1997            1998
                                            --------------------------   --------        --------
Net loss applicable to common stock as
  reported................................           $(1,237)            $(5,909)        $(8,799)
Pro forma net loss applicable to common
  stock...................................           $(1,239)            $(5,934)        $(8,854)
Basic and diluted net loss per share as
  reported................................           $ (1.28)            $ (1.82)        $ (1.54)
Basic and diluted pro forma net loss per
  share...................................           $ (1.28)            $ (1.82)        $ (1.55)

(d) Warrants

     In June 1997, the Company issued a warrant in connection with a leasing agreement to purchase 42 shares of Series B preferred stock at $1.00 per share. The warrant is immediately exercisable and expires in June 2005. At the date of grant, the Company estimated the fair value of the warrant to be $26 using the Black-Scholes model with the following assumptions: risk free interest rate of 6%; an expected life of eight years; expected volatility of 50%; and no dividends.

     In 1998, the Company issued a warrant in connection with a leasing agreement to purchase 16 shares of Series D preferred stock at $3.94 per share. The warrant is immediately exercisable and expires in June 2006. At the date of grant, the Company estimated the fair value of the warrant to be $38 using the Black-Scholes model with the following assumptions: risk free interest rate of 5%; an expected life of eight years; expected volatility of 50%; and no dividends.

6. INCOME TAXES

     The differences between the income tax expense (benefit) computed at the federal statutory rate of 34% and the Company's actual income tax expense (benefit) for the periods presented are as follows:

                                                         PERIOD FROM
                                                      JANUARY 25, 1996
                                                             TO
                                                      DECEMBER 31, 1996     1997      1998
                                                      -----------------    ------    ------
Expected income tax expense.......................          (421)          (2,009)   (2,992)
Net operating losses not benefited................           421            2,009     2,992
                                                            ----           ------    ------
Income tax expense (benefit)......................             0                0         0
                                                            ====           ======    ======

                                PACKETEER, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

6. INCOME TAXES -- (CONTINUED)
     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1997 and 1998, are presented below:

                                                               1997       1998
                                                              -------    -------
Deferred tax assets:
  Various accruals and reserves not deductible for tax
     purposes...............................................  $    59    $   264
Property and equipment......................................       90         97
Net operating loss carryover................................    2,528      5,759
Research credit carryforwards...............................      146        255
Capitalized start-up expenditures...........................      376        315
Deferred stock-based compensation...........................       --        215
                                                              -------    -------
     Total deferred tax assets..............................    3,199      6,905
Valuation allowance.........................................   (3,199)    (6,905)
                                                              -------    -------
     Net deferred tax assets................................  $    --    $    --
                                                              =======    =======

     As of December 31, 1998, the Company has net operating loss carryforwards for federal and California state income tax purposes of approximately $13,790 and $12,113, respectively. In addition, the Company had federal and state research credit carryforwards of approximately $142 and $112, respectively. The Company's federal net operating loss and research credit carryforwards will expire in the years 2010 through 2018, if not utilized. The Company's state net operating loss carryforwards will expire in the year 2004. The state research credit can be carried forward indefinitely.

     Federal and state tax laws impose substantial restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an "ownership change" as defined in Internal Revenue Code Section 382. The Company has not yet determined whether an ownership change has occurred.

7. 401(k) PLAN

     In 1997, the Company adopted a 401(k) plan (the 401(k)). Participation in the 401(k) is available to all employees. Entry date to the 401(k) is the first day of each month. Each participant may elect to contribute an amount up to 20% of his or her annual base salary plus commission and bonus, but not to exceed the statutory limit as prescribed by the Internal Revenue Code. The Company may make discretionary contributions to the 401(k). To date, no contributions have been made by the Company.

8. SEGMENT REPORTING

     The Company has adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company's chief operating decision maker is considered to be the Company's CEO. The CEO reviews financial information presented on a consolidated basis substantially similar to the consolidated financial statements. Therefore, the Company has concluded

                                PACKETEER, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

8. SEGMENT REPORTING -- (CONTINUED)
that it operates in one segment and accordingly has provided only the required enterprise-wide disclosures.

     The Company operates in the United States and internationally and derives its revenue from the sale of products and software licenses. In 1997 and 1998, the Company's sales, marketing, and development efforts have been focused on the PacketShaper family of products and PacketWise software. Sales outside of North America accounted for 59.9% and 54.7% of the Company's total revenues in 1997 and 1998, respectively.

Geographic Information

                                                  YEARS ENDED DECEMBER 31,
                                                  ------------------------
                                                   1997             1998
                                                  -------          -------
Total net revenues:
  North America.................................  $  566           $3,273
  Asia Pacific..................................     617            2,238
  Europe and rest of world......................     230            1,719
                                                  ------           ------
     Total net revenues.........................  $1,413           $7,230
                                                  ======           ======

     Total net revenues reflects the destination of the product shipped.

     Long-lived assets are primarily located in North America. Long-lived assets located outside North America are insignificant.

     In 1997 and 1998, sales to Macnica, accounted for 14.2% and 11.9%, respectively, of the Company's total revenues. Also in 1997, sales to Nissho Electronics Corporation accounted for 10.4% of the Company's total revenues. No other single customer accounted for greater than 10% of the Company's total revenues in 1997 or 1998.

9. SUBSEQUENT EVENTS

Revolving Loan Agreement

     In January 1999, the Company entered into a revolving loan agreement with a maximum line of $3,000. Advances are limited to the lesser of the maximum line or the borrowing base which is 80% of eligible receivables. The outstanding principal balance accrues interest at a per annum rate equal to the prime rate and is secured by all present and future collateral of the Company.

Subordinated Loan Agreement

     Additionally, in January 1999, the Company entered into a subordinated loan agreement evidenced by a promissory note of $2,500, that is secured by the assets of the Company. The note has a stated interest rate of 12.25% and is payable in 36 monthly installments of various amounts with the final installment due on February 1, 2002. In connection with the note, the Company issued a warrant

                                PACKETEER, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1998 AND 1999 IS UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

9. SUBSEQUENT EVENTS -- (CONTINUED)
to purchase 98 shares of Series D preferred stock at $3.58 per share. The warrant is immediately exercisable and expires in January 2006. The Company estimated the fair value of the warrant on the grant date to be $211 using the Black-Scholes model with the following assumptions: risk-free interest rate of 4.5%; an expected life of seven years; expected volatility of 50%; and no dividends. The Company will amortize the value to interest expense over the term of the note.

Initial Public Offering and Unaudited Pro Forma Consolidated Balance Sheet

     In May 1999, the Board of Directors authorized the filing of a registration statement with the SEC, that would permit the Company to sell shares of the Company's common stock in connection with a proposed IPO. If the offering is consummated under the terms presently anticipated, all of the outstanding shares of the Company's convertible preferred stock will automatically convert into shares of common stock upon closing of the proposed IPO. The conversion of the convertible preferred stock has been reflected in the accompanying unaudited pro forma consolidated balance sheet.

1999 Stock Incentive Plan

     In May 1999, the Company's Board of Directors approved the 1999 Stock Incentive Plan under which 900 shares have been reserved for issuance. In addition, any shares not issued under the 1996 Equity Incentive Plan will also be available for grant. The number of shares reserved under the 1999 Stock Incentive Plan will automatically increase annually beginning on January 1, 2000 by the lesser of 3,000 shares or 5% of the total number of shares of common stock outstanding. Under the 1999 Stock Incentive Plan, eligible individuals may be granted options to purchase common shares or may be issued shares of common stock directly.

1999 Employee Stock Purchase Plan

     The Company's Board of Directors adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan") in May 1999. The Purchase Plan is pending approval by the stockholders. A total of 500 shares have been reserved for issuance. The number of shares reserved will automatically increase annually beginning on January 1, 2000 by the lesser of 1,000 or 2% of the total number of common stock shares outstanding.

Loan and Security Agreement (Unaudited)

     In May 1999, the Company entered into a loan and security agreement evidenced by a secured promissory note of $2,500. The note has a stated interest rate of 12.76% with interest-only payments due monthly. The final interest and principal payment is due in May 2000. In connection with the note, the Company issued a warrant to purchase 45 shares of Series D preferred stock at $6.25 per share. The warrant is immediately exercisable and expires in May 2009. The Company estimated the fair value of the warrant on the grant date to be $157 using the Black-Scholes model. The Company will amortize the value to interest expense over the term of the note.

                             DESCRIPTION OF ARTWORK


INSIDE FRONT COVER

     Centered at the top of the Inside Cover, is the caption, "Shaping the Internet for Business. Packeteer provides bandwidth management solutions that enhance the performance of mission-critical applications running over enterprise wide-area networks and the Internet. This is accomplished using a comprehensive 4-step process."

     Under the caption is a circle consisting of four large arrows pointing in a clockwise direction. In the middle of the circle is the Packeteer logo. Embedded in the stem of each arrow is one word reading as follows beginning with the arrow in the upper left section of the circle: "Classify", "Analyze", "Control" and "Report." At the outside of each arrow is a caption and a quotation. Outside the arrow embedded with the word "Classify" is the caption, "Discover & Classify Traffic" followed by the words, "Identifying the types of network traffic competing for limited bandwidth is the first step toward solving the problem. Packeteer discovers and classifies traffic, often exposing applications our customers do not even realize were sneaking onto their networks." Outside the arrow embedded with the word, "Analyze" is the caption, "Analyze Network Behavior" followed by the words, "Packeteer technology shows how limited bandwidth is consumed. When customers realize that a majority of their bandwidth is being devoured by casual web browsing, it becomes obvious why critical applications move so slowly." Outside the arrow embedded with the word "Control" is the caption, "Control Bandwidth Allocation" followed by the words, "Packeteer enables customers to protect the performance of critical applications like SAP and Oracle with bandwidth policies. Control less important traffic while giving voice and video streams the bandwidth they require for clear reception. Outside the arrow embedded with the word "Report" is the caption "Report on Performance" followed by the words "Packeteer's graphs and reports prove to internal and external customers that applications continue to perform despite a constantly growing network. If an application such as PeopleSoft becomes too slow, customers can set a policy to protect the application and keep employees productive."

     Below the circle are two cutaway diagrams of bandwidth cable. The left diagram, entitled "Before PacketShaper," illustrates how the use of bandwidth for "Heavy Web & FTP traffic" causes the performance of "Mission-Critical Applications" to suffer. The right diagram, entitled "After PacketShaper," illustrates guaranteed bandwidth for Mission-Critical Applications regardless of how heavy Web and FTP traffic is.

     At the bottom of the Inside Cover is a picture of three PacketShapers next to the words, "PacketShaper 1000, 2000 & 4000. Packeteer's stand-alone bandwidth management solutions. PacketWise embedded technology for OEMs," followed by the PacketWise logo.

BACK INSIDE COVER

     The back inside cover has a caption reading, "Take Control of Your Network. Packeteer's PacketShaper is controlled and monitored through a web-browser interface that enables network managers with a password to configure, control and monitor the PacketShaper from anywhere via a network connection. Some sample screens are shown." On the remainder of the page are five overlapping computer screenshots displaying various reports on Internet traffic produced by the PacketWise software.

BACK COVER

      Packeteer logo.


DIAGRAM OF BOTTLENECK FIGURE ON PAGE 32 OF PROSPECTUS

      A diagram entitled "Bandwidth Bottleneck" shows an hourglass shape lying on its side. On the left end of the diagram are wide lines which narrow into very thin lines through the center of the hourglass and then become wider again as the hourglass becomes wider to the right. Above the left end of the diagram is the caption "Enterprise Local Area Network" and below the diagram is the caption "10/100/1000 Ethernet Growing." Above the middle of the hourglass is the caption "WAN Access Link" and below is the caption "56K -- 1.5 Mbps." Above the right of the hourglass is the caption "Service Provider Backbone Network" and below is the caption "OC-3, OC-12, OC-192 & Growing."


DIAGRAM OF NETWORK TOPOLOGY DIAGRAM ON PAGE 37 OF PROSPECTUS

     On the left are three pictures. The first two are computers with the captions "Web Server" and "File Server", respectively. The third is a cloud-like shape representing the "Enterprise Local Area Network." Lines from each of the above converge to a box to the right with the words "PacketShaper 2000" above it. To the right of the PacketShaper 2000, and connected by a line, is a circular depiction of a router entitled "Internet Access Router." To the right of the router and connected to it by a line is a cloud-shaped representation of the Internet. Running from the top of the Internet is a line connecting to another "Internet Access Router." Such line continues above the router to a box representing a "PacketShaper 4000." Splitting off from the PacketShaper 4000 are two lines, each running to a graphic depiction of a computer next to the caption "ISP Web Server Farm." Running from the cloud-like depiction of the Internet are four lines, each connected to a graphic depiction of a computer labeled, from top to bottom, as follows: "28.8 Modem Low-Speed User", "T-1 High-Speed User", "ISDN/xDSL Mid-Speed User" and "14.4 Modem Low-Speed User."

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Packeteer in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

SEC Registration Fee........................................  $   15,346
NASD Filing Fee.............................................       6,020
Nasdaq National Market Listing Fee..........................      66,710
Printing and Engraving Expenses.............................     175,000
Legal Fees and Expenses of Packeteer........................     400,000
Accounting Fees and Expenses................................     350,000
Blue Sky Fees and Expenses..................................       5,000
Transfer Agent Fees.........................................       8,000
Miscellaneous...............................................      23,924
                                                              ----------
  Total.....................................................  $1,050,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Packeteer's Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Packeteer's Certificate of Incorporation provides that, subject to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to Packeteer and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Packeteer or its stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Packeteer has entered into indemnification agreements with its officers and directors, a form of which is filed as Exhibit 10 to this Registration Statement (the "Indemnification Agreements"). The Indemnification Agreements provide Packeteer's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to Section 6 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of Packeteer against certain liabilities, and Section 3.7 of the Amended and Restated Investors' Rights Agreement contained in Exhibit 4.2 hereto, indemnifying certain of Packeteer's stockholders, including controlling stockholders, against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since January 25, 1996, Packeteer has issued and sold the following securities:

     1. Packeteer issued and sold 4,788,050 shares of its Common Stock to employees and consultants for an aggregate purchase price of $1,064,820 pursuant to the exercise of options under its 1996 Equity Incentive Plan (Exhibit 10.8).

     2. On February 14, 1996 and April 26, 1996, Packeteer issued 2,800,000 shares of its Series A Preferred Stock, for an aggregate purchase price of $700,000 to several investors.

     3. On September 12, 1996 and October 4, 1996, Packeteer issued and sold an aggregate of 4,821,860 shares of its Series B Preferred Stock for an aggregate purchase price of $4,821,860 to several investors.

     4. On June 19, 1997 and July 18, 1997, Packeteer issued and sold an aggregate of 2,216,320 shares of its Series C Preferred Stock for an aggregate purchase price of $4,432,640 to several investors.

     5. On April 16, 1998 and July 15, 1998, Packeteer issued and sold an aggregate of 2,552,821 shares of its Series D Preferred Stock for an aggregate purchase price of $10,058,115 to several investors.

     6. On June 3, 1997, Packeteer issued warrants to purchase 42,000 shares of its Series B Preferred Stock, at an exercise price of $1.00 per share and on June 16, 1998 Packeteer issued warrants to purchase 15,863 shares of its Series D Preferred Stock, at an exercise price of $3.94 per share, to Comdisco Inc. in connection with an equipment leasing transaction.

     7. On January 21, 1999, in connection with a subordinated loan and security agreement, Packeteer issued warrants to purchase 97,765 shares of its Series D Preferred Stock, at an exercise price of $3.58 per share, to Comdisco Inc.

     8. On May 24, 1999, Packeteer issued warrants to purchase 45,000 shares of Series D Preferred Stock at an exercise price of $6.25 per share, to Meier Mitchell.

     The issuances described in paragraph 1 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The issuances of the securities described in paragraphs 2 through 7 were deemed to be exempt from registration under the Act in reliance on Section 4(2) of the Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with Packeteer, to information about Packeteer.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The exhibits and schedule listed in the Exhibit Index and Schedule are filed as part of this Registration Statement.

(a) EXHIBITS


EXHIBIT
 NUMBER                           EXHIBIT TITLE
--------                          -------------
 1.1**     Form of Underwriting Agreement by and among the Registrant,
           BancBoston Robertson Stephens Inc., Bear, Stearns & Co. Inc.
           and Dain Rauscher Wessels, a division of Dain Rauscher
           Incorporated.
 3.1**     Registrant's Amended and Restated Certificate of
           Incorporation.
 3.2**     Registrant's Amended and Restated Bylaws.
 4.1       Form of Registrant's Specimen Common Stock Certificate.
 4.2**     Amended and Restated Investors' Rights Agreement, among the
           Registrant and the investors and founders named therein,
           dated as of April 16, 1998.
 5.1**     Legal Opinion of Brobeck, Phleger & Harrison LLP, counsel
           for the Registrant.
10.1**     Lease Agreement between Packeteer and Eldon R. Hoffman dated
           August 25, 1997.
10.2+**    OEM Agreement between Packeteer and ADC Telecommunications,
           Inc., dated December 17, 1998.
10.3+**    Reseller Agreement between Packeteer and Alcatel Business
           Systems, dated May 7, 1999.
10.4**     Loan and Security Agreement between Packeteer and Silicon
           Valley Bank, dated January 1, 1999.
10.5**     Export-Import Bank Loan and Security Agreement between
           Packeteer and Silicon Valley Bank, dated January 19, 1999.
10.6**     Subordinated Loan and Security Agreement between Packeteer and Comdisco, Inc., dated January 21, 1999.
10.7**     Master Lease Agreement between Packeteer and Comdisco, Inc., dated June 3, 1997.
10.8**     Registrant's 1996 Equity Incentive Plan.
10.9**     Registrant's 1999 Stock Incentive Plan.
10.10      Registrant's 1999 Employee Stock Purchase Plan.
10.11**    Form of Indemnity Agreement entered into by Registrant with each of its executive officers and directors.
10.12+**   Loan and Security Agreement between Packeteer and MMC/GATX
           Partnership No. 1 dated May 20, 1999.
10.13+**   OEM Agreement between Packeteer and Lucent Technologies,
           Inc. dated June 25, 1999.
10.14+**   OEM Agreement between Packeteer and Adtran, Inc. dated June
           29, 1999.
21.1**     Subsidiaries.
23.1       Independent Auditors' Consent and Report on Schedule.
23.2**     Consent of Counsel (see Exhibit 5.1).
24.1**     Power of Attorney.
27.1**     Financial Data Schedule.


-------------------------
** Previously filed.

 + Confidential treatment has been requested as to portions of this exhibit.

(b) SCHEDULES

     Schedule II -- Valuation and Qualifying Accounts and Reserves

ITEM 17. UNDERTAKINGS

     Packeteer hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Packeteer pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of Packeteer, Indemnification Agreements entered into between Packeteer and its officers and directors, the Underwriting Agreement, or otherwise, Packeteer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Packeteer of expenses incurred or paid by a director, officer, or controlling person of Packeteer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Packeteer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Packeteer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                PACKETEER, INC.
                                AND SUBSIDIARIES

         SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
       PERIOD FROM JANUARY 25, 1996 (INCEPTION) TO DECEMBER 31, 1996 AND
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
                                 (IN THOUSANDS)

                                                          ADDITIONS
                                             BALANCE AT   CHARGED TO                BALANCE AT
                                             BEGINNING    COSTS AND                   END OF
                                             OF PERIOD     EXPENSES    DEDUCTIONS     PERIOD
                                             ----------   ----------   ----------   ----------
1996
  Accounts Receivable Allowances...........     $--          $ --         $ --         $ --
  Warranty Reserve.........................      --            --           --           --
1997
  Accounts Receivable Allowances...........      --            37           --           37
  Warranty Reserve.........................      --            32           --           32
1998
  Accounts Receivable Allowances...........      37           305          (49)         293
  Warranty Reserve.........................      32            85          (41)          76

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on this 21st day of July, 1999.


                                      PACKETEER, INC.

                                      By: /s/ DAVID YNTEMA
                                         ---------------------------------------
                                          David Yntema
                                          Chief Financial Officer and Secretary

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the persons whose signatures appear below, which persons have signed such Amendment No. 2 to Registration Statement in the capacities and on the dates indicated:



            SIGNATURE                               TITLE                        DATE
            ---------                               -----                        ----
                *                     President and Chief Executive         July 21, 1999
----------------------------------    Officer (Principal Executive
          Craig Elliott               Officer) and Director

         /s/ DAVID YNTEMA             Chief Financial Officer and           July 21, 1999
----------------------------------    Secretary (Principal Financial and
           David Yntema               Accounting Officer)

                *                     Chief Technical Officer and           July 21, 1999
----------------------------------    Director
          Robert Packer

                *                     Vice President, Engineering,          July 21, 1999
----------------------------------    Chief Operating Officer
          Brett Galloway              and Director

                *                     Director                              July 21, 1999
----------------------------------
         Steven Campbell

                *                     Director                              July 21, 1999
----------------------------------
         Joseph Graziano

                *                     Director                              July 21, 1999
----------------------------------
           Peter Morris

            SIGNATURE                               TITLE                        DATE
            ---------                               -----                        ----
                *                     Director                              July 21, 1999
----------------------------------
         William Stensrud

       By: /s/ DAVID YNTEMA
----------------------------------
           David Yntema
         Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            EXHIBIT TITLE
-------                           -------------
 1.1**     Form of Underwriting Agreement by and among the Registrant,
           BancBoston Robertson Stephens Inc., Bear, Stearns & Co. Inc.
           and Dain Rauscher Wessels, a division of Dain Rauscher
           Incorporated.
 3.1**     Registrant's Amended and Restated Certificate of
           Incorporation.
 3.2**     Registrant's Amended and Restated Bylaws.
 4.1       Form of Registrant's Specimen Common Stock Certificate.
 4.2**     Amended and Restated Investors' Rights Agreement, among the
           Registrant and the investors and founders named therein,
           dated July 15, 1998.
 5.1**     Legal Opinion of Brobeck, Phleger & Harrison LLP, counsel
           for the Registrant.
10.1**     Lease Agreement between Packeteer and Eldon R. Hoffman dated
           August 25, 1997.
10.2+**    OEM Agreement between Packeteer and ADC Telecommunications,
           Inc., dated December 17, 1998.
10.3+**    Reseller Agreement between Packeteer and Alcatel Business
           Systems, dated May 7, 1999.
10.4**     Loan and Security Agreement between Packeteer and Silicon
           Valley Bank, dated January 1, 1999.
10.5**     Export-Import Bank Loan and Security Agreement between
           Packeteer and Silicon Valley Bank, dated January 19, 1999.
10.6**     Subordinated Loan and Security Agreement between Packeteer and Comdisco, Inc., dated January 21, 1999.
10.7**     Master Lease Agreement between Packeteer and Comdisco, Inc., dated June 3, 1997.
10.8**     Registrant's 1996 Equity Incentive Plan.
10.9**     Registrant's 1999 Stock Incentive Plan.
10.10      Registrant's 1999 Employee Stock Purchase Plan.
10.11**    Form of Indemnification Agreement entered into by Registrant with each of its executive officers and directors.
10.12+**   Loan and Security Agreement between Packeteer and MMC/GATX
           Partnership No. 1 dated May 20, 1999.
10.13+**   OEM Agreement between Packeteer and Lucent Technologies,
           Inc. dated June 25, 1999.
10.14+**   OEM Agreement between Packeteer and Adtran, Inc. dated June
           29, 1999.
21.1**     Subsidiaries.
23.1       Independent Auditors' Consent and Report on Schedule.
23.2**     Consent of Counsel (see Exhibit 5.1).
24.1**     Power of Attorney (see page II-6).
27.1**     Financial Data Schedule.


-------------------------

 ** Previously filed.


  + Confidential treatment has been requested as to portions of this exhibit.